                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              CRUISE AMERICA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          $18,088

     (2)  Form, Schedule or Registration Statement No.:

          333-42327

     (3)  Filing Party:

          Budget Group, Inc.

     (4)  Date Filed:

          December 16, 1997

[CRUISE AMERICA LETTERHEAD]

                                                               December 29, 1997

Dear Fellow Shareholder:

     You are cordially invited to attend a special meeting (the "Special Meeting") of the shareholders of Cruise America, Inc. ("Cruise America") to be held on Wednesday, January 28, 1998 at 9:00 a.m., local time, at Cruise America's corporate headquarters located at 11 West Hampton Avenue, Mesa, Arizona.

     At the Special Meeting, we will ask you to consider and vote upon a proposal to approve the Plan and Agreement of Merger (the "Merger Agreement") among Cruise America, Budget Group, Inc., a Delaware corporation ("Budget"), and CA Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Budget ("Sub"). Under the terms of the Merger Agreement, Sub will merge with and into Cruise America (the "Merger") and each share of Cruise America Common Stock that you own will be converted into the right to receive 0.28073 of a share of Budget Class A Common Stock (and cash in lieu of fractional shares). If the Merger takes place, Cruise America will become a wholly owned subsidiary of Budget.

     THE BOARD OF DIRECTORS OF CRUISE AMERICA HAS DETERMINED THAT THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF CRUISE AMERICA AND ITS SHAREHOLDERS. THE BOARD HAS ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     The Merger is subject to certain conditions, including approval by the holders of a majority of the outstanding shares of Cruise America Common Stock and by various regulatory authorities.

     The accompanying Proxy Statement/Prospectus provides detailed information about the proposed Merger. I encourage you to read it thoroughly. In addition, you can find more information about Budget and Cruise America in the documents they have filed with the Securities and Exchange Commission.

     Your vote is very important. We have enclosed a proxy card for your Cruise America Common Stock. Whether or not you plan to attend the Special Meeting, please take the time to complete, sign and date the enclosed proxy card and return it in the enclosed postage paid envelope. If you plan to attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. We appreciate your prompt cooperation.

                                          Sincerely,

                                          /s/ ROBERT A. SMALLEY
                                          Robert A. Smalley
                                          Chairman of the Board

[CRUISE AMERICA LETTEREHEAD]

                              CRUISE AMERICA, INC.
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 28, 1998
                             ---------------------

     Cruise America, Inc. ("Cruise America") will hold a special meeting of shareholders (the "Special Meeting") on Wednesday, January 28, 1998, at 9:00 a.m., local time, at Cruise America's corporate headquarters located at 11 West Hampton Avenue, Mesa, Arizona, for the following purposes:

          (1) To consider and vote upon a proposal to approve the Plan and Agreement of Merger, dated as of November 25, 1997 (the "Merger Agreement"), among Cruise America, Budget Group, Inc. ("Budget") and CA Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Budget ("Sub"). The Merger Agreement provides for the merger of Sub with and into Cruise America, as a result of which Cruise America will become a wholly owned subsidiary of Budget. Under the Merger Agreement, each share of Cruise America Common Stock will be converted into the right to receive
     0.28073 of a share of Budget Class A Common Stock (and cash in lieu of fractional shares); and

          (2) To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     The record date for determining shareholders of Cruise America entitled to vote at the Special Meeting or any adjournment or postponement thereof is December 24, 1997. The affirmative vote of holders of a majority of the outstanding shares of Cruise America Common Stock is required for the approval of the Merger Agreement and the transactions contemplated thereby.

     The Board of Directors of Cruise America unanimously recommends that the shareholders of Cruise America vote to approve the Merger Agreement and the transactions contemplated thereby, which are described in detail in the accompanying Proxy Statement/Prospectus. Please sign and promptly return the proxy card in the enclosed envelope, whether or not you expect to attend the Special Meeting.

                                          By order of the Board of Directors

                                          /s/ ERIC R. BENSON
                                          Eric R. Bensen, Secretary

Mesa, Arizona
December 29, 1997

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                              CRUISE AMERICA, INC.

                                PROXY STATEMENT
                             SPECIAL MEETING TO BE
                            HELD ON JANUARY 28, 1998

                             ---------------------

                               BUDGET GROUP, INC.
                                   PROSPECTUS
                         SHARES OF CLASS A COMMON STOCK

                             ---------------------

    We are furnishing this Proxy Statement/Prospectus to the shareholders (the "Cruise America Shareholders") of Cruise America, Inc. ("Cruise America") in connection with the solicitation of proxies on behalf of the Board of Directors of Cruise America for the special meeting of shareholders (the "Special Meeting") to be held on Wednesday, January 28, 1998 at 9:00 a.m., local time, at Cruise America's corporate headquarters at 11 West Hampon Avenue, Mesa, Arizona. At the Special Meeting, we will ask Cruise America Shareholders to consider and vote on a proposal to approve and adopt the Plan and Agreement of Merger (the "Merger Agreement") dated as of November 25, 1997, among Cruise America, Budget Group, Inc. ("Budget") and CA Acquisition Corporation, a wholly owned subsidiary of Budget ("Sub"), pursuant to which Sub will merge with and into Cruise America and Cruise America will become a direct or indirect wholly owned subsidiary of Budget (the "Merger"). If the Merger takes place, each outstanding share of common stock, $.01 par value per share, of Cruise America ("Cruise America Common Stock"), will be converted into the right to receive 0.28073 of a share of Class A Common Stock, $.01 par value per share, of Budget ("Budget Common Stock"), and cash, without interest, in lieu of fractional shares (the "Merger Consideration"). The Merger is conditioned upon, among other things, approval of the Merger Agreement by the holders of a majority of the outstanding shares of Cruise America Common Stock.

     Your vote is important. Whether or not you intend to be present at the Special Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed envelope. If you choose to attend the Special Meeting, you may revoke your proxy and personally cast your votes.

     FOR CERTAIN FACTORS WHICH YOU SHOULD CONSIDER IN EVALUATING THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 12.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE SHARES OF BUDGET COMMON STOCK TO BE ISSUED IN THE
MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE.

    This Proxy Statement/Prospectus also constitutes a prospectus of Budget relating to the issuance of shares of Budget Common Stock to Cruise America Shareholders pursuant to the Merger Agreement. Budget has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the shares of Budget Common Stock to be issued in the Merger.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED DECEMBER 29, 1997. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO CRUISE AMERICA SHAREHOLDERS NOR THE ISSUANCE OF SHARES OF BUDGET COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

    This Proxy Statement/Prospectus is not an offer to sell or a solicitation of an offer to purchase Budget Common Stock in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it would be unlawful.

    Information contained in this Proxy Statement/Prospectus regarding Budget has been furnished by Budget, and information contained in this Proxy Statement/Prospectus regarding Cruise America has been furnished by Cruise America.

    THIS PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING PROXY CARD ARE FIRST BEING MAILED TO THE CRUISE AMERICA SHAREHOLDERS ON OR ABOUT DECEMBER 29, 1997.

                             ---------------------

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS DECEMBER 29, 1997.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................    1
  The Companies.............................................    2
     Budget.................................................    2
     Cruise America.........................................    3
     Recommendation of the Cruise America Board.............    3
  The Merger................................................    3
     Background and Structure of the Merger.................    3
     Reasons for the Merger.................................    4
     Terms of the Merger Agreement..........................    4
     Regulatory Approvals...................................    5
     Dissenter's/Appraisal Rights...........................    6
     Irrevocable Proxy Agreements...........................    6
     Vote Required; Security Ownership of Management........    6
     Interests of Certain Persons in the Merger.............    6
     Certain Federal Income Tax Consequences................    6
     Amendment to Cruise America's Rights Agreement.........    6
     Opinion of Cruise America's Financial Advisor..........    7
     Anticipated Accounting Treatment.......................    7
     Resale of Budget Common Stock..........................    7
  Markets and Market Prices.................................    8
  Comparative Per Share Information.........................   10
Risk Factors................................................   12
  Stock Price Fluctuations..................................   12
  Benefits to Certain Directors and Officers of Cruise
     America; Possible Conflicts of Interest................   12
  Differences in Rights of Cruise America Shareholders......   12
  Termination Payments If Merger Fails to Occur.............   13
  Substantial Leverage; Ability to Service Debt.............   13
  Availability of Financing.................................   13
  Integration of Budget Acquisition.........................   14
  Ability to Implement Growth Strategy......................   14
  Judgment Against Cruise America...........................   14
  Competition...............................................   15
  Restrictions Imposed by Indebtedness......................   15
  Potential Changes in Manufacturers' Repurchase Programs...   15
  Seasonality...............................................   16
  Costs of Regulatory and Environmental Compliance..........   16
  Dependence on Principal Supplier..........................   16
  Risks of International Operations.........................   16
  Dependence on Principal Executive Officers................   17
  Substantial Voting Power by Principal Executive
     Officers...............................................   17
  Potential Anti-Takeover Effects of Charter and Bylaw
     Provisions; Possible Issuances of Preferred Stock......   17
The Cruise America Proxy Solicitation Process...............   17
  Special Meeting...........................................   17
  Record Date and Shares Entitled to Vote...................   18
  Vote Required; Security Ownership of Management...........   18
  Solicitation and Revocation of Proxies....................   18
The Merger..................................................   19
  Background of the Merger..................................   19
  Reasons for the Merger....................................   20


                                       (i)

                                                              PAGE
                                                              ----
  Opinion of Cruise America's Financial Advisor.............   21
  Terms of the Merger Agreement.............................   26
  Regulatory Approvals......................................   29
  Dissenter's/Appraisal Rights..............................   29
  Irrevocable Proxy Agreements..............................   29
  Effective Time of the Merger and Exchange of Shares.......   29
  Recommendation of the Cruise America Board................   30
  Interests of Certain Persons in the Merger................   30
  Anticipated Accounting Treatment..........................   31
  Certain Federal Income Tax Consequences...................   31
  Resale of Budget Common Stock.............................   32
Comparison of Rights of Holders of Cruise America Common
  Stock and Budget Common Stock.............................   33
  Authorized Capital Stock..................................   33
  Dividends and Other Distributions.........................   33
  Special Meeting of Stockholders...........................   33
  Voting Requirements Generally.............................   34
  Amendment of Certificate or Articles of Incorporation.....   34
  Amendment of Bylaws.......................................   34
  Action by Written Consent.................................   35
  Voting in the Election of Directors.......................   35
  Number and Qualification of Directors.....................   35
  Removal of Directors......................................   36
  Dissenter's/Appraisal Rights..............................   36
  Preemptive Rights.........................................   36
  Liquidation Rights........................................   37
  Anti-Takeover Provisions..................................   37
  Transactions Involving Officers or Directors..............   39
  Indemnification...........................................   39
  Directors' Liability......................................   40
  Shareholder Approval of Merger............................   40
Selected Historical Financial Data of Budget................   42
Selected Historical Financial Data of BRACC.................   44
Selected Historical Financial Data of Cruise America........   46
Unaudited Pro Forma Financial Data..........................   47
Business of Budget..........................................   62
  General...................................................   62
  The Budget Acquisition....................................   62
  Recent Developments.......................................   63
Business of Cruise America..................................   63
  General...................................................   63
  Pending Litigation........................................   64
Cruise America Principal Shareholders.......................   65
Experts.....................................................   67
Legal Matters...............................................   67
Where You Can Find More Information.........................   67

Annex A: Merger Agreement...................................  A-1
Annex B: Fairness Opinion...................................  B-1


                                      (ii)

                                    SUMMARY

     Certain matters discussed in this Proxy Statement/Prospectus are forward looking statements within the meaning of the federal securities laws. Although Budget and Cruise America believe that the expectations reflected in such forward looking statements are based upon reasonable assumptions, they can give no assurance that their expectations will be achieved. Factors that could cause actual results to differ materially from Budget's and Cruise America's current expectations include, but are not limited to, general economic conditions and other risks described in this document under the heading "Risk Factors" (Page
12) or included from time to time in Budget's and Cruise America's reports filed with the Commission, including their annual reports on Form 10-K. This summary highlights selected information from this document, and may not contain all of the information that is important to you. To better understand the Merger, you should read this entire document carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information." (Page 67)

Q:     WHY IS CRUISE AMERICA MERGING WITH BUDGET? (See Page 20).
A:     Cruise America's board of directors (the "Cruise America Board") believes that the Merger is in your best interest and the best interest of Cruise America.

Q:     WHAT WILL I BE ENTITLED TO RECEIVE FOR MY SHARES OF CRUISE AMERICA COMMON
STOCK?
A:     You will be entitled to receive 0.28073 of a share of Budget Common Stock for each share of Cruise America Common Stock you now own. This is the "exchange ratio." Budget will not issue fractional shares in the Merger. As a result, the total number of shares of Budget Common Stock that you will receive in the Merger will be rounded down to the nearest whole number. You will be entitled to receive a cash payment, without interest, for the value of the remaining fraction of a share of Budget Common Stock that you would otherwise be entitled to receive based on the market value (as determined in the Merger Agreement) of a share of Budget Common Stock at the time of the Merger. The Budget Common Stock and cash in place of fractional shares that Cruise America Shareholders are entitled to receive in connection with the Merger is referred to as the "Merger Consideration."

Q:     PLEASE EXPLAIN THE EXCHANGE RATIO.
A:     Cruise America Shareholders will be entitled to receive 0.28073 of a share of Budget Common Stock in exchange for each share of Cruise America Common Stock they own. For example, if you currently own 100 shares of Cruise America Common Stock, then after the Merger you will be entitled to receive 28 shares of Budget Common Stock and a check for the market value (as determined in the Merger Agreement) of the 0.073 fractional share.

Q:     WHAT DO I NEED TO DO NOW?
A:     Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that we may vote your shares at the Special Meeting. Cruise America's Board unanimously recommends that you vote in favor of the proposed Merger.

Q:     CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?
A:     Yes. You can change your vote at any time before the Special Meeting. You can do so in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy to the Secretary of Cruise America at the address below. Second, you can complete a new proxy card and send it to the Secretary of Cruise America at the address below. Third, you can attend the Special Meeting and vote in person. You should send any written notice revoking your proxy, or any request for a new proxy card, to the Secretary of Cruise America at the following address:
      Cruise America, Inc., 11 West Hampton Avenue, Mesa, Arizona 85210-5258,
      Attention: Eric R. Bensen.

Q:     SHOULD I SEND IN MY STOCK CERTIFICATES NOW?
A:     No. After the Merger takes place, you will receive instructions on how to exchange your shares of Cruise America Common Stock for shares of Budget Common Stock and the cash payment for any fractional share.

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?
A: We are working to complete the Merger in the first quarter of 1998. However, it is possible that delays in obtaining regulatory approvals or other consents could require us to postpone the Merger until a later time.

Q: HOW WILL I DETERMINE THE FEDERAL INCOME TAX BASIS OF MY SHARES OF BUDGET COMMON STOCK AFTER THE MERGER?
A: Your tax basis for the shares of Budget Common Stock that you receive in the Merger, including any fractional share interest for which you will be entitled to receive cash, will equal your basis in the Cruise America Common Stock exchanged in the Merger.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT CRUISE AMERICA AND BUDGET? (See page 67)
A: Accompanying this Proxy Statement/Prospectus are Cruise America's most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. These documents contain additional information about Cruise America. Certain other documents containing information on Cruise America are incorporated by reference in this Proxy Statement/Prospectus. Budget's most recent Annual Report on Form 10-K, its quarterly reports on Form 10-Q and certain other documents containing information on Budget are incorporated by reference in this Proxy Statement/Prospectus. You may obtain copies of these documents by requesting them in writing or by telephone from Cruise America (602-464-7300) or Budget (904-238-7035), as the case may be.

                                 THE COMPANIES

BUDGET

     Budget and its franchisees (together, the "Budget System") operate the third largest worldwide general use car and truck rental system, with approximately 3,200 locations and a peak fleet size during 1996 of 266,000 cars and 18,000 trucks. The Budget System has locations in both the airport and local (downtown and suburban) markets in all major metropolitan areas in the United States, in many other small and mid-size U.S. markets and in more than 110 countries worldwide. The Budget System had approximately 455 company-owned locations in the United States at December 31, 1996, accounting for approximately 76% of 1996 U.S. system-wide revenues. In addition, Budget franchisees operated approximately 500 royalty-paying franchise locations in the United States at December 31, 1996. The Budget System is one of only three vehicle rental systems that offer rental vehicles throughout the world under a single brand name, with locations in Europe, Canada, Latin America, the Middle East, Asia/Pacific and Africa. The Budget System currently maintains more local market rental locations throughout the world than most of its major competitors. The Budget System is also unique among major car rental systems in that it rents trucks in most major markets worldwide. The Budget System's consumer truck rental fleet is the fourth largest in the United States. The Budget System had vehicle rental revenues of $2.5 billion for 1996 after giving effect to the Budget Acquisition (as defined below).

     Budget is also one of the largest independent retailers of late model vehicles in the United States, with 26 retail car sales facilities and pro forma revenues of $246.9 million for 1996. Budget operates its retail car sales facilities under the name "Budget Car Sales".

     On April 29, 1997, Budget acquired all the capital stock of Budget Rent a Car Corporation ("BRACC") pursuant to a series of stock purchase agreements among Team Rental Group, Inc. ("TEAM") ("TEAM" refers to Budget and its subsidiaries prior to the Budget Acquisition), Ford Motor Company ("Ford"), BRACC, and the common stockholder of BRACC (the "Budget Acquisition").

     Budget's executive offices are located at 125 Basin Street, Suite 210, Daytona Beach, Florida 32114, and its telephone number is (904) 238-7035.

CRUISE AMERICA

     Cruise America believes it is one of the largest companies in North America specializing in the rental and sale of recreational vehicles (RVs). Cruise America began rental and sales operations in Miami, Florida in 1972, with an initial strategy to locate rental centers in metropolitan gateway cities which are destinations for large numbers of domestic and international travelers. Since that time, Cruise America has established 91 additional rental and/or sales locations across the United States and Canada. At April 30, 1997, Cruise America operated a total of 16 Hub offices, 76 Satellite offices, and a rental fleet of 2,810 RVs.

     Besides rentals, Cruise America sells new and used RVs (including vehicles retired from the rental fleet) from its Hub offices. The sales effort is marketed under the name RV DEPOT and for the year ended April 30, 1997, RV sales represented approximately 44% of total revenue.

     Cruise America's executive offices are located at 11 West Hampton Avenue, Mesa, Arizona 85210-5258, and its telephone number is (602) 464-7300.

RECOMMENDATION OF THE CRUISE AMERICA BOARD

     The Cruise America Board has unanimously adopted the Merger Agreement and unanimously recommends that you vote FOR the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

                                   THE MERGER

     The Merger Agreement, which is the legal document that governs the Merger, is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by this reference. We encourage you to read the Merger Agreement carefully.

BACKGROUND AND STRUCTURE OF THE MERGER (See page 19)

     In the fall of 1996, and again in the spring of 1997, Sanford Miller, Chief Executive Officer of Budget, and Randall S. Smalley, Chief Executive Officer of Cruise America, engaged in several informal discussions relating to a possible business combination between the companies, including a merger. During the period between July 28, 1997 and August 19, 1997, senior executives of Budget and Cruise America had further discussions and began to discuss the possible terms of a merger between the companies. None of such discussions resulted in any agreement.

     On August 20, 1997, Budget indicated that, subject to negotiation of acceptable terms and conditions, it may be interested in a possible merger between Budget and Cruise America in which Cruise America Shareholders would receive $8.50 per share in Budget Common Stock for each share of Cruise America Common Stock owned by them. Cruise America responded to Budget that the $8.50 per share consideration was inadequate.

     On October 1, 1997, following Cruise America's response, Budget indicated that, subject to negotiation of acceptable terms and conditions, it may be interested in a possible merger between Budget and Cruise America in which Cruise America Shareholders would receive $9.50 per share in Budget Common Stock for each share of Cruise America Common Stock owned by them. On October 9, 1997, senior executives of Cruise America and Budget met to discuss a possible $9.50 per share transaction. Between October 10, 1997 and October 15, 1997, senior executives of Cruise America and its legal counsel and senior executives of Budget and its legal counsel held several discussions concerning the terms and conditions of a non-binding letter of intent with respect to such merger transaction.

     On October 15, 1997, the Cruise America Board met to review and discuss the material provisions of the non-binding letter of intent, including those relating to the financial consideration, structure, tax treatment, conditions to closing and exclusivity. During the meeting, Cruise America's outside legal counsel also reviewed with the Cruise America Board the legal standards applicable to its consideration of the proposed merger transaction.

     Between October 15 and October 19, 1997, Cruise America and Budget continued to have discussions in order to finalize the letter of intent. On October 20, 1997, Budget and Cruise America signed the non-binding letter of intent with respect to the proposed Merger and Budget and Cruise America issued a press release announcing the proposed Merger.

     Pursuant to an engagement letter dated October 28, 1997, Cruise America retained Peacock, Hislop, Staley & Given, Inc. ("PHS&G") to serve as its financial advisor in connection with the Merger. The Merger Agreement was negotiated during October and November.

     A special telephonic meeting of the Board of Directors of Budget (the "Budget Board") was held on November 20, 1997. Prior to the meeting, the members of the Budget Board had received a draft of the Merger Agreement. The Budget Board reviewed and discussed the substantive provisions of the transaction, including the Merger Consideration, the conditions to closing of the Merger, the Termination Fee (as hereinafter defined) and the existence of an outstanding judgment against Cruise America in the amount of approximately $10.0 million. Following this review and discussion, the Budget Board voted to adopt and approve the Merger Agreement and the transactions contemplated thereby.

     On November 25, 1997, a special meeting of the Cruise America Board was held at Cruise America's headquarters in Mesa, Arizona. At the meeting, a representative of PHS&G made a presentation to the Cruise America Board which included an analysis of the historical market prices and trading activity of each of Cruise America Common Stock and Budget Common Stock; a comparison of the financial position and operating results of each of Cruise America and Budget on a stand-alone basis (using various methodologies). PHS&G rendered its opinion that, as of such date and based on the assumptions and subject to the qualifications and limitations set forth therein, the Merger Consideration was fair to Cruise America Shareholders from a financial point of view. Following discussion of and questions by the Cruise America Board to the PHS&G representative, the Cruise America Board voted unanimously to adopt and approve the Merger Agreement and the transactions contemplated thereby, and to recommend that the Cruise America Shareholders vote to approve the Merger Agreement and the transactions contemplated thereby.

     The Cruise America Board considered the terms of the Merger Agreement, including the Merger Consideration, the conditions to closing, the representations and warranties and the Termination Fee before deciding to recommend that the Cruise America Shareholders approve the Merger Agreement.

REASONS FOR THE MERGER (See Page 20)

     Cruise America. In approving and adopting the Merger Agreement and formulating its recommendation that the Cruise America Shareholders approve the Merger Agreement and the consummation of the Merger, the Cruise America Board considered a number of factors, including without limitation, the following: (i) their familiarity with and review of Cruise America's business; (ii) the opinion of PHS&G rendered to them on November 25, 1997 that, as of such date and based on the assumptions and subject to the qualifications and limitations set forth therein, the Merger Consideration was fair to the Cruise America Shareholders from a financial point of view; (iii) the terms of the Merger Agreement, including the Merger Consideration; and (iv) their review of alternatives to the proposed Merger for enhancing shareholder value.

     Budget. The Budget Board approved the Merger Agreement and the Merger after consulting with Budget's management and legal counsel and after considering several factors, including, without limitation, the following: (i) the compatibilities and potential synergies of Budget and Cruise America; (ii) the enhanced market position of Cruise America and Budget as a result of the Merger; (iii) the reduction of Cruise America's fleet costs; and (iv) the discussions with certain executive officers of Budget and its outside legal counsel.

TERMS OF THE MERGER AGREEMENT (See Page 26)

     General. If the Cruise America Shareholders approve the Merger Agreement and the other closing conditions are met, the Merger will occur at the Effective Time (as hereinafter defined). Following the Merger, Cruise America will continue as a direct or indirect wholly owned subsidiary of Budget.

     Exchange Ratio. Each Cruise America Shareholder will be entitled to receive 0.28073 of a share of Budget Common Stock for each share of Cruise America Common Stock owned before the Merger.

     Conditions to the Merger. The completion of the Merger depends upon the satisfaction of a number of conditions, including:

        - Cruise America Shareholder approval,

        - clearance under United States antitrust laws (clearance thereunder was granted effective as of December 19, 1997),

        - receipt of an opinion of Budget's counsel as to the tax-free nature of the Merger for federal income tax purposes (except for cash paid in place of fractional shares),

        - receipt of listing approval from the New York Stock Exchange ("NYSE") for the Budget Common Stock to be issued in the Merger,

        - the continued accuracy of each party's representations and warranties as set forth in the Merger Agreement,

        - the performance by each party of its obligations under the Merger Agreement, and

        - receipt by Budget of affiliate letters from possible affiliates of Cruise America.

Some of the conditions may be waived by the appropriate party. Conditions that cannot be waived include Cruise America Shareholder approval and clearance under United States antitrust laws.

     Effective Time. Subject to satisfaction or waiver of the conditions set forth in the Merger Agreement, the parties will cause the Merger to become effective immediately upon filing Articles of Merger with the Department of State of the State of Florida or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").

     Termination. Either Cruise America or Budget can terminate the Merger Agreement under various circumstances, including if (i) both parties consent in writing to termination; (ii) the Merger is not completed by May 31, 1998; (iii) a court or other governmental authority prohibits the Merger; or (iv) the Cruise America Board, in compliance with its fiduciary duties, withdraws its recommendation to the Cruise America Shareholders or approves another acquisition transaction.

     Fees and Expenses. Budget and Cruise America will pay their own fees, costs and expenses incurred in connection with the Merger Agreement except that the parties will equally divide printing and mailing costs associated with the Registration Statement (of which this Proxy Statement/Prospectus forms a part) and all filing and registration fees. In addition, Cruise America has agreed that, if the Merger Agreement is terminated under certain circumstances, including the withdrawal by the Cruise America Board of its recommendation to the Cruise America Shareholders, then Cruise America will pay Budget $1.8 million (the "Termination Fee") to reimburse and compensate Budget for its expense, time and lost opportunity costs in connection with the matters contemplated by the Merger Agreement. Also, Cruise America may owe Budget an additional fee (not less than $1.2 million) if it enters into an agreement with respect to, or consummates, a business combination with another party within one year of terminating the Merger Agreement.

REGULATORY APPROVALS (See Page 29)

     In connection with the Merger, the following filings with, or approvals of, governmental authorities are required: (i) the Commission's declaring the Registration Statement (of which this Proxy Statement/Prospectus is a part) effective; (ii) approvals in connection with compliance with applicable Blue Sky or state securities laws; (iii) the filing of the Articles of Merger with the Department of State of the State of Florida; (iv) the filings of such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") as may be required in connection with the Merger Agreement and other related transactions; and (v) appropriate filings under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Investment Canada Act. Both Cruise America and Budget made the appropriate filings under the HSR Act on December 4, 1997. The waiting period under the HSR Act was terminated effective as of December 19, 1997.

DISSENTER'S/APPRAISAL RIGHTS (See Page 29)

     Cruise America Shareholders are not entitled under the Florida Business Corporation Act ("FBCA") to exercise dissenter's rights or appraisal rights in connection with the Merger.

IRREVOCABLE PROXY AGREEMENTS (See Page 29)

     Certain Cruise America Shareholders have executed Irrevocable Proxy Agreements (the "Irrevocable Proxy Agreements") appointing Budget, with full power of substitution, as proxy holder to represent their shares at the Special Meeting. The shares beneficially owned by such shareholders represent approximately 30.1% of the outstanding shares of Cruise America Common Stock entitled to vote on whether to approve the Merger Agreement. Budget intends to vote the shares represented by such proxies in favor of approval of the Merger Agreement.


VOTE REQUIRED; SECURITY OWNERSHIP OF MANAGEMENT (See Page 18)


     Only holders of record of shares of Cruise America Common Stock at the close of business on December 24, 1997 (the "Record Date") are entitled to vote at the Special Meeting. Under Florida law and the Cruise America Articles of Incorporation and Bylaws, the affirmative vote of the holders of a majority of the outstanding shares of Cruise America Common Stock is required to approve the Merger Agreement.

     As of December 15, 1997, the executive officers and directors of Cruise America beneficially owned an aggregate of 1,780,285 shares of Cruise America Common Stock, or approximately 28.9% of the shares of Cruise America Common Stock then outstanding.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (See Page 30)

     Certain executive officers and directors of Cruise America have interests that may present them with potential conflicts of interest with respect to the Merger. For example, certain executive officers and directors have entered into the Irrevocable Proxy Agreements and certain of them have post-Merger employment arrangements with Budget. In addition, Budget has agreed to indemnify the executive officers and directors of Cruise America against certain liabilities arising prior to the Effective Time to the fullest extent permitted under the FBCA or the bylaws of Cruise America and to maintain Cruise America's existing directors' and officers' liability insurance policy or a comparable policy, in each case for a period of six years after the Effective Time. As of December 15, 1997, executive officers and directors of Cruise America beneficially owned or controlled 1,780,285 shares of Cruise America Common Stock. After the Merger occurs, such persons will beneficially own or control approximately 499,000 shares of Budget Common Stock. The Cruise America Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (See Page 31)

     Budget and Cruise America expect the Merger to be a tax-free reorganization for federal income tax purposes so that no gain or loss will be recognized by the Cruise America Shareholders, except in respect of cash received in lieu of fractional shares. At the Effective Time as a condition to closing, Budget and Cruise America will receive an opinion of King & Spalding, counsel to Budget, to the effect that, subject to the assumptions, qualifications and limitations set forth therein, the Merger will qualify as a tax-free reorganization for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code").

AMENDMENT TO CRUISE AMERICA'S RIGHTS AGREEMENT (See Page 28)

     In connection with the execution of the Merger Agreement, Cruise America amended its Rights Agreement dated as of March 8, 1989 between Cruise America and ChaseMellon Securities LLC (formerly

Mellon Securities Trust Company), as rights agent (the "Rights Agreement"), so that (i) entering into the Merger Agreement and Irrevocable Proxy Agreements and the consummation of the Merger and the other transactions contemplated thereby did not and will not result in the Rights (as defined in the Rights Agreement) being triggered or becoming exercisable, and (ii) the Rights and Rights Agreement will terminate at the Effective Time of the Merger.

OPINION OF CRUISE AMERICA'S FINANCIAL ADVISOR (See Page 21)

     Pursuant to an engagement letter dated October 28, 1997, PHS&G was retained by Cruise America to render an opinion as to the fairness from a financial point of view of the Merger Consideration to be received by the Cruise America Shareholders in connection with the proposed Merger. On November 25, 1997, at a special meeting of the Cruise America Board to approve the Merger, PHS&G delivered to the Cruise America Board its written opinion to the effect that, as of the date of its opinion and based on the assumptions and subject to the qualifications and limitations set forth therein, the Merger Consideration to be received by the Cruise America Shareholders pursuant to the Merger Agreement was fair, from a financial point of view, to the Cruise America Shareholders. A copy of the opinion of PHS&G is attached to this Proxy Statement/ Prospectus as Annex
B. The attached opinion sets forth the assumptions made, the matters considered, the scope and limitations of the review undertaken and procedures followed by PHS&G. CRUISE AMERICA SHAREHOLDERS ARE URGED TO READ PHS&G'S OPINION IN ITS ENTIRETY. See "The Merger -- Opinion of Cruise America's Financial Advisor."

ANTICIPATED ACCOUNTING TREATMENT (See Page 31)

     The Merger is expected to qualify to be treated as a pooling of interests for financial accounting purposes. Accordingly, the Merger will be treated as a continuation of the existing businesses of Budget and Cruise America and accounted for by combining the historical balances and results of Budget and Cruise America. The assets and liabilities of Budget and Cruise America will be carried forward at their recorded amounts. Results of operations of Budget after the Merger will include the results of operations of Budget and Cruise America for the entire fiscal period in which the Merger occurs. The reported results of operations of Budget and Cruise America for prior periods will be combined and restated as results of operations of the combined company.

RESALE OF BUDGET COMMON STOCK (See Page 32)

     Shares of Budget Common Stock received in the Merger will be freely tradeable by the holders thereof except for those shares held by holders who may be deemed to be "affiliates" of Budget or Cruise America under applicable federal securities laws. Cruise America has agreed to use commercially reasonable efforts to provide to Budget the written agreements of certain possible "affiliates" of Cruise America that they will not dispose of Budget Common Stock received by them in the Merger except in compliance with the Securities Act and Commission guidelines regarding qualifying for the "pooling of interests" method of accounting.

                           MARKETS AND MARKET PRICES

     Budget. The Budget Common Stock has been listed on the NYSE under the symbol "BD" since April 17, 1997. From the time of Budget's initial public offering on August 25, 1994 through April 16, 1997, the Budget Common Stock was traded on The Nasdaq National Market. As of December 24, 1997 there were 120 holders of record of Budget Common Stock. Although Budget is currently able to pay cash dividends subject to limitations under the terms of its indebtedness, Budget has never declared or paid cash dividends on the Budget Common Stock.

     The following table sets forth for the fiscal quarter indicated the high and low closing prices per share of Budget Common Stock as reported to Budget by The Nasdaq National Market and the NYSE, as applicable.

                                                                    BUDGET
                                                                 COMMON STOCK
                                                              ------------------
                                                               HIGH       LOW
                                                              -------   --------
1995
  First Quarter.............................................  $  9.75   $   8.00
  Second Quarter............................................     9.00       7.25
  Third Quarter.............................................    11.75     6.1875
  Fourth Quarter............................................    10.75       8.00
1996
  First Quarter.............................................    10.50       8.25
  Second Quarter............................................    17.50       9.25
  Third Quarter.............................................    20.25     12.375
  Fourth Quarter............................................    20.25      15.25
1997
  First Quarter.............................................    29.50      16.00
  Second Quarter............................................   34.875      19.00
  Third Quarter.............................................    37.00    28.1875
  Fourth Quarter (through December 24, 1997)................    37.00     32.625

     On October 17, 1997, the last trading date prior to public announcement of the letter of intent relating to the proposed Merger, the closing sale price of Budget Common Stock, as reported on a consolidated basis on the NYSE, was $35.1875 per share. On November 24, 1997, the last trading date prior to the public announcement of the signing of the Merger Agreement, the closing sale price of Budget Common Stock, as reported on a consolidated basis on the NYSE, was $34.50 per share. On December 24, 1997, the last closing sale price of Budget Common Stock, as reported on a consolidated basis on the NYSE, was $33.125 per share.

     Cruise America. Cruise America Common Stock is listed on the American Stock Exchange ("AMEX") under the symbol "RVR." Cruise America has not paid a cash dividend on its shares of Cruise America Common Stock since 1982, and is currently restricted from paying cash dividends under certain of its financing arrangements. As of the Record Date there were 200 holders of record of Cruise America Common Stock.

     The following table sets forth for the fiscal quarter indicated the high and low closing prices per share of Cruise America Common Stock as reported on the AMEX.

                                                                 CRUISE AMERICA
                                                                  COMMON STOCK
                                                              --------------------
                                                               HIGH          LOW
                                                              -------      -------
FISCAL YEAR 1996
  First Quarter ended July 31, 1995.........................  $5.3125      $ 4.375
  Second Quarter ended October 31, 1995.....................     5.50       4.6875
  Third Quarter ended January 31, 1996......................    5.875         5.00
  Fourth Quarter ended April 30, 1996.......................    7.125        5.125
FISCAL YEAR 1997
  First Quarter ended July 31, 1996.........................     8.00         6.25
  Second Quarter ended October 31, 1996.....................   6.6875         5.25
  Third Quarter ended January 31, 1997......................    5.625        4.875
  Fourth Quarter ended April 30, 1997.......................   5.1875         4.50
FISCAL YEAR 1998
  First Quarter ended July 31, 1997.........................   7.4375         4.75
  Second Quarter ended October 31, 1997.....................     8.25         6.50
  Third Quarter (through December 24, 1997).................     9.25        7.875

     On October 17, 1997, the last trading date preceding the public announcement of the letter of intent relating to the proposed Merger, the closing sale price of Cruise America Common Stock, as reported on the AMEX, was $8.375 per share. On November 24, 1997, the last trading date prior to the public announcement of the signing of the Merger Agreement, the closing sale price of Cruise America Common Stock, as reported on the AMEX, was $8.875 per share. On December 24, 1997, the last closing sale price of Cruise America Common Stock, as reported on the AMEX, was $9.125 per share.

                       COMPARATIVE PER SHARE INFORMATION

     The following summary presents selected historical comparative unaudited per share information for Budget and Cruise America, individually, and unaudited per share information for Budget and Cruise America combined ("Combined Company") which gives effect to the consummation of the Merger as if it had been effective throughout the periods presented. Also presented is the Combined Company unaudited pro forma data ("Pro Forma Combined Company") which gives effect to the Merger discussed above, as well as the Transactions, as defined elsewhere, as if they had occurred for balance sheet purposes at the balance sheet date and for statement of operations purposes at the beginning of the periods presented. Cruise America equivalent per share information amounts are presented with respect to the Combined Company and the Pro Forma Combined Company information. Such per share amounts allow comparison of historical information with respect to the value of one share of Cruise America Common Stock to the corresponding information with respect to the pro forma value of one share of Cruise America Common Stock as a result of the Merger and the Transactions, and are computed by multiplying the pro forma amounts by the Exchange Ratio. Neither Budget nor Cruise America has paid any cash dividends with regard to Budget Common Stock or Cruise America Common Stock, respectively, during the periods for which comparative unaudited per share information is presented.

     For Budget, the statement of operations information for the years ended December 31, 1996, 1995, and 1994, and balance sheet information as of December 31, 1996 and 1995, are based on, and should be read in conjunction with, the consolidated audited financial statements of Budget incorporated herein by reference. See "Where You Can Find More Information." The Cruise America financial information and the remaining Budget financial information is based on the respective historical consolidated unaudited financial statements of Cruise America and Budget. In the opinion of the respective managements of Budget and Cruise America, all adjustments necessary to present a fair statement of results of interim periods of Budget and Cruise America (which adjustments were of a normal recurring nature) have been included. The unaudited information for the Combined Company and the Pro Forma Combined Company was derived from, and should be read in conjunction with, the unaudited pro forma information appearing elsewhere in this Proxy Statement/Prospectus. Results for Budget and Cruise America for the nine months ended September 30, 1997, are not necessarily indicative of results to be expected for their entire fiscal years, nor are pro forma amounts necessarily indicative of results that will be obtained on a combined basis.

                                                                    PER SHARE
                                                              ----------------------
                                                              INCOME      BOOK VALUE
                                                              ------      ----------
Budget -- Historical
  Year ended December 31, 1994..............................  $ 0.07           n/a
  Year ended December 31, 1995..............................  $ 0.05        $ 5.50
  Year ended December 31, 1996..............................  $ 0.47        $ 8.15
  Nine months ended September 30, 1997......................  $ 1.68        $14.77
Unaudited Cruise America -- Historical(1)
  Year ended December 31, 1994..............................  $(0.56)          n/a
  Year ended December 31, 1995..............................  $ 0.24        $ 4.58
  Year ended December 31, 1996..............................  $ 0.55        $ 5.10
  Nine months ended September 30, 1997......................  $(0.05)(2)    $ 6.18
Budget and Cruise America -- Combined Company
  Year ended December 31, 1994..............................  $(0.56)          n/a
  Year ended December 31, 1995..............................  $ 0.21        $ 7.54
  Year ended December 31, 1996..............................  $ 0.70        $ 9.45
  Nine months ended September 30, 1997......................  $ 1.53(2)     $15.33

                                                                    PER SHARE
                                                              ----------------------
                                                              INCOME      BOOK VALUE
                                                              ------      ----------
Cruise America -- Combined Company Equivalent(3)
  Year ended December 31, 1994..............................  $(0.16)          n/a
  Year ended December 31, 1995..............................  $ 0.06        $ 2.12
  Year ended December 31, 1996..............................  $ 0.20        $ 2.65
  Nine months ended September 30, 1997......................  $ 0.43(2)     $ 4.30
Combined Company -- Pro Forma
  Year ended December 31, 1996..............................  $ 0.92           n/a
  Nine months ended September 30, 1997......................  $ 0.67(2)        n/a
Cruise America -- Pro Forma Combined Company Equivalent(3)
  Year ended December 31, 1996..............................  $ 0.26           n/a
  Nine months ended September 30, 1997......................  $ 0.19(2)        n/a

---------------

(1) The unaudited historical numbers for Cruise America for the years ended December 31, 1996, 1995 and 1994 and the nine months ended September 30, 1997 were derived from the accounting records underlying the audited financial statements for the fiscal years ended April 30, 1997, 1996 and 1995, incorporated herein by reference, and the unaudited interim financial statements for the six months ended October 31, 1997.
(2) Reflects a one-time charge of $7.0 million, net of the related tax benefit, to establish a reserve for damages related to ongoing litigation. See "Risk Factors -- Judgment Against Cruise America."
(3) Determined by multiplying the Exchange Ratio (0.28073) by the Combined Company and the Pro Forma Combined Company per share amounts, as applicable, so that the per share amounts are equated to the comparative values for each share of Cruise America Common Stock.

                                  RISK FACTORS

     Certain matters discussed in this Proxy Statement/Prospectus are forward looking statements within the meaning of the federal securities laws. Although Budget and Cruise America believe that the expectations reflected in such forward looking statements are based upon reasonable assumptions, they can give no assurance that their expectations will be achieved. In considering whether to approve the Merger Agreement, the Cruise America Shareholders should carefully consider, in addition to the other information in this Proxy Statement/Prospectus, the following matters:

STOCK PRICE FLUCTUATIONS

     The relative stock prices of the Budget Common Stock and the Cruise America Common Stock at the Effective Time of the Merger may vary significantly from the prices as of the date of signing of the Merger Agreement, the date hereof or the date on which the Cruise America Shareholders vote on the Merger Agreement. Such variations may be due to, among other factors, changes in the business, operations and prospects of Budget and/or Cruise America, market assessments of the likelihood that the Merger will be consummated and the timing thereof, or general market or economic conditions.

     The Exchange Ratio was fixed at 0.28073 by the parties and is not subject to adjustment. Any increase or decrease of the market price of the Budget Common Stock will correspondingly increase or decrease the value of Merger Consideration to be received by the Cruise America Shareholders pursuant to the Merger.

     Further, there can be no assurance as to the trading volume or price of the Budget Common Stock after the Effective Time of the Merger. Events outside the control of Budget which could adversely affect the market value of Budget assets, as well as the market value of the Budget Common Stock, may occur during the period from the date of this Proxy Statement/Prospectus to the Effective Time of the Merger or thereafter. All of the Budget Common Stock to be issued to the Cruise America Shareholders in connection with the Merger will be freely tradeable except for shares received by holders who may be deemed to be "affiliates" of Budget or Cruise America under applicable federal securities laws. Sales of a substantial number of shares of Budget Common Stock by current Cruise America Shareholders following the consummation of the Merger, or the perception that such sales could occur, could adversely affect the market price for Budget Common Stock after the Merger.

BENEFITS TO CERTAIN DIRECTORS AND OFFICERS OF CRUISE AMERICA; POSSIBLE CONFLICTS OF INTEREST

     In considering the recommendation of the Cruise America Board with respect to the Merger Agreement and the transactions contemplated thereby, Cruise America Shareholders should be aware that certain members of the Cruise America Board and management of Cruise America have certain interests in the Merger that are different from the interests of the Cruise America Shareholders generally. See "The Merger -- Interests of Certain Persons in the Merger." No special procedures were put in place to resolve any conflicts resulting from these interests. However, the Cruise America Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

DIFFERENCES IN RIGHTS OF CRUISE AMERICA SHAREHOLDERS

     The rights of the holders of Cruise America Common Stock are presently governed by Florida law, the Cruise America Articles of Incorporation and the Cruise America Bylaws. After completion of the Merger, the rights of the holders of Cruise America Common Stock that are converted into Budget Common Stock will be governed by Delaware law, the Budget Amended and Restated Certificate of Incorporation and the Budget Bylaws. Certain differences may reduce certain existing rights of Cruise America Shareholders. See "Comparison of Rights of Holders of Cruise America Common Stock and Budget Common Stock."

TERMINATION PAYMENTS IF MERGER FAILS TO OCCUR

     No assurance can be given that the Merger will take place. The Merger Agreement provides for the payment by Cruise America of a Termination Fee of $1.8 million if the Merger is terminated by Cruise America or Budget under certain circumstances, including because the Cruise America Board withdraws its recommendation to the Cruise America Shareholders to approve the Merger. In addition to the termination fee, in certain circumstances the Merger Agreement provides for an additional payment by Cruise America of not less than $1.2 million if Cruise America enters into an agreement with respect to, or consummates, a business combination with another party within one year of termination of the Merger Agreement.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

     Budget has substantial indebtedness and significant debt service requirements. As of September 30, 1997, Budget's total indebtedness was $2.6 billion (representing 74.2% of its total capitalization), of which $2.3 billion represented senior secured indebtedness for the purchase of vehicles and $299 million represented non-vehicle indebtedness (representing 8.6% of its total capitalization, excluding fleet debt). As of September 30, 1997, Budget had $367.4 million of incremental availability under its vehicle financing facilities to finance the purchase of fleet vehicles. The degree to which Budget is leveraged has important consequences for holders of the Budget Common Stock, including the following: (i) the ability of Budget to obtain additional financing in the future, whether for working capital, fleet purchases, acquisitions or other purposes, may be impaired; (ii) a substantial portion of Budget's cash flow from operations is required to be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available to Budget for other purposes; (iii) Budget's flexibility in planning for or reacting to changes in market conditions may be limited; (iv) Budget may be more vulnerable in the event of a downturn in its business; and (v) because a substantial portion of its indebtedness bears interest at floating rates, any increase in prevailing interest rates will result in an increase in interest expense incurred by Budget, which could have an adverse effect on its results of operations.

     The ability of Budget to meet its debt service obligations will depend on its future operating performance and financial results, which will be subject in part to factors beyond the control of Budget. Although Budget's management believes that Budget's cash flow will be adequate to meet its interest and principal payments, there can be no assurance that Budget will continue to generate earnings in the future sufficient to cover its fixed charges. If Budget is unable to generate earnings in the future sufficient to cover its fixed charges and is unable to borrow sufficient funds under its existing credit lines or from other sources, it may be required to refinance all or a portion of its existing indebtedness or to sell all or a portion of its assets. There can be no assurance that a refinancing would be possible nor can there be any assurance as to the timing of any asset sales or the proceeds which Budget could realize therefrom. In addition, the terms of certain indebtedness of Budget restrict the ability of Budget to sell assets and the use of the proceeds therefrom.

     If for any reason, including a shortfall in anticipated operating results or proceeds from asset sales, Budget were unable to meet its debt service obligations, it would be in default under the terms of its indebtedness. In the event of such a default, the holders of such indebtedness could elect to declare all such indebtedness immediately due and payable, including accrued and unpaid interest, and to terminate their commitments (if any) with respect to funding obligations under such indebtedness. In addition, such holders could proceed against their collateral, which, in the case of the fleet financing facilities, consists of substantially all Budget's fleet vehicles. Any default with respect to any of Budget's indebtedness could result in a default under other indebtedness or result in a bankruptcy of Budget.

AVAILABILITY OF FINANCING

     Budget depends upon third-party financing to purchase its fleet vehicles. Continued availability of such financing on favorable terms will be critical to Budget's operations. As of September 30, 1997, 68.6% of Budget's indebtedness was incurred in connection with major vehicle manufacturers' vehicle repurchase programs. As a result, a significant change in the credit quality of the vehicle manufacturers, particularly Ford, would significantly affect Budget's ability to obtain such financing on favorable terms. In addition, certain events, such as a material increase in damage to vehicles, could reduce the value of the collateral securing Budget's fleet financing facilities and cause the acceleration of the repayment of such facilities. An inability of Budget to obtain vehicle financing on favorable terms would have a material adverse effect on Budget's financial condition and results of operations. There can be no assurance that the sources of financing utilized by Budget or alternative financing will remain or become available to Budget or that such financing will be available on terms acceptable to Budget.

INTEGRATION OF BUDGET ACQUISITION

     The Budget Acquisition was significantly larger than any of TEAM's previous acquisitions and the combination and integration of the respective operations of TEAM and BRACC are of a substantially greater scale than previously undertaken by either company. The difficulties of managing such combinations and integration are increased by the necessity of coordinating the operations of geographically diverse organizations, of integrating different strategies and operating systems, of integrating management and operating personnel from both companies and of managing a worldwide franchise system. The success of Budget depends on the ability of Budget's management team to: (a) manage a significantly larger organization, (b) maintain and further develop relationships with Budget's franchisees and (c) conduct operations on a worldwide basis. There can be no assurance that Budget's management team will be able to successfully manage the combined operations of TEAM and BRACC. An inability to successfully manage the integration of TEAM and BRACC would have a material adverse effect on Budget's results of operations and financial condition.

ABILITY TO IMPLEMENT GROWTH STRATEGY

     Management of Budget is undertaking initiatives to increase Budget's revenues and improve its profitability by, among other things, acquiring the operations of certain franchisees, enhancing its operations outside the United States, expanding its retail car sales operations, adding car rental locations in its existing markets, adding truck rental locations and expanding its truck rental fleet, and increasing its marketing efforts to corporate accounts. In addition, management expects Budget to realize certain cost savings and other operating efficiencies as a result of the implementation of its business strategy. Increasing the revenues of Budget, and realizing cost savings and other operating efficiencies, could be affected by a number of factors beyond Budget's control, such as general economic conditions, increased operating costs, competitive conditions in the vehicle rental industry, levels of air travel, fuel shortages, increased costs of vehicles and regulatory developments. Each of these initiatives will involve risks to Budget, and there can be no assurance that Budget will be successful in growing its business or that Budget will achieve the expected cost savings and other operating efficiencies. In addition, Budget's substantial leverage could affect its success in growing its business.

JUDGMENT AGAINST CRUISE AMERICA

     In October 1997, a California jury awarded damages of approximately $7.4 million against Cruise America. The judgment included a $2.6 million award of punitive damages. In addition, in November 1997, the court awarded plaintiff's counsel fees and expenses of $2.5 million. The management of Cruise America believes the jury verdict is unjust and that the damages awarded are inappropriate and excessive. Cruise America intends to vigorously pursue a reversal of the jury decision or the elimination of the damages awarded through the California Court of Appeal. No assurances may be given that such verdict will be reversed or such damages will be eliminated or reduced.

     The action arose out of a claim for an alleged wrongful termination by Cruise America of a sublease agreement. The lawsuit has been pending since May 1987 and has been tried twice previously. The first trial resulted in a judgment for the plaintiff of approximately $3.5 million that was reversed on appeal and remanded for retrial. The second trial resulted in a net judgment for Cruise America of $399,000, which was reduced on appeal and again remanded for a retrial. Pending appeal, Cruise America has taken a one-time charge of $10.0 million to establish a reserve for damages in its second fiscal quarter, which ended October 31, 1997. This one-time charge will adversely affect Cruise America's results of operations for the six month

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

period ended October 31, 1997 and will adversely impact the results of operations of Budget, after giving effect to the consummation of the Merger.

     In December 1997, Budget and Cruise America entered into an agreement pursuant to which Budget will post, on behalf of Cruise America, a supersedeas bond (the "Bond") to stay execution of the judgment against Cruise America pending resolution of the appeal. Cruise America will pay to Budget a fee plus all costs for the posting of the Bond and has agreed to indemnify Budget for any losses, claims or damages arising as a result of or in connection with the posting of the Bond.

COMPETITION

     The vehicle rental industry is characterized by intense competition, particularly with respect to price and service. In any geographic market, Budget may encounter competition from national, regional and local vehicle rental companies. Budget's main competitors in the car rental market are The Hertz Corporation, Avis, Inc., Alamo Rent-A-Car, Inc., National Car Rental System, Inc. and Enterprise Rent-A-Car Company. In consumer truck rentals, Budget faces competition primarily from U-Haul International, Inc., Ryder TRS, Inc. and Penske Truck Rental. There have been occasions when the major vehicle rental companies have been adversely affected by industry-wide price cutting, and Budget has on such occasions lowered its prices in response. Budget will not generally be able to unilaterally raise its prices or to maintain its prices in times of industry-wide price cutting.

     The retail car sales industry also is characterized by intense competition, consisting primarily of local new car dealerships selling new and later model cars. In addition to local dealerships, Budget may face competition from retailers such as CarMax and AutoNation that compete on the basis of large inventory size, no-haggle pricing and aftersale service.

RESTRICTIONS IMPOSED BY INDEBTEDNESS

     The terms of Budget's indebtedness include a number of significant covenants that, among other things, restrict the ability of Budget to dispose of assets, incur additional indebtedness, create liens, repay other indebtedness, pay dividends, make certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with affiliates, and otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect Budget's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of Budget. In addition, the terms of certain of such indebtedness also require Budget to comply with certain financial covenants. The ability of Budget to comply with such covenants may be affected by events beyond Budget's control. A breach of any of these covenants or the inability of Budget to comply with the required financial ratios could result in a default under such indebtedness. In the event of any such default, the lenders under such indebtedness could elect to declare all borrowings outstanding under such indebtedness, together with accrued interest and other fees, to be due and payable, to require Budget to apply all of its available cash to repay such borrowings or to prevent Budget from making scheduled debt service payments. If Budget were unable to repay any such borrowings when due, the lenders could proceed against their collateral. If the indebtedness of Budget under such collateralized indebtedness or other indebtedness were to be accelerated, there can be no assurance that the assets of Budget would be sufficient to repay such indebtedness in full. There can be no assurance that Budget will be able to comply with the covenants included in its debt agreements in the future or that it would be able to obtain any necessary waivers of those covenants.

POTENTIAL CHANGES IN MANUFACTURERS' REPURCHASE PROGRAMS

     Approximately 89% of the vehicles purchased by TEAM, the predecessor to Budget, and approximately 85% of the vehicles purchased by BRACC in model year 1997 were eligible for repurchase by specified automobile manufacturers at fixed prices on designated dates pursuant to such manufacturers' vehicle repurchase programs ("Program Vehicles"). The availability of Program Vehicles limits a car rental company's risk of a decline in residual value at the time of disposition and enables it to fix its depreciation expense in advance. Vehicle depreciation is the largest cost factor in Budget's vehicle rental operations.

Management believes that manufacturers' repurchase programs enable the manufacturers to stimulate fleet sales in times of weak consumer demand for new automobiles. In response to strong U.S. consumer demand for passenger vehicles in 1993 and 1994, the major U.S. automobile manufacturers reduced the number of vehicles subject to repurchase programs and the financial incentives associated with these programs. U.S. consumer demand for passenger vehicles began to weaken during the second quarter of 1995, and this weakness continued through 1996. In response to these market conditions, there was an increase in the availability of repurchase programs with respect to 1996 model year vehicles, particularly repurchase programs for imported vehicles, and these programs have continued for 1997 model year vehicles. However, Budget could be adversely affected if automobile manufacturers reduce the availability of Program Vehicles, related incentives or increase the guaranteed depreciation.

SEASONALITY

     The three-month period ended September 30, during the peak summer travel months, has historically been the strongest period of the year for Budget. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on Budget's financial conditions and results of operations. Cruise America's business is also seasonal. Cruise America normally records profits in its first and second fiscal quarters (the periods ending July 31 and October 31, respectively), and losses in the third and fourth fiscal quarters (the periods ending January 1 and April 30, respectively). Cruise America's purchases of motorhomes for the rental fleet are also seasonal with the majority of the purchases being made in the first and fourth quarters.

COSTS OF REGULATORY AND ENVIRONMENTAL COMPLIANCE

     Budget is subject to various foreign, federal, state and local laws and regulations that affect the conduct of its operations, including those related to the sale of loss damage waivers, vicarious liability of vehicle owners, consumer protection, advertising, used vehicle sales, the taxing and licensing of vehicles, franchising operations and sales, and environmental compliance and remediation. There can be no assurance that compliance with these laws and regulations or the adoption of modified or additional laws and regulations will not require material expenditures by Budget or otherwise have a material adverse effect on its results of operations or financial condition.

DEPENDENCE ON PRINCIPAL SUPPLIER

     Ford is Budget's principal supplier of vehicles. The number of vehicles purchased from Ford has varied from year to year. In model year 1997, approximately 73% of Budget's U.S. vehicle purchases were comprised of Ford vehicles. Budget has agreed to purchase or lease Ford vehicles in such quantity that the percentage of new Ford vehicles purchased or leased by Budget in the United States, Canada, and other countries outside the European Union represents at least 70% of the total new vehicle acquisitions by Budget, with a minimum quantity of at least 80,000 vehicles in the United States in each model year. Given the volume of vehicles purchased from Ford by Budget, shifting significant portions of the fleet purchases to other manufacturers would require lead time and certain operational changes. As a result, any inability of Ford to supply Budget with the planned number and types of vehicles, any significant decline in the quality and customer satisfaction with respect to Ford vehicles or any failure of the parties to reach an agreement on the terms of any purchases, could have a material adverse effect on Budget's financial condition and results of operations.

RISKS OF INTERNATIONAL OPERATIONS

     For 1996, on a pro forma basis, 8.9% of Budget's revenues were derived from its international operations. Budget's international vehicle rental operations are subject to certain risks, including adverse developments in the foreign political and economic environment, varying governmental regulations, foreign currency fluctuations, potential difficulties in staffing and managing foreign operations and potential adverse tax consequences. There can be no assurance that any of these factors will not have a material adverse effect on Budget's results of operations or financial condition.

DEPENDENCE ON PRINCIPAL EXECUTIVE OFFICERS

     Budget's existing operations and continued future development are dependent in part on the active participation of Sanford Miller, John Kennedy and Jeffrey Congdon. The loss of the services of one or more of these individuals could have a material adverse effect on Budget.

SUBSTANTIAL VOTING POWER BY PRINCIPAL EXECUTIVE OFFICERS

     Budget has two classes of Common Stock: Class A Common Stock, holders of which are entitled to one vote per share, and Class B Common Stock, holders of which are entitled to ten votes per share. Messrs. Miller, Kennedy and Congdon own all outstanding shares of Class B Common Stock, which, following the Merger, together with the Class A Common Stock owned by such individuals, will represent approximately 47.6% of the combined voting power of both classes of common stock. As a result, such officers will be able to exert substantial influence over the election of the Budget Board, thereby increasing the probability that members elected by them will continue to direct the business, policies and management of Budget.

POTENTIAL ANTI-TAKEOVER EFFECTS OF CHARTER AND BYLAW PROVISIONS;
POSSIBLE ISSUANCES OF PREFERRED STOCK

     Certain provisions of Delaware law, Budget's Amended and Restated Certificate of Incorporation (in particular, the voting rights of the Class B Common Stock) and Budget's Bylaws could delay or impede the removal of incumbent directors and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of Budget. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Budget Common Stock. In addition, shares of preferred stock may be issued by the Board of Directors without stockholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of the Budget Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Budget has no current plans to issue any shares of preferred stock.

                 THE CRUISE AMERICA PROXY SOLICITATION PROCESS

SPECIAL MEETING

     This Proxy Statement/Prospectus is being furnished in connection with the solicitation by the Cruise America Board of proxies to be voted at the Special Meeting of Cruise America Shareholders to be held on Wednesday, January 28, 1998 at 9:00 a.m., local time, at Cruise America's corporate headquarters located at 11 West Hampton Avenue, Mesa, Arizona. Each copy of this Proxy Statement/Prospectus mailed or delivered to holders of Cruise America Common Stock is accompanied by the Notice of Special Meeting, a form of Proxy and Cruise America's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. At the Special Meeting, Cruise America Shareholders will be asked to consider and vote on a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. A copy of the Merger Agreement is attached hereto as Annex A and is incorporated herein by this reference.

     If the Merger is consummated, each outstanding share of Cruise America Common Stock will be converted into the right to receive 0.28073 of a share of Budget Common Stock, plus cash, without interest, for any fractional shares of Budget Common Stock after such conversion.

     This Proxy Statement/Prospectus also constitutes the Prospectus of Budget with respect to the shares of Budget Common Stock to be issued in the Merger. Information in this Proxy Statement/Prospectus with respect to Budget, including pro forma information, has been supplied by Budget. The information with respect to Cruise America has been supplied by Cruise America.

RECORD DATE AND SHARES ENTITLED TO VOTE

     Only holders of record of shares of Cruise America Common Stock at the close of business on the Record Date are entitled to vote at the Special Meeting. As of the Record Date, there were 5,783,059 shares of Cruise America Common Stock issued and outstanding held by approximately 200 holders of record. Cruise America Shareholders who wish to vote at the Special Meeting must either execute and return a proxy in accordance with the procedures set forth herein and in the accompanying proxy or attend the Special Meeting in person.

VOTE REQUIRED; SECURITY OWNERSHIP OF MANAGEMENT

     Under Florida law and Cruise America's Articles of Incorporation and Bylaws, the affirmative vote of the holders of a majority of the outstanding shares of Cruise America Common Stock is required to approve the Merger Agreement. As of December 15, 1997, the executive officers and directors of Cruise America beneficially owned an aggregate of 1,780,285 shares of Cruise America Common Stock, or approximately 28.9% of the shares of Cruise America Common Stock then outstanding. Certain Cruise America Shareholders have executed Irrevocable Proxy Agreements appointing Budget, with full power of substitution, as proxy holder to represent their shares at the Special Meeting. The shares owned by such shareholders who have signed the Irrevocable Proxy Agreements represent approximately 30.1% of the outstanding shares entitled to vote on whether to approve the Merger Agreement and the transactions contemplated thereby. Budget intends to vote the shares represented by such proxies in favor of approval of the Merger Agreement. Approval of the Merger Agreement by the stockholders of Budget is not required.

     Abstentions will be considered as shares present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the Cruise America Shareholders for a vote, but are not counted as votes "for" or "against" any matter. Cruise America will treat shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefore would not be considered by Cruise America when counting votes cast on the matter (even though those shares are considered for quorum purposes and may be entitled to vote on other matters). If less than a majority of the outstanding shares of Cruise America Common Stock are represented at the Special Meeting, a majority of the shares so represented may adjourn the Special Meeting without further notice.

SOLICITATION AND REVOCATION OF PROXIES

     A form of proxy is enclosed with this Proxy Statement/Prospectus. All shares of Cruise America Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR approval of the Merger Agreement and, in the discretion of the proxy holder as to any other matter which may properly come before the Special Meeting.

     Any Cruise America Shareholder that has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) filing with the Secretary of Cruise America prior to the Special Meeting, at Cruise America's principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the Special Meeting and voting in person, regardless of whether a proxy has previously been given. Presence at the Special Meeting will not revoke a shareholder's proxy unless such shareholder votes in person.

     The cost of solicitation of proxies will be borne by Cruise America. Proxies may be solicited by personal interview, mail or telephone. In addition, Cruise America may reimburse brokerage firms and other persons representing beneficial owners of shares of Cruise America Common Stock for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of Cruise America's executive officers, trust managers and regular employees, without additional compensation, personally or by telephone or facsimile transmission.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In the fall of 1996, and again in the spring of 1997, Sanford Miller, Chief Executive Officer of Budget, and Randall S. Smalley, Chief Executive Officer of Cruise America, engaged in several informal discussions relating to a possible business combination between Cruise America and Budget, including a merger. During the period between July 28, 1997 and August 19, 1997, senior executives of Budget and Cruise America had further discussions and began to discuss the possible terms of a merger between the companies. None of such discussions resulted in any agreement.

     On August 20, 1997, Budget indicated that, subject to negotiation of acceptable terms and conditions, it may be interested in a possible merger between Budget and Cruise America in which Cruise America Shareholders would receive $8.50 per share in Budget Common Stock for each share of Cruise America Common Stock owned by them. Cruise America responded to Budget that the $8.50 per share consideration was inadequate.

     On October 1, 1997, Budget indicated that, subject to negotiation of acceptable terms and conditions, it may be interested in a possible merger between Budget and Cruise America in which Cruise America Shareholders would receive $9.50 per share in Budget Common Stock for each share of Cruise America Common Stock owned by them. On October 9, 1997, senior executives of Cruise America and Budget met to discuss a possible $9.50 per share transaction. Between October 10, 1997 and October 15, 1997, senior executives of Cruise America and its legal counsel and senior executives of Budget and its legal counsel held several discussions concerning the terms and conditions of a non-binding letter of intent with respect to such merger transaction.

     On October 15, 1997, the Cruise America Board met to review and discuss the material provisions of the non-binding letter of intent, including those relating to the financial consideration, structure, tax treatment, conditions to closing and exclusivity. During the meeting, Cruise America's outside legal counsel also reviewed with the Cruise America Board the legal standards applicable to its consideration of the proposed merger transaction.

     Between October 15 and October 19, 1997, Cruise continued to have discussions in order to finalize the letter of intent. On October 20, 1997, Budget and Cruise America signed the non-binding letter of intent with respect to the proposed Merger and Budget and Cruise America issued a press release announcing the proposed Merger.

     Pursuant to an engagement letter dated October 28, 1997, Cruise America retained PHS&G to serve as its financial advisor in connection with the Merger. The Merger Agreement was negotiated during October and November 1997.

     A special telephonic meeting of the Budget Board was held on November 20, 1997. Prior to the meeting, the members of the Budget Board had received a draft of the Merger Agreement. The Budget Board reviewed and discussed the substantive provisions of the transaction, including the Merger Consideration, the conditions to closing of the Merger, the Termination Fee and the existence of an outstanding judgment against Cruise America in the amount of approximately $10.0 million. Following this review and discussion, the Budget Board voted to adopt and approve the Merger Agreement and the transactions contemplated thereby.

     On November 25, 1997, a special meeting of the Cruise America Board was held at Cruise America's headquarters in Mesa, Arizona. At the meeting, a representative of PHS&G made a presentation to the Cruise America Board which included an analysis of the historical market prices and trading activity of each of Cruise America Common Stock and Budget Common Stock, a comparison of the financial position and operating results of each of Cruise America and Budget with those of other comparable publicly traded companies, and valuations of each of Cruise America and Budget on a stand-alone basis (using various methodologies). PHS&G rendered its opinion that, as of such date and based on the assumptions and subject to the qualifications and limitations set forth therein, the Merger Consideration was fair to Cruise America Shareholders from a financial point of view. Following discussion of and questions by the Cruise America Board to the PHS&G representative, the Cruise America Board voted unanimously to adopt and approve the Merger Agreement and the transactions contemplated thereby, and to recommend that the Cruise America Shareholders vote to approve the Merger Agreement and the transactions contemplated thereby.

     The Cruise America Board considered the terms of the Merger Agreement, including the Merger Consideration, the conditions, the representations and warranties and the Termination Fee, before deciding to recommend that the Cruise America Shareholders approve the Merger Agreement.

REASONS FOR THE MERGER

     Cruise America. In approving and adopting the Merger Agreement and formulating its recommendation that the Cruise America Shareholders approve the Merger Agreement and the consummation of the Merger, the Cruise America Board considered a number of factors, including, without limitation, the following:

          1. The Cruise America Board's familiarity with and review of Cruise America's business, operations, financial condition and earnings on an historical and prospective basis;

          2. The opinion of PHS&G to the Cruise America Board on November 25, 1997 that, as of such date and based on the assumptions and subject to the qualifications and limitations set forth therein, the Merger Consideration was fair to Cruise America Shareholders from a financial point of view;

          3. The terms of the Merger Agreement, including the Merger Consideration, in particular that it reflected a 10.5% premium for Cruise America Shareholders based on the closing prices of Cruise America Common Stock and Budget Common Stock on October 17, 1997, the last day of trading prior to the public announcement of the letter of intent relating to the proposed Merger as well as a premium over the historical trading prices of the Cruise America Common Stock over the previous several years;

          4. The Cruise America Board's knowledge and review, based in part on the presentation by PHS&G, of (a) the historical stock price performance of Budget, the potential for increased earnings for Cruise America Shareholders as shareholders of Budget, and Budget's substantial market capitalization, and (b) the business, operations and financial condition and earnings of Budget on an historical and a prospective basis; and

          5. The Cruise America Board's review of alternatives to the proposed Merger for enhancing shareholder value, considering specifically the factors relating to Cruise America's ability to continue to generate revenue growth, improve profitability and enhance shareholder value on a stand-alone basis and the lack of other merger or similar business combination opportunities for Cruise America.

     The foregoing discussion of the information and factors considered by the Cruise America Board is not intended to be exhaustive but is believed to include all material factors considered by the Cruise America Board. In reaching its determination to approve and recommend the Merger Agreement and the transactions contemplated thereby, the Cruise America Board did not assign any relative or specific weights to the factors considered in reaching such determination.

     THE CRUISE AMERICA BOARD HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF CRUISE AMERICA AND ITS SHAREHOLDERS, HAS ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE CRUISE AMERICA SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     Budget. The Budget Board believes that the terms of the Merger Agreement and the Merger and the other transactions contemplated thereby are in the best interests of Budget and its stockholders. Accordingly, the Budget Board has approved the Merger Agreement. In reaching its decision, the Budget Board considered several factors and consulted with Budget's management and outside legal counsel. The principal reasons, to which relative weights were not assigned, for the Budget Board's approval of the Merger Agreement include the following:

             1. The Budget Board believes that the business conducted by Cruise America will complement and enhance Budget's core vehicle rental and sales businesses. The Merger may afford certain cross-marketing opportunities, including: (i) the cross promotion of both Cruise America's and Budget's products; (ii) the development of joint marketing programs; and (iii) the potential of offering package deals with both Cruise America's and Budget's existing customers. Also, Cruise America's proprietary modular approach of refurbishing the camper portions of vehicles and remounting them on new RV truck chassis may present unique cost-saving opportunities with Budget's existing truck rental operations. Finally, the Budget Board also believes that the Merger may result in certain long-term business synergies through, among other matters, the sharing of certain administrative, operational, research and development, marketing and public company expenses, which may permit cost savings through the elimination of duplicate costs.

             2. Cruise America's strategically situated rental locations near national parks and other scenic destinations across the United States and Canada, as well as its established and growing base of inbound European leisure travelers, is expected to enhance Budget's market presence in these locations. Also, Cruise America's rentals and sales of RVs are expected to complement and enhance Budget's existing rentals and sales operations.

             3. The Merger is expected to enable Budget to reduce Cruise America's fleet financing costs due to Budget's lower borrowing rates resulting from its larger size and net worth.

             4. The senior executives of Budget negotiated the Merger Consideration with executives of Cruise America on an arms'-length basis and, as part of such negotiations, considered the projected contribution of Cruise America's business operations to the results of operations of Budget and the fact that the proposed Merger would be accretive to Budget's estimated future earnings per share.

             5. The Budget Board considered presentations from, and discussions with, certain executive officers of Budget and outside legal counsel regarding the business, financial, accounting and legal due diligence with respect to Cruise America and the terms and conditions of the Merger Agreement.

     The Budget Board also discussed certain negative factors and risks that could arise or do arise from the Merger. These included, among others, the expansion into a new market, potential difficulties of integrating Cruise America's operations into those of Budget, the significant costs involved in connection with consummating the Merger and the substantial time and effort Budget management will expend to effect the Merger and integrate the business of Cruise America into Budget. The Budget Board believed that the benefits and advantages of the Merger outweighed the negative factors and risks.

OPINION OF CRUISE AMERICA'S FINANCIAL ADVISOR

     PHS&G has delivered to the Cruise America Board its written opinion dated November 25, 1997, that, as of such date and based on the assumptions and subject to the qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the Cruise America Shareholders. The full text of the opinion of PHS&G, which sets forth the assumptions made, procedures followed, matters considered and limitation on the review undertaken, is attached as Annex B to this Proxy Statement/Prospectus. CRUISE AMERICA SHAREHOLDERS ARE URGED TO READ PHS&G'S OPINION CAREFULLY AND IN ITS ENTIRETY.

     The Cruise America Board retained PHS&G pursuant to an engagement letter dated October 28, 1997 to act as its financial advisor and to render its opinion as to whether or not the Merger Consideration is fair, from a financial point of view, to the Cruise America Shareholders. On November 25, 1997, PHS&G delivered its opinion to the Cruise America Board that, as of such date and based on the assumption and subject to the qualifications and limitations set forth therein, the Merger Consideration was fair, from a financial point of view, to the Cruise America Shareholders.

     THE FULL TEXT OF PHS&G'S OPINION, DATED NOVEMBER 25, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY PHS&G IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. PHS&G'S OPINION IS DIRECTED SOLELY TO THE FAIRNESS OF THE MERGER CONSIDERATION, AS OF THE DATE OF THE OPINION AND FROM A FINANCIAL POINT OF VIEW, TO THE CRUISE AMERICA SHAREHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CRUISE AMERICA SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. IN ADDITION, PHS&G WAS NOT REQUESTED TO OPINE AS TO, AND ITS OPINION DID NOT ADDRESS, THE UNDERLYING BUSINESS DECISION OF THE CRUISE AMERICA BOARD TO ENTER INTO THE MERGER AGREEMENT OR TO PROCEED WITH OR TO EFFECT THE PROPOSED MERGER. THE SUMMARY OF PHS&G'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED HERETO AS ANNEX B. CRUISE AMERICA SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

     PHS&G is an investment banking and advisory firm engaged, as part of its activities, in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Cruise America retained PHS&G because of its experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions. In the ordinary course of business, PHS&G may, from time to time, trade equity securities of Cruise America and Budget for its own account and for accounts of its customers, and accordingly, may at any time hold a long or short position in such securities.

     In conducting its investigation and analysis and in arriving at its opinion, PHS&G reviewed such information and took into account such financial and economic factors as it deemed relevant under the circumstances. In that connection, PHS&G, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections concerning the business and operations of Cruise America and Budget furnished to PHS&G for purposes of its analysis, as well as publicly available information including, but not limited to, Cruise America's and Budget's recent filings with the Commission and equity analyst research reports prepared by various investment banking firms; (ii) reviewed the draft Merger Agreement in the form presented to the Cruise America Board; (iii) compared the historical market prices and trading activity of Cruise America Common Stock and Budget Common Stock with those of certain other publicly traded companies PHS&G deemed relevant; (iv) compared the financial position and operating results of Cruise America and Budget with those of other publicly traded companies PHS&G deemed relevant; (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combination transactions that PHS&G deemed relevant; and
(vi) reviewed the potential pro forma effects of the Merger on Budget prepared by management of Budget and Cruise America. PHS&G held discussions with members of Cruise America's and Budget's respective senior management concerning Cruise America's and Budget's historical and current financial conditions and operating results, as well as the future prospects of Cruise America and Budget, respectively. PHS&G also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria as PHS&G deemed relevant for the preparation of its opinion. The Merger Consideration was determined by Cruise America and Budget in arm's length negotiations. Cruise America did not place any limitation upon PHS&G with respect to the procedures followed or factors considered by PHS&G in rendering its opinion.

     In arriving at its opinion, PHS&G assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to it by or on behalf of Cruise America

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

and Budget, and was not engaged, and did not undertake, to independently verify any such information. PHS&G assumed, with Cruise America's consent, (i) all material assets and liabilities (contingent or otherwise, known or unknown) of Cruise America and Budget are as set forth in their respective financial statements; (ii) the Merger will be accounted for as a pooling of interests pursuant to Accounting Principles Board Opinion No. 16; and (iii) the Merger will be consummated in accordance with the terms of the Merger Agreement without any amendment thereto or waiver by Cruise America or Budget of any condition to their respective obligations. PHS&G also has assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Cruise America's and Budget's respective senior management as to future performance of Cruise America and Budget, respectively. PHS&G did not undertake or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Cruise America and Budget, nor did it make a physical inspection of the properties or facilities of Cruise America and Budget. PHS&G's opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of its opinion, and did not predict or take into account any changes which may occur, or information which may become available, after the date thereof. PHS&G has disclaimed any undertaking or obligation to advise any person of any change in any facts or matters affecting the opinion of which it becomes aware after the date of the opinion. PHS&G was not requested to, and did not, participate in the structuring or negotiation of the proposed Merger or the terms of the Merger Agreement, or solicit third party indications of acquiring all or any part of Cruise America. Furthermore, PHS&G expressed no opinion as to the price or trading range of Cruise America or Budget securities following the date of such opinion.

     The following is a summary of the material financial analyses performed by PHS&G in connection with rendering its opinion. PHS&G considered all such analyses as described herein in connection with its opinion and no one method of analysis was given particular emphasis as described in more detail below.

     Analysis of Cruise America Valuation. PHS&G reviewed the terms of the proposed Merger, including the form of the Merger Consideration, the proposed method of accounting, the closing price of Budget Common Stock as of November 24, 1997, and the resulting indicated value of the Merger per share of Cruise America Common Stock. The proposed form of Merger Consideration permitted the opportunity for each Cruise America Shareholder to receive 0.28073 shares (the "Exchange Ratio") of Budget Common Stock for every one share of Cruise America Common Stock, subject to the limitations described under "-- Terms of the Merger Agreement." The proposed method of accounting for the Merger was the pooling of interests method. The indicated value for the Merger was $9.50 per share of Cruise America Common Stock (the "Indicated Value"), based upon the average price per share of Budget Common Stock of $33.84 based on the 30 days prior to the announcement of the Merger on October 20, 1997. To the extent Budget Common Stock is higher or lower than $33.84 per share when the Merger becomes effective, every $1 increase or decrease in Budget Common Stock will translate into a $0.28073 increase or decrease in the value of the Merger Consideration. This analysis showed that the Exchange Ratio represented a premium of 11% to market price on the day prior to the announcement, and of 25%, 30% and 60% based on the last 3, 4 and 12 months, respectively, prior to the announcement. This analysis also showed that the Exchange Ratio as a multiple of Cruise America's actual fiscal year ended April 30, 1997 ("1997 Earnings") and estimated fiscal year 1998 and 1999 ("1998 Estimate") and ("1999 Estimate") earnings per share ("EPS") represented 20.65x EPS for 1997, 23.75x EPS for 1998 and 21.78x EPS for 1999, based on management's "most likely" projected results for 1999, without accounting for the merged companies benefits. Using the latest published financial statements of July 31, 1997, the total consideration is worth approximately $167.2 million ($60.3 million for equity plus the assumption of $106.9 million of funded debt).

     Analysis of Publicly Traded Companies Comparable to Cruise America. PHS&G reviewed and compared certain publicly available financial information relating to Cruise America to corresponding financial information, ratios and public market multiples, as of the most recently reported period for twelve publicly traded companies which PHS&G deemed most relevant: Avis Rent-A-Car, Inc.; Budget Group, Inc.; Hertz Corporation; AMERCO; Rollins Truck Leasing Corporation; Ryder Systems, Inc.; Fleetwood Enterprises, Inc.; Monaco Coach Corporation; SMC Corporation; Thor Industries, Inc.; Winnebago Industries, Inc.; and Holiday RV Superstores, Inc. (the "Selected Companies"). The Selected Companies (car and truck

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

rental companies and recreational vehicle manufacturers and dealers) were chosen because they are publicly traded companies with operations that for purposes of analysis, may be considered similar to the operations of Cruise America. However, no public companies directly compete in Cruise America's market and none of the Selected Companies have exactly the same business fundamentals.

     The data described below with respect to the Selected Companies consists of adjusted mean data which excludes the high and low values for such group as of the most recently reported period ("Adjusted Mean"). PHS&G calculated and compared various financial multiples and ratios. The multiples of Cruise America were calculated using a price of $9.50, the Indicated Value, and compared to the Selected Companies last reported common stock prices on October 20, 1997. The multiples and ratios for Cruise America were based on information provided by Cruise America's management and other publicly available information and the multiples for each of the Selected Companies were based on the most recent publicly available information. The Selected Companies multiples were adjusted downward by 20% to account for (1) Cruise America's low earnings growth opportunities as compared to the Selected Companies, (2) Cruise America's significantly smaller size from a financial standpoint as compared to the Selected Companies, and (3) Cruise America's lower historical and projected return on equity as compared to the Selected Companies. With respect to the Selected Companies, PHS&G considered price/last twelve months ("LTM") earnings ratios, price/estimated 1997 and 1998 earnings ratios, price/LTM earnings before interest and taxes ("EBIT") ratios and price/LTM operating cash flow ratios. PHS&G's analyses of the Selected Companies, taking into account the 20% discount discussed above, resulted in a price/LTM earnings ratio Adjusted Mean of 15.0x compared to 21.30x for the Indicated Value, a price/estimated 1997 and 1998 ratios Adjusted Mean of 14.07x for estimated 1997 and 11.23x for estimated 1998 compared to price/estimated 1998 ratio of 23.75x and a price/ estimated 1999 ratio of 21.78x for the Indicated Value; a price/LTM EBIT ratio Adjusted Mean of 5.21x compared to 4.96x for the Indicated Value; and a price/LTM operating cash flow ratio Adjusted Mean of 4.11x compared to 5.17x for the Indicated Value. The per share valuation of Cruise America implied by the price/LTM earnings multiple is $6.75. The per share valuation implied by the price/estimated 1997 multiple is $5.63. The per share valuation implied by the price/estimated 1998 multiple ranges from $4.94 to $6.74. The per share valuation implied by the price/LTM EBIT multiple is $9.95. The per share valuation implied by the price/LTM operating cash flow multiple is $7.56.

     Discounted Future Earnings Analysis. PHS&G performed a discounted future earnings analysis of Cruise America on a stand-alone basis using Cruise America management's "most likely" projections for the five years ending April 30, 2002, without taking into account any cost savings and synergies that may be realized following the Merger. In that analysis, PHS&G assumed terminal value multiples of 11x to 15x such projected earnings and discount rates of 17% to 21%. Such analysis produced implied values of Cruise America Common Stock of $3.06 to $4.77. Under more aggressive projection scenarios (beyond management expectations), assuming larger fleet size (up to 4,269 vehicles instead of 3,817 in 2002) or substantially higher average daily rental rates (up to $128 in 2002 versus $94 in 1997) and using the same terminal value multiples and discount rates, the analysis implied values of Cruise America Common Stock of $3.75 to $5.85 with the larger fleet size scenario, $4.61 to $7.20 with price increase of 5% per year, $6.01 to $9.38 with price increase of 6% per year and $7.45 to $11.68 with price increase of 7% per year. PHS&G also performed a discounted future earnings analysis of Budget assuming that the cost savings and synergies that Budget management estimates will be realized, beginning after the first year of such projections, and based on Budget management and research analyst reports, consensus earnings and growth estimates. Using terminal value multiples of 18x to 22x and discount rates of 16% to 18%, the analysis produced implied values of Cruise America Common Stock of $8.80 to $11.80. PHS&G noted that the discounted future earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon numerous assumptions that must be made, including earnings growth rates, terminal values and discounted rates.

     Consideration of the Transaction Comparable Analysis. PHS&G examined mergers and acquisitions of companies from January 1, 1993 to October 20, 1997, under the following Standard Industry Classification codes: 3716, 5561, 7513, 7514 and 7519. While the transaction comparable analysis is a commonly used valuation indicator, PHS&G did not employ such analysis for the purposes of its opinion. Because the reasons for and circumstances surrounding each of the transactions analyzed were diverse and because of the inherent differences between the Merger and the selected transactions, an appropriate use of a transaction comparable analysis in this instance necessarily involves qualitative judgments concerning, among other things, differences between the characteristics of these transactions and the Merger that would affect the acquisition value of the selected transactions. For these reasons and for the lack of relevant comparable transactions, PHS&G considered a transaction comparable analysis inappropriate for valuing Cruise America.

     Analysis of Budget. In order to assess the relative public market valuation of the Budget Common Stock to be issued in the Merger, PHS&G (i) reviewed certain publicly available financial information as to the most recent reported period and stock market information as of October 20, 1997, for Budget and certain selected publicly traded companies which PHS&G deemed relevant and
(ii) performed a discounted future earnings analysis of Budget. Such comparable companies consisted of Avis Rent-A-Car, Inc.; Hertz Corporation; AMERCO; Rollins Truck Leasing Corporation; Ryder's System, Inc.; Circuit City Stores -- CarMax; and Cross Continent Auto Retailers, Inc. (the "Budget Comparable Companies"). The data described below with respect to the Budget Comparable Companies consists of median data for such group and are compared to Budget Common Stock and Budget's financial and operating information as reported as of October 20, 1997.

     PHS&G noted that the mean ratios of price/LTM EPS, price/estimated 1997 and 1998 EPS, price/ LTM EBIT and price/LTM operating cash flow (as estimated by Budget senior management for Budget and as derived from equity research analysts' reports as reported by the Institutional Brokers Estimate System, a database of institutional analysts' consensus earnings estimates, for the Budget Comparable Companies), were 62.04x, 19.0x, 14.1x, 7.19x and 5.24x, respectively, for the Budget Comparable Companies as compared to 185.89x, 21.97x, 16.84x, 15.28x and 6.61x, respectively, for Budget.

     PHS&G performed a discounted future earnings analysis of Budget on a stand-alone basis, making Budget's management and research analyst projections of future earnings for the two-year period ending December 31, 1998, and the five-year period ending December 31, 2002. PHS&G assumed terminal value multiples of 18x to 22x such projected earnings and discount rates of 16% to 18%. Such analysis produced implied values of Budget Common Stock of $31.20 to $38.90 based on 1998 estimated results and $31.50 to $41.90 based on 2002 projected results excluding the benefits and pro forma EPS accretion from the Merger. PHS&G noted that the discounted future earnings analysis was included because it is a widely-used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth ratios, terminal values and discount rates.

     Pro Forma Pooling Acquisition Analysis. PHS&G analyzed certain financial aspects of the Merger on a pro forma "pooling of interests" basis. For purposes of the pooling acquisition analysis, PHS&G relied on certain key assumptions furnished by senior management of Cruise America and Budget, including the amount and timing of assumed cost savings to be realized after the Merger, the amount and timing of assumed revenue enhancements to be realized after the Merger, the amount and timing of operating synergies to be realized after the Merger, and the amount of restructuring charges to be incurred. These assumptions were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic, market and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such assumptions. Based on these assumptions, PHS&G's pro forma pooling acquisition analysis of the Merger from Budget's perspective showed that the Merger, compared to continued operation of Budget on a stand-alone basis, would result in pro forma EPS accretion of 8 to 12 cents per share.

     Stock Trading Analysis. PHS&G reviewed the historical trading prices and volume of Cruise America Common Stock and Budget Common Stock on a daily basis from October 21, 1996, to October 20, 1997, and on a weekly basis from October 21, 1994, to October 24, 1997. PHS&G also compared the relative trading prices of the Cruise America Common Stock to the Selected Companies and Budget Common Stock to the Budget Comparable Companies over the previous three years.

     The foregoing summary does not purport to be a complete description of the analyses performed by PHS&G. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or a summary description. PHS&G believes that its analyses must be considered as a whole and that selecting portions of such analyses without considering all factors and analyses would create an incomplete view of the process underlying its opinion. In its analyses, PHS&G relied upon numerous assumptions made by senior management of Cruise America and Budget with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Cruise America and Budget. Analyses based upon forecasts of future results are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. No company or transaction used as a comparison in the analyses is identical to Cruise America or Budget or to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Cruise America, Budget and the Merger are being compared. Additionally, any estimates included in PHS&G analyses do not purport to be appraisals and are not necessarily reflective of the prices at which businesses actually may be sold. Because such estimates are inherently subject to uncertainty, PHS&G does not assume responsibility for their accuracy. PHS&G's opinion to the Cruise America Board was one of many factors taken into consideration by the Cruise America Board in making its determination to approve the Merger Agreement.

     Compensation. Pursuant to an engagement letter dated October 28, 1997, between Cruise America and PHS&G, PHS&G has earned a fee of $125,000 for the rendering of its written opinion dated November 25, 1997. Cruise America has also agreed to reimburse PHS&G for its expense of legal counsel. Cruise America has also agreed to indemnify PHS&G, its affiliates and their respective directors, officers, employers, agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws. PHS&G has never provided any other investment banking and advisory services to Cruise America or Budget in the past, and will not earn any other fees contingent or otherwise in connection with this Merger.

TERMS OF THE MERGER AGREEMENT

     General. The Merger Agreement provides that, following the approval of the Merger Agreement by the Cruise America Shareholders and the satisfaction or waiver of the other conditions to the Merger, at the Effective Time, Sub will be merged with and into Cruise America in accordance with the provisions of the FBCA. Cruise America will be the surviving corporation in the Merger and Cruise America will become a direct or indirect wholly owned subsidiary of Budget.

     Exchange Ratio. Each share of Cruise America Common Stock issued and outstanding at the time of the Merger will be converted into the right to receive 0.28073 of a share of Budget Common Stock. Any fractional shares of Budget Common Stock that would result from such calculation will be converted into cash. The Exchange Ratio was determined in arms' length negotiations between representatives of Budget and Cruise America.

     Conditions to the Merger. In addition to the approval of the Merger Agreement by the holders of a majority of the outstanding shares of Cruise America Common Stock, consummation of the Merger is subject to the satisfaction or waiver of, among others, the following conditions: (i) both parties obtaining all material consents, authorizations, orders and approvals of any governmental body; (ii) both parties obtaining all material authorizations, consents, waivers and approvals from parties to contracts or other agreements; (iii) expiration or early termination of the applicable waiting period under the HSR Act; (iv) effectiveness of the Registration Statement (of which this Proxy Statement/Prospectus is a part) under the Securities Act; (v) Budget and Cruise America obtaining a written opinion from King & Spalding, counsel to Budget, to the effect that, among other things, the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code; (vi) authorization for listing by the NYSE for the shares of Budget Common Stock to be issued pursuant to the Merger Agreement; (vii) continued accuracy of each of Budget's and Cruise America's representations and warranties as provided in the Merger Agreement; (viii) performance by each of Budget and Cruise America of its respective obligations as provided in the Merger Agreement; and (ix) receipt of legal opinions and accountants' letters with respect to various matters. The obligation of Budget

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

to effect the Merger is also subject to the receipt by Budget from Cruise America of an affiliates letter from each possible affiliate of Cruise America (as described in Section 5.16 of the Merger Agreement).

     Representations and Warranties. The Merger Agreement contains customary representations and warranties including representations and warranties regarding (i) the power and authority of Budget, Cruise America and Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby;
(ii) the capitalization of Budget and Cruise America; (iii) the non-contravention of the Merger Agreement or the Merger with any organizational document of Budget or Cruise America, any agreement of which Cruise America or Budget is a party or any applicable law; and (iv) compliance with applicable laws.

     Covenants. The Merger Agreement also contains customary covenants including covenants regarding (i) the conduct of business of Cruise America during the pendency of the Merger; (ii) continued access to information; (iii) listing of the Budget Common Stock to be issued as Merger Consideration on the NYSE; and (iv) notice to the other party of any material change in the normal course of business.

     Amendment. The Merger Agreement may be amended at any time by action of the board of directors of each of Budget, Sub and Cruise America, except that no amendment can be made after the approval of the Cruise America Shareholders if such amendment reduces the amount or changes the form of consideration to be delivered to the Cruise America Shareholders.

     Employment Agreements. Concurrently with the execution of the Merger Agreement, Randall S. Smalley, Robert A. Smalley, Robert A. Smalley, Jr. and Eric R. Bensen executed new employment agreements (the "New Employment Agreements") with Cruise America which will supersede and replace such employees' existing employment agreements (the "Existing Agreements") with Cruise America at the Effective Time. The New Employment Agreements provide for a three year term for Robert A. Smalley and Eric R. Bensen and a five year term for Randall A. Smalley and Robert A. Smalley, Jr. The employees are paid base salaries of $285,000 (Randall A. Smalley), $260,000 (Robert A. Smalley, Jr.), and $190,000 (Eric R. Bensen), respectively. These salaries are equal to the salaries each respective employee received under his previous employment agreement with Cruise America.

     Cruise America, Budget and Robert A. Smalley have entered into a termination agreement (the "Termination Agreement") which will terminate Robert
A. Smalley's New Employment Agreement effective upon the execution of the Termination Agreement and his Existing Employment Agreement at the Effective Time. Pursuant to the Termination Agreement, upon termination of Mr. Smalley's Existing Employment Agreement, Cruise America will maintain, at its sole cost and expense, for Mr. Smalley and/or his family all employee medical, health and hospitalization plans and programs in which Mr. Smalley and/or his family were entitled to participate immediately prior to the Effective Time for a period of three years after the Effective Time. In the event such participation is not permissible, Cruise America will, at its sole cost and expense, provide Mr. Smalley and/or his family with benefits substantially similar to those which Mr. Smalley and/or his family would otherwise have been entitled to receive under such plans and programs. Also, the Termination Agreement provides that Mr. Smalley will be entitled to use a Cruise America automobile for a period of three years after the Effective Time.


     The New Employment Agreements include a covenant not to compete beginning on the effective date of the New Employment Agreements and extending to the second anniversary of the termination of the employee's employment thereunder for Eric R. Bensen and on the third anniversary for the other employees. The New Employment Agreements include a provision that provides for a termination payment to the employee if such employee's employment is terminated without cause by Cruise America or is terminated by the employee for Good Reason (as defined in the New Employment Agreements). In addition, at the expiration of the employee's employment under the New Employment Agreements, Cruise America has agreed to pay (or cause to be paid) COBRA premiums for such employee for twelve months after expiration. Prior to the Effective Time, Cruise America has agreed not to amend or terminate any of the New Employment Agreements.


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

     Prior to the Effective Time, Cruise America has agreed that it will use its best efforts to cause Robert Barton, Assistant Vice President of International Marketing and Real Estate, and Don Markowski, Regional Manager of Canada, to enter into employment agreements (the "Employment Agreements") substantially in the forms attached as exhibits to the Merger Agreement. The Employment Agreements will provide for a three year term for each employee, and base salaries of $125,000 (Robert Barton) and Canadian $75,000 (Don Markowski), respectively. The Employment Agreements include a covenant not to compete beginning on the effective date of the Employment Agreements and extending to the second anniversary of the termination of the employee's employment thereunder.

     Termination. The Merger Agreement may be terminated by (i) mutual written agreement by Cruise America and Budget; (ii) Cruise America or Budget if the conditions to such parties' obligations to consummate the Merger have not been complied with or performed; (iii) Cruise America or Budget if the Merger is not consummated by May 31, 1998; (iv) Cruise America or Budget if the other party is enjoined or restrained by any governmental authority or other regulatory body, and such injunction or restraining order prevents the performance by Cruise America of its obligations under the Merger Agreement; (v) Cruise America or Budget if the Cruise America Board withdraws or materially modifies its recommendation to the Cruise America Shareholders or recommends another Acquisition Proposal (as hereinafter defined ) to the Cruise America Shareholders; and (vi) Budget if the Anticipated Transaction Costs (as defined in the Merger Agreement) of Cruise America exceed $1 million.

     Fees and Expenses. Budget will pay its own fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, and Cruise America will pay its own respective fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, except that the parties will equally divide
(i) printing and mailing costs associated with the Registration Statement (of which this Proxy Statement/Prospectus is a part) and (ii) all filing and registration fees related thereto. Cruise America has agreed that its Anticipated Transactional Costs will be reasonable and customary for transactions of this type, and in any event shall not exceed $1 million.

     Termination Fees. Cruise America has agreed that, if the Merger Agreement is terminated because the Cruise America Board withdraws its recommendation to the Cruise America Shareholders to approve the Merger, Cruise America shall pay Budget a $1.8 million Termination Fee to reimburse and compensate Budget for its expense, time and lost opportunity costs in connection with the matters contemplated by the Merger Agreement. In addition, if Cruise America enters into an agreement with respect to, or consummates, an Alternative Transaction (as defined below) within one year of the payment by Cruise America of the Termination Fee, Cruise America will pay to Budget an additional fee (the "Topping Fee"), concurrently with the consummation of such Alternative Transaction. The Topping Fee shall be equal to 25% of any Incremental Value (as hereinafter defined). The Incremental Value is the amount by which the value of the Alternative Transaction to Cruise America Shareholders shall exceed the value of the Merger. In no case shall the Topping Fee be less than $1.2 million.


     Amendment to Cruise America's Rights Agreement. In connection with the execution of the Merger Agreement, Cruise America amended its Rights Agreement so that (i) entering into the Merger Agreement and Irrevocable Proxy Agreements and the consummation of the Merger and the other transactions contemplated thereby did not and will not result in the Rights (as defined in the Rights Agreement) being triggered or becoming exercisable, and (ii) the Rights and Rights Agreement will terminate at the Effective Time.


     Antitakeover Statutes. Cruise America and the Cruise America Board have taken all action to exempt the Merger Agreement and the Irrevocable Proxy Agreements and the transactions contemplated thereby and thereby from, and the Merger Agreement and the Irrevocable Proxy Agreements and the transactions contemplated thereby are exempt from the requirements of antitakeover laws and regulations of any state, including, without limitation, the provisions of Sections 607.0901 and 607.0902 of the FBCA.

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

REGULATORY APPROVALS

     In connection with the Merger, the following filings with, or approvals of, governmental authorities are required: (i) the Commission's declaring the Registration Statement (of which this Proxy Statement/Prospectus is a part) effective; (ii) approvals in connection with compliance with applicable Blue Sky or state securities laws; (iii) the filing of the Articles of Merger with the Department of State of the State of Florida; (iv) the filings of such reports under Section 13(a) of the Exchange Act as may be required in connection with the Merger Agreement and other related transactions; and (v) appropriate filings under the HSR Act, and the Investment Canada Act. Both Cruise America and Budget made the appropriate filings under the HSR Act on December 4, 1997. The waiting period under the HSR Act was terminated effective as of December 19, 1997.


DISSENTER'S/APPRAISAL RIGHTS


     Cruise America Shareholders are not entitled under the FBCA to exercise dissenter's rights or appraisal rights in connection with the Merger.

IRREVOCABLE PROXY AGREEMENTS

     Concurrently with the execution of the Merger Agreement, Budget entered into the Irrevocable Proxy Agreements with Randall S. Smalley, Robert A. Smalley, Robert A. Smalley, Jr. and Sally Smalley DiLucente (the "Holders"), who collectively hold in the aggregate approximately 30.1% of the outstanding Cruise America Common Stock, pursuant to which each Holder granted to Budget an irrevocable proxy to vote the shares of Cruise America Common Stock beneficially owned or controlled by each Holder in favor of the Merger Agreement and the Merger (including with respect to any procedural matters related thereto) at any meeting or by written consent of the shareholders of Cruise America.

     During the term of the Irrevocable Proxy Agreements, the Holders agree not to directly or indirectly solicit, initiate or encourage the submission of any Acquisition Proposal. The Holders also agree to (i) advise Budget of the receipt of any Acquisition Proposal, its material terms and the identity of such persons making such proposal and (ii) keep Budget informed of the status and details of any Acquisition Proposal. As used in the Irrevocable Proxy Agreements, the term "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, joint venture, business combination or similar transaction involving Cruise America or any Cruise America subsidiary, or any purchase of all or any significant portion of the assets of Cruise America or any Cruise America subsidiary.

     Pursuant to the Irrevocable Proxy Agreements, the Holders covenant not to acquire or sell, transfer, assign, pledge, encumber or otherwise dispose of the shares of Cruise America Common Stock, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, pledge, encumbrance or other disposition of any of the Shares; provided however, that each Holder can sell, transfer, assign or otherwise dispose of no more than 20,000 shares of Cruise America Common Stock in the aggregate after the date the Irrevocable Proxy Agreements were executed and prior to the period commencing thirty days before the Effective Time of the Merger.

EFFECTIVE TIME OF THE MERGER AND EXCHANGE OF SHARES

     Effective Time of the Merger. The Merger will become effective upon the filing of the articles of merger relating thereto with the Department of State of the State of Florida or at such other time thereafter as provided therein. The Merger Agreement provides that the parties thereto will cause the articles of merger to be filed as soon as practicable after all of the conditions to the consummation of the Merger have been satisfied or waived.

     Exchange of Cruise America Stock Certificates. Immediately after the Effective Time, instructions and a letter of transmittal will be furnished to all Cruise America Shareholders for use in exchanging their Cruise America stock certificates for certificates evidencing the shares of Budget Common Stock they will be entitled to receive as a result of the Merger. CRUISE AMERICA SHAREHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL INSTRUCTIONS AND THE LETTER OF TRANSMITTAL ARE RECEIVED.

RECOMMENDATION OF THE CRUISE AMERICA BOARD

     THE CRUISE AMERICA BOARD HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF CRUISE AMERICA AND ITS SHAREHOLDERS, HAS ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE CRUISE AMERICA SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the Merger, Cruise America Shareholders should be aware that certain executive officers and directors of Cruise America have certain interests that may present them with potential conflicts of interest with respect to the Merger.

     Ownership of Cruise America Common Stock. As of December 15, 1997, executive officers and directors of Cruise America beneficially owned or controlled an aggregate of 1,780,285 shares of Cruise America Common Stock. After the consummation of the Merger, such persons will own or control approximately 499,000 shares of Budget Common Stock.

     Stock Incentive Plans. Prior to or as of the Effective Time, the options to acquire 397,100 shares of Cruise America Common Stock subject to stock options granted under the Cruise America stock incentive plans will be converted and exchanged, without any action on the part of the holder thereof, into options to acquire, upon payment of the exercise price (which shall equal the exercise price per share for the option immediately prior to the Merger, divided by the Exchange Ratio multiplied by the number of shares to which the option relates), the number of shares of Budget Common Stock the option holder would have received pursuant to the Merger if the holder had exercised his or her option immediately prior thereto, rounded to the next lowest whole number.

     Employment Agreements. Concurrently with the execution of the Merger Agreement, Randall S. Smalley, Robert A. Smalley, Robert A. Smalley, Jr. and Eric R. Bensen executed the New Employment Agreements with Cruise America which will supersede and replace such employees' Existing Employment agreements with Cruise America at the Effective Time. The New Employment Agreements provide for a three year term for Robert A. Smalley and Eric R. Bensen and a five year term for Randall A. Smalley and Robert A. Smalley, Jr. The employees are paid base salaries of $285,000 (Randall A. Smalley), $260,000 (Robert A. Smalley, Jr.), and $190,000 (Eric R. Bensen), respectively. These salaries are equal to the salaries each respective employee received under his Existing Agreement.

     Cruise America, Budget and Robert A. Smalley have entered into the Termination Agreement which will terminate Robert A. Smalley's New Employment Agreement effective upon the execution of the Termination Agreement and his Existing Employment Agreement at the Effective Time. Pursuant to the Termination Agreement, upon termination of Mr. Smalley's Existing Employment Agreement, Cruise America will maintain, at its sole cost and expense, for Mr. Smalley and/or his family, all employee medical, health and hospitalization plans and programs in which Mr. Smalley and/or his family were entitled to participate immediately prior to the Effective time for a period of three years after the Effective Time. In the event such participation is not permissible, Cruise America will, at its sole cost and expense, provide Mr. Smalley and/or his family with benefits substantially similar to those which Mr. Smalley and/or his family would otherwise have been entitled to receive under such plans and programs. Also, the Termination Agreement provides that Mr. Smalley will be entitled to use a Cruise America automobile for a period of three years after the Effective Time.

     The New Employment Agreements include a covenant not to compete beginning on the effective date of the New Employment Agreements and extending to the second anniversary of the termination of the employee's employment thereunder for Eric R. Bensen and on the third anniversary for the other employees.

The New Employment Agreements include a provision that provides for a termination payment to the employee of such employee's employment is terminated without cause by Cruise America or is terminated by the employee for Good Reason (as defined in the New Employment Agreements). In addition, at the expiration of the employee's employment under the New Employment Agreements, Cruise America has agreed to pay (or cause to be paid) COBRA premiums for such employee for twelve months after expiration. Prior to the Effective Time, Cruise America has agreed not to amend or terminate any of the New Employment Agreements.


     Indemnification; Insurance. For a period of six years after the Effective Time, Cruise America, as the surviving corporation in the Merger, will provide with respect to each present or former director and officer of Cruise America and its subsidiaries, the indemnification rights which such parties had before the consummation of the Merger, whether under an indemnification agreement with Cruise America or a Cruise America subsidiary, or under the FBCA or the bylaws of Cruise America or a Cruise America subsidiary. Immediately following the Effective Time, Budget shall cause to remain in effect the current directors' and officers' liability insurance policies maintained by Cruise America or any Cruise America subsidiary with respect to claims arising from facts or events which occurred at or before the Effective Time, and Budget will maintain such coverage for a period of six years after the Effective Date. In no event shall Budget be required to expend on an annual basis more than an amount equal to 150% of the current annual premiums paid by Cruise America and the Cruise America subsidiaries for such insurance, and, in the event the cost of such coverage shall exceed that amount, Budget shall purchase as much coverage as possible for such amount.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to qualify to be treated as a pooling of interests for financial accounting purposes. Accordingly, the Merger will be treated as a continuation of the existing businesses of Budget and Cruise America and accounted for by combining the historical balances and results of Budget and Cruise America. The assets and liabilities of Budget and Cruise America will be carried forward at their recorded amounts. Results of operations of Budget after the Merger will include the results of operations of Budget and Cruise America for the entire fiscal period in which the Merger occurs. The reported results of operations of Budget and Cruise America for prior periods will be combined and restated as results of operations of the combined company.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary has been included in reliance upon the opinion of King & Spalding, counsel to Budget, as to the material federal income tax consequences of the Merger to the Cruise America Shareholders. The summary is based on the provisions of the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof. Such laws or interpretations may differ at the Effective Time, and relevant facts also may differ. This summary does not address the treatment of certain shareholders who may be subject to special tax rules, such as individuals who acquired their shares pursuant to employee stock options or otherwise as compensation.

     Based upon the opinion of King & Spalding, Cruise America and Budget expect that the Merger will be treated as a tax-free reorganization for federal income tax purposes so that no gain or loss will be recognized by the Cruise America Shareholders except in respect of cash received in lieu of fractional shares of Budget Common Stock. The opinion of King & Spalding, however, will not be binding upon the IRS or the courts, and will be subject to a number of assumptions, qualifications and limitations. If the Merger is consummated, and it is later determined that the Merger did not qualify as a tax-free reorganization under the Code, Cruise America Shareholders, in addition to the gain or loss recognized on the cash received in lieu of fractional shares (as described below), would recognize taxable gain or loss upon the receipt of the Budget Common Stock in the Merger.

     Cash received in the Merger by a Cruise America Shareholder in lieu of a fractional share of Budget Common Stock will be treated under Section 302 of the Code as having been received by such Cruise

America Shareholder in exchange for such fractional share, and such Cruise America Shareholder generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and such Cruise America Shareholder's tax basis allocable to the fractional share.

     THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH CRUISE AMERICA SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL STATE, LOCAL AND FOREIGN TAX LAWS.

RESALE OF BUDGET COMMON STOCK

     Shares of Budget Common Stock to be issued to Cruise America Shareholders in connection with the Merger will be freely transferrable under the Securities Act, except for shares issued to any person who, as of the date of the Special Meeting, may be deemed to be an "affiliate" of Cruise America within the meaning of Rule 145 under the Securities Act. In general, affiliates of Cruise America include its directors, executive officers and any other person or entity who controls, is controlled by, or is under control with, Cruise America. Rule 145, among other things, imposes certain restrictions upon the resale of securities received by affiliates in connection with certain reclassifications, mergers, consolidations or asset transfers. Budget Common Stock received by affiliates of Cruise America in the Merger will be subject to the applicable resale limitations of Rule 145. Commission guidelines regarding qualifying for the "pooling of interests" method of accounting also limit sales of shares by affiliates of Cruise America. Generally, affiliates of Cruise America are not permitted to dispose of any shares of Cruise America beneficially owned by them, or shares of Budget Common Stock they receive in connection with the Merger, during the period beginning 30 days before the Effective Time and ending when financial results covering at least 30 days of post-Merger operations of Cruise America and Budget have been published.

     In the Merger Agreement, Cruise America has agreed to deliver to Budget a letter identifying all persons who are, as of the date of the Special Meeting, possible affiliates within the meaning of Rule 145 under the Securities Act. In addition, Cruise America agreed to use commercially reasonable efforts to cause each such affiliate to deliver to Budget on or prior to the Effective Time a written statement to the effect that such person will not sell, transfer or otherwise dispose of any shares of Budget Common Stock received in the Merger by such affiliate unless (i) such sale, transfer or other disposition is registered under the Securities Act and is consistent with the requirement of "pooling of interests" accounting, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 under the Securities Act and is consistent with the requirement of "pooling of interests" accounting or (iii) in the opinion of counsel reasonably acceptable to Budget, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act and is consistent with the requirement of "pooling of interests" accounting. Budget may place legends on certificates representing shares of Budget Common Stock which are issued to affiliates of Cruise America in the Merger to restrict such transfers.

       COMPARISON OF RIGHTS OF HOLDERS OF CRUISE AMERICA COMMON STOCK AND
                              BUDGET COMMON STOCK

     Upon consummation of the Merger, and to the extent they receive shares of Budget Common Stock, the shareholders of Cruise America, a Florida corporation, will become stockholders of Budget, a Delaware corporation (the "Budget Stockholders"). The rights of Cruise America Shareholders will thereafter be governed by applicable Delaware law ("Delaware Law"), including the Delaware General Corporation Law ("DGCL"), and by the Amended and Restated Certificate of Incorporation and Bylaws of Budget (the "Budget Certificate" and the "Budget Bylaws," respectively). The following is a summary of the material differences between the rights of Cruise America Shareholders and the Budget Stockholders pursuant to the differences in Delaware Law and applicable Florida law ("Florida Law"), including the FBCA, and between the Budget Certificate and Budget Bylaws, on the one hand, and the Articles of Incorporation and Bylaws of Cruise America (the "Cruise America Articles" and the "Cruise America Bylaws," respectively), on the other hand. The following summary does not purport to be a complete statement of the difference in the rights of Cruise America Shareholders and Budget Stockholders. This summary is qualified in its entirety by reference to the full text of the Budget Certificate and the Budget Bylaws, the Cruise America Articles and Cruise America Bylaws, and Delaware Law and Florida Law.

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of Cruise America consists of 15,000,000 shares of common stock, par value $.01 per share and 1,000,000 shares of Preferred Stock, par value $1.00 per share. The authorized capital stock of Budget consists of 35,000,000 shares of Class A Common Stock, par value $.01 per share, 2,500,000 shares of Class B Common Stock, par value $.01 per share, and 250,000 shares of Preferred Stock, par value $.01 per share.

DIVIDENDS AND OTHER DISTRIBUTIONS

     Delaware Law permits a corporation to declare and pay dividends to stockholders out of surplus (defined as net assets minus capital) or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the proceeding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of any classes which may have a preference upon the distribution of assets. Subject to the rights of holders of preferred stock, the Budget Certificate permits Budget to make dividends on its common stock if such dividends are made in equal distributions to the holders of Class A and Class B Common Stock.

     Florida law permits a corporation to pay dividends to shareholders as long as, after giving effect to such distribution, the corporation will be able to pay its debts as they become due in the usual course of business and the corporation's total assets will not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy upon dissolution the preferential rights of shareholders, whose preferential rights are superior to those receiving the distribution. The Cruise America Articles contain no restrictions on the payment of dividends except that it requires that dividends on any outstanding preferred stock be paid before any dividends are paid on its common stock.

SPECIAL MEETING OF STOCKHOLDERS

     Under the DGCL, a special meeting of stockholders can be called by the corporation's board of directors or by such person or persons as may be authorized by the corporation's certificate of incorporation or bylaws. Under the Budget Bylaws, a special meeting of the stockholders of Budget may be called by the Budget Board, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary of Budget or by the record holders of at least a majority of the combined voting power of the shares of capital stock issued, outstanding and entitled to vote at the meeting. Under Florida Law, a special meeting of shareholders can be called by a corporation's board of directors, the persons authorized by the articles of incorporation or bylaws, the holders of not less than ten percent of all votes entitled to be cast on any issue to be considered at the proposed special meeting, unless a different percentage, not to exceed fifty percent, is provided in the articles of incorporation. Under the Cruise America Bylaws, a special meeting may be called by the Cruise America Board, or the holder of not less than ten percent of all shares entitled to vote at the meeting.

VOTING REQUIREMENTS GENERALLY

     Under Delaware Law, the affirmative vote of the majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present and entitled to vote on the subject matter is deemed to be the act of the stockholders, unless the DGCL, the certificate of incorporation or the bylaws of the corporation specify a different voting requirement. Under Florida Law, the affirmative vote of the majority of votes entitled to be cast on the matter at a meeting where a quorum exists is required for shareholder action unless the FBCA, the articles of incorporation or the bylaws state otherwise.

     The Budget Bylaws states that each Budget Stockholder is entitled to one vote for every share of Class A Common Stock held and ten votes for every Class B Common Stock held by such stockholder. The vote of a majority of the combined voting power of the shares present in person or represented by proxy at a duly held meeting at which a quorum is present is deemed to be the act of the Budget Stockholders. The Cruise America Bylaws provide that the affirmative vote of the majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present and entitled to vote is deemed the act of the Cruise America Shareholders.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION

     Under Delaware Law, an amendment to a corporation's certificate of incorporation requires the approval of the board of directors and the approval of a majority of the outstanding shares entitled to vote thereon. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for purposes of voting by classes.

     Under Florida Law, a corporation's articles of incorporation may be amended if the board of directors recommends the amendment and the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class approve the amendment, unless the FBCA, the articles of incorporation or the bylaws require a greater vote.

     The Budget Certificate does not state how the Budget Certificate may be amended. The Cruise America Articles state that the Cruise America Articles may be amended in the manner provided for by Florida Law.

AMENDMENT OF BYLAWS

     Under Delaware Law, the stockholders may amend the bylaws. The certificate of incorporation may also confer the power to amend the bylaws upon the board of directors; however, the fact that such power has been conferred on the board of directors will not divest the stockholders' power to amend the bylaws. Under Florida Law, a corporation's bylaws may be amended by the board of directors or the shareholders, provided that the board of directors may not amend or repeal any bylaw adopted by shareholders if the shareholders specifically provide that such bylaw is not subject to amendment or repeal by the board of directors.

     The Budget Certificate gives the Budget Board the power to adopt or amend the bylaws without any stockholder action. The Budget Bylaws empower both the Budget Board and the Budget Stockholders to amend the bylaws unless the Budget Certificate or Delaware Law reserves such amendment power to the stockholders in whole or in part, or if the stockholders in adopting, amending or repealing a particular bylaw expressly provide that the board of directors may not amend or repeal that bylaw.

     Cruise America Bylaws grant the Cruise America Board the authority to amend or repeal the Cruise America Bylaws. Such action by the Cruise America Board requires an affirmative vote of not less than two-thirds of the members of the Cruise America Board.

ACTION BY WRITTEN CONSENT

     Under Delaware Law, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. Under Florida Law, the shareholders may take action without a meeting if a consent in writing to such action is signed by the shareholders having a minimum number of votes that would be necessary to take such action at a meeting.

     Budget Bylaws do not restrict the ability of the Budget Stockholders to take action by written consent. Cruise America Bylaws permit the Cruise America Shareholders to take action by written consent; provided however, that if the consent is not circulated by the Cruise America Board, prior notice must be sent to the Secretary who thereafter must set a record date for determining the shareholders entitled to consent to such action.

VOTING IN THE ELECTION OF DIRECTORS

     Under Delaware and Florida Law, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless the articles or certificate or incorporation provides for cumulative voting. Neither the Budget Certificate nor the Cruise America Articles provides for cumulative voting.

     Under Delaware Law, vacancies and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws. If, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board of directors as constituted immediately prior to such increase, the Delaware Court of Chancery may, upon application of stockholders holding at least ten percent of the total number of shares outstanding having the right to vote for such directors, order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office. Under Florida Law, vacancies may be filled by the affirmative vote of a majority of the remaining directors or by the shareholders, unless the articles of incorporation provide otherwise.

     Under the Budget Bylaws, vacancies occurring on the Budget Board as a result of the removal of a director without cause may be filled only by a vote of the record holders of a majority of the combined voting power of the shares present and entitled to vote. Vacancies occurring for any other reason may be filled by such vote or written consent of the Budget Board. Under Cruise America Bylaws, a vacancy in the Cruise America Board occurring for any reason shall be filled by the affirmative vote of at least two-thirds of the directors then in office.

NUMBER AND QUALIFICATION OF DIRECTORS

     Under Delaware Law, the minimum number of directors a corporation may have is one. Delaware Law permits the board of directors alone to change the authorized number, or the range, of directors by amendment to the bylaws, unless the directors are not authorized in the certificate of incorporation to amend the bylaws or the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only upon amendment of the certificate of incorporation.

     Under Florida Law, the board of directors of a corporation must consist of at least one director, with the number specified in or fixed in accordance with the articles of incorporation. The number of directors may be increased or decreased in the manner provided in the articles of incorporation or bylaws.

     The Budget Bylaws provide for three directors, or such other number as shall be fixed from time to time by the Budget Board. The Cruise America Bylaws provide that the number of directors shall be fixed from time to time within the limits of the Cruise America Articles. The Cruise America Articles state that the number of directors shall not be less than five, but not more than twenty-five.

REMOVAL OF DIRECTORS

     Under Delaware Law, a director of a corporation without a classified board of directors may be removed with or without cause. Budget does not have a classified board of directors. The Budget Bylaws provide that any director or all the directors may be removed with or without cause by the holders of the majority of the combined voting power of the shares then entitled to vote at an election of the Budget Board.

     Under Florida Law, the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors can only be removed for cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group can vote to remove him. The Cruise America Bylaws provide that any director or the entire Cruise America Board may be removed with or without cause by the holders of the majority of the shares then entitled to vote at a shareholder meeting called expressly for that purpose.

DISSENTER'S/APPRAISAL RIGHTS

     Under Delaware Law, a stockholder has a right to dissent from certain corporate actions and to be entitled to an appraisal by the Court of Chancery of the fair value of such stockholder's shares of stock. Such corporate actions include: (i) a merger or consolidation pursuant to certain sections of DGCL and
(ii) certain corporate actions that a corporation includes in its certificate of incorporation to provide for appraisal rights. However, no appraisal rights are available for the shares of any class or series of stock which stock at the record date were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") or held of record by more than 2,000 holders (the "Market Shares"). Notwithstanding the previous sentence, appraisal rights are available for the Market Shares if the holders are required by the terms of the merger to accept for the Market Shares anything except (i) shares of the surviving corporation; (ii) shares of any other corporation which shares of stock at the effective date of the merger will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares; or
(iv) any combination of (i) through (iii).

     Under Florida Law, any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of such shareholder's shares in the event of the following corporate actions: (i) consummation of a plan of merger if the shareholder is entitled to vote on the merger; (ii) consummation of a sale or exchange of all, or substantially all, of the property of the corporation, if the shareholder is entitled to vote on such sale or exchange;
(iii) the occurrence of control-share acquisition (see "Comparison of Rights of Holders of Cruise America Common Stock and Budget Common Stock -- Antitakeover Provisions"); (iv) consummation of a plan of share exchange if the shareholder is entitled to vote of such share exchange; (v) any amendment to the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by altering or abolishing certain shareholder rights; and (vi) any corporation action taken, to the extent the articles of incorporation provides for a right to dissent. Unless the articles of incorporation provide otherwise, with respect to a plan of merger, a proposed sale or exchange of property or a share exchange, no shareholder shall have a right to dissent if on the record date the shares were either registered on a national securities exchange or held of record by not fewer than 2,000 shareholders.

PREEMPTIVE RIGHTS

     Under both Delaware Law and Florida Law, shareholders do not possess preemptive rights as to the issuance of additional or treasury securities by the corporation, unless the corporation's articles or certificate of incorporation provides otherwise. The Budget Certificate and the Budget Bylaws and the Cruise America Articles and the Cruise America Bylaws do not provide for preemptive rights.

LIQUIDATION RIGHTS

     Generally under both Delaware and Florida Law, shareholders are entitled to share ratably in the distribution of assets upon the dissolution of their corporation. Preferred shareholders typically do not participate in the distribution of assets of a dissolved corporation beyond their established contractual preferences. Once the rights of preferred shareholders have been fully satisfied, common shareholders are entitled to the distribution of any remaining assets.

ANTI-TAKEOVER PROVISIONS

     Statutory Provisions. Section 203 of the DCGL prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) prior to the date at which the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which the person becomes an interested stockholder; (ii) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are officers or held in certain employee stock plans); or (iii) the business combination is approved by the board of directors and by at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date such stockholder became an interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. A "business combination" includes, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

     Section 607.0901 of the FBCA, informally known as the "Fair Price Statute," provides that the approval of the holders of two-thirds of the voting shares of a company, other than the shares owned by an Interested Shareholder (as hereinafter defined) would be required in order to effectuate certain transactions, including without limitation a merger, sale of assets, sale of shares and reclassification of securities involving a corporation and an Interested Shareholder (an "Affiliated Transaction"). An "Interested Shareholder" is defined under the FBCA as the beneficial owner of more than 10% of the voting shares outstanding. The foregoing special voting requirement is in addition to the vote required by any other provision of the FBCA or a corporation's articles of incorporation.

     The special voting requirement does not apply in any of the following circumstances: (i) the Affiliated Transaction is approved by a majority of the corporation's disinterested directors; (ii) the corporation has not had more than 300 shareholders of record at any time during the three years proceeding the announcement of the Affiliated Transaction; (iii) the Interested Shareholder has beneficially owned 80% of the corporation's voting shares for five years;
(iv) the Interested Shareholder beneficially owns 90% of the corporation's voting shares; or (v) all of the following conditions are met: (A) the cash and fair value of other consideration to be paid per share to all holders of voting shares equals the highest per share price calculated pursuant to various methods set forth in Section 607.0901 of the FBCA; (B) the consideration paid by the interested shareholder in the Affiliated Transaction is cash or in the same form of consideration the Interested Shareholder has previously paid for the shares;
(C) during such portion of the three year period proceeding the announcement date that the Interested Shareholder has been an Interested Shareholder, except as approved by a majority of the disinterested directors, there shall have been no failure to declare and pay at the regular dated thereof for any periodic dividends, no reductions in the annual rate of dividends, no increase in the voting shares owned by the interested shareholder, no benefit to the interested shareholder from loans, guaranties or other financial assistance or tax advantages provided by the corporation; and (D) the corporation must mail a proxy statement to the voting shareholders of the corporation.

     A corporation may "opt out" of the Fair Price Statute by electing to do so in its original articles of incorporation or by adopting an amendment to its articles of incorporation or bylaws opting out and having such amendment approved by the holders of a majority of the voting shares not held by the interested shareholder, its affiliates or associates. The amendment will not be effective until 18 months after such vote, and will not apply to any Affiliated Transaction with someone who is an interested shareholder on or prior to the effective date of the amendment. Cruise America has not opted out of the provisions of the Fair Price Statute.

     Section 607.0902 of the FBCA, informally known as the "Control Share Acquisition Statute," provides that the voting rights to be accorded Control Shares (as defined below) of a Florida corporation that has (i) 100 or more shareholders, (ii) its principal place of business, its principal office, or substantial assets in Florida and (iii) either (A) more than 10% of its shareholders residing in Florida, (B) more than 10% of its shares owned by Florida residents, or (C) 1,000 shareholders residing in Florida, must be approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons, before the Control Shares will be granted any voting rights.

     "Control Shares" are defined in the FBCA to be shares acquired in a Control Share Acquisition (as defined below) that, when added to all other shares of the issuing corporation owned by such person, would entitle such person to exercise, either directly or indirectly, voting power within any of the following ranges:
(a) 20% or more but less than 33% of all voting power of the corporation's voting securities, (b) 33% or more but less than a majority of all voting power of the corporation's voting securities, or (c) a majority or more of all of the voting power of the corporation's voting securities. A "Control Share Acquisition" is defined in the FBCA as an acquisition, either directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, outstanding Control Shares. The Control Acquisition Statute also states that, if provided in the articles of incorporation or bylaws of a corporation prior to their acquisition, Control Shares may be redeemed by the corporation for fair value in certain circumstances. Finally, unless otherwise provided in a corporation's articles of incorporation or bylaws prior to a Control Share Acquisition, in the event Control Shares are accorded full voting rights and the acquiring person has acquired Control Shares with a majority or more of all voting power, all shareholders will have dissenters' rights.

     The Control Share Acquisition Statute further provides that, in certain circumstances, an acquisition of shares that otherwise would be governed by its provisions does not constitute a Control Share Acquisition. Among such circumstances are acquisitions of shares approved by the corporation's board of directors and mergers effected in compliance with the applicable provisions of the FBCA, if the corporation is a party to the agreement of merger.

     Budget's Classification of Stock.  Budget has two classes of Common Stock:
Class A Common Stock, holders of which are entitled to one vote per share, and Class B Common Stock, holders of which are entitled to ten votes per share. Three executive officers own all outstanding shares of Class B Common Stock, which, following the Merger, together with the Class A Common Stock owned by such individuals, will represent approximately 47.6% of the combined voting power of both classes of Common Stock. As a result, such officers will be able to exert substantial influence over any vote to approve a potential business combination.

     Cruise America's Rights Plan. Cruise America adopted the Rights Agreement which distributed to each record holder of common stock a right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock (the "Right") under the happening of certain events, including (i) an Acquiring Person (as defined in the Rights Plan) acquiring more than 20% of the common stock; (ii) a tender offer for more than 30% of the outstanding shares of common stock; or (iii) the beneficial ownership of a certain number of shares exceeding 15% of the outstanding shares of common stock. The Rights Agreement permitted the Cruise America Board to redeem the rights at $.01 per right prior to the earlier of 30 days after the Stock Acquisition Date (as defined in the Rights Agreement) or March 18, 1999.

     In connection with the execution of the Merger Agreement, Cruise America amended the Rights Agreement to provided that (i) entering into the Merger Agreement and Irrevocable Proxy Agreements and the consummation of the Merger and the other transactions contemplated thereby did not and will not result in the Rights being triggered or becoming exercisable, and (ii) the Rights and Rights Agreement will terminate at the Effective Time of the Merger.

TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS

     Under Delaware Law, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, is void or voidable if (i) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the board of directors or committee which authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors; (ii) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the stockholders entitled to a vote thereon, and the contract or transaction is specifically approved by the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders. A corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries, including directors who are also officers or employees, when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

     Under Florida Law, no contract or other transaction between a corporation and one or more directors in which one or more of its of its directors are directors or officers or is financially interested shall be either voidable or void because of such relationship if (i) the relationship or interest is disclosed or known to the board of directors which authorizes the transaction without counting the votes of the interested directors; (ii) the relationship or interest is disclosed or known to the shareholders who authorize the transaction; or (iii) the contract or transaction is fair and reasonable as to the corporation at the time it is authorized by the board of directors or shareholders. The Cruise America Bylaws also state that an interested director transaction is not void or voidable under the above three circumstances.

INDEMNIFICATION

     Under Delaware Law, a corporation has the power to indemnify any agent against expenses, judgments, fines and settlements incurred in a proceeding, other than an action by or in the right of the corporation, if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, had no reason to believe that their conduct was unlawful. In the case of an action by or in the right of the corporation, the corporation has the power to indemnify any agent against expenses incurred in defending or settling the action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification may be made when a person is adjudged liable to the corporation, unless a court determines such person is entitled to indemnification for expenses, and then such indemnification may be made only to the extent that such court shall determine. Delaware Law requires that to the extent an officer, director, employee or agent of a corporation is successful on the merits or otherwise in defense of any third-party or derivative proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses incurred in connection therewith.

     The Budget Bylaws permit indemnification in circumstances described under the Delaware Law. Also, the Budget Bylaws state that the rights to indemnification provided thereunder are not exclusive of any other indemnification rights the directors might be entitled to under law.

     Under Florida law, the directors and officers of a corporation may be indemnified against certain liabilities which they may incur in their capacity as officers and directors. Such indemnification is generally available if the executive acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, the corporation has the power to indemnify any person who was a party to a proceeding by or in the right of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation. Indemnification may also be available unless a court of competent jurisdiction establishes by final adjudication that the actions or omissions of the executive are material to the cause of action so adjudicated and constituted: (a) a violation of the criminal law, unless the executive had reasonable cause to believe his or her conduct was lawful; (b) a transaction from which the executive derived an improper personal benefit; or (c) willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation or procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     The Cruise America Bylaws indemnify any director who is made a party to a proceeding by reason that they are a director of Cruise America unless the conduct of such person is finally adjudicated to have been grossly negligent or to constitute willful misconduct. The Cruise America Bylaws state that the indemnification rights thereunder are not exclusive of any other indemnification rights which the director might be entitled.

DIRECTORS' LIABILITY

     Under Delaware Law, a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision may not eliminate or limit director monetary liability for (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;
(iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.

     Florida Law provides that a director will not be personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director unless: (a) the director breached or failed to perform his duties as a director, and (b) the director's breach of or failure to perform those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction in which the director derived an improper personal benefit; (3) a payment of certain unlawful dividends and distributions; (4) in a proceeding by or in the right of the corporation to procure judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interests of the corporation, or willful misconduct; or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. This provision would absolve directors of the corporation of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, from liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to Cruise America and its shareholders, and it would not affect the availability of injunctive and other equitable relief as a remedy.

SHAREHOLDER APPROVAL OF MERGER

     Under Delaware Law, the principal terms of a merger generally require the approval of the stockholders of each of the merging corporations. Unless otherwise required in a corporation's certificate of incorporation, Delaware Law does not require the vote of stockholders of a constituent corporation surviving the merger if (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and (iii) either no shares of the surviving corporation and no securities convertible into such stock are to be issued in the merger or the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

     Under Florida Law, the principal terms of a merger generally require the approval of the shareholders of each corporation party to a merger. Unless required by the corporation's articles of incorporation, action by the shareholders of the surviving corporation is not required if (i) the articles of incorporation of the surviving corporation will not differ from its articles before the merger; (ii) each shareholder of the surviving corporation whose shares were outstanding prior to the effective date of the merger will hold the same number of shares immediately after the merger; and (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, will not exceed by more than 20 percent the total number of voting shares of the surviving corporation outstanding immediately before the merger.

                  SELECTED HISTORICAL FINANCIAL DATA OF BUDGET

     The following table sets forth selected consolidated statements of operations data and selected consolidated balance sheet data of Budget. The selected financial data for each of the five years ended December 31, 1996 are derived from the consolidated financial statements of Budget. The data presented for each of the nine months ended September 30, 1996 and 1997 are derived from unaudited financial statements, but in the opinion of Budget reflect all adjustments (consisting of normal recurring adjustments) that Budget considers necessary for a fair presentation of such information in accordance with generally accepted accounting principles. Information for the nine months ended September 30, 1997 includes the operations of BRACC from April 29, 1997. The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Budget" and the Consolidated Financial Statements and notes thereto incorporated by reference in this Proxy Statement/Prospectus.

                                                                                      NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                 -------------------------------------------------   --------------------
                                  1992      1993      1994       1995       1996       1996        1997
                                 -------   -------   -------   --------   --------   --------    --------
                                                              (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Operating revenue:
  Vehicle rental revenue(a)....  $21,968   $22,321   $38,642   $107,067   $223,250   $166,531    $685,891
  Retail car sales revenue.....       --        --        --     42,662    134,120     94,489     172,623
  Royalties and other
    revenue....................       --        --        --         --         --         --      32,702
                                 -------   -------   -------   --------   --------   --------    --------
         Total operating
           revenue.............  $21,968   $22,321   $38,642   $149,729   $357,370   $261,020    $891,216
                                 -------   -------   -------   --------   --------   --------    --------
Operating expenses:
  Direct vehicle and
    operating..................    5,989     5,452     9,439     13,704     35,098     24,392      80,938
  Depreciation -- vehicle......    2,832     4,358     7,382     27,476     60,735     43,983     187,842
  Depreciation -- non-
    vehicle....................      212       229       446      1,341      2,589      1,915      12,046
  Cost of car sales............       --        --        --     38,021    113,747     77,727     147,376
  Advertising, promotion and
    selling....................    1,477     1,658     3,090     11,826     22,983     17,101      69,064
  Facilities...................    2,662     2,695     4,398     11,121     20,406     14,924      66,101
  Personnel....................    4,292     4,537     7,947     24,515     53,097     38,239     158,340
  General and administrative...      736       790     1,515      6,686     11,605      8,013      36,654
  Amortization.................      151       152       229        859      1,843      1,468       4,981
                                 -------   -------   -------   --------   --------   --------    --------
         Total operating
           expenses............  $18,351   $19,871   $34,446   $135,549   $322,103   $227,762    $763,342
                                 -------   -------   -------   --------   --------   --------    --------
Operating income...............  $ 3,617   $ 2,450   $ 4,196   $ 14,180   $ 35,267   $ 33,258    $127,874
                                 -------   -------   -------   --------   --------   --------    --------
Other (income) expense:
  Vehicle interest expense.....  $ 2,440   $ 2,462   $ 3,909   $ 13,874   $ 25,336   $ 18,542    $ 63,268
  Non-vehicle interest expense
    (income), net..............      619       401      (139)      (716)       838      2,158       8,698
  Non-recurring expense
    (income)...................       --    (1,023)       --         --      1,275         --          --
                                 -------   -------   -------   --------   --------   --------    --------
         Total other expense...  $ 3,059   $ 1,840   $ 3,770   $ 13,158   $ 27,449   $ 20,700    $ 71,966
                                 -------   -------   -------   --------   --------   --------    --------
Income before income taxes.....      558       610       426      1,022      7,818     12,558      55,908
Provision for income taxes.....       --       182       176        685      3,321      4,395      23,454
                                 -------   -------   -------   --------   --------   --------    --------
Net income.....................  $   558   $   428   $   250   $    337   $  4,497   $  8,163    $ 32,454
                                 =======   =======   =======   ========   ========   ========    ========
Weighted average common and
  common equivalent shares
  outstanding:
    Primary....................       --        --     3,704      6,369      9,488      8,675      19,324
    Fully diluted..............       --        --     3,704      6,369      9,488      8,820      24,393
Earnings per common and common
  equivalent share:
    Primary....................       --        --   $  0.07   $   0.05   $   0.47   $   0.94    $   1.68
    Fully diluted..............       --        --      0.07       0.05       0.47       0.93        1.48

                                                                                                       AS OF
                                                              AS OF DECEMBER 31,                   SEPTEMBER 30,
                                              --------------------------------------------------   -------------
                                               1992      1993       1994       1995       1996         1997
                                              -------   -------   --------   --------   --------   -------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
  Revenue earning vehicles, net.............  $23,343   $23,577   $ 97,127   $219,927   $319,257    $1,989,965
  Vehicle inventory.........................       --        --        943      8,938     16,413        34,168
  Total assets..............................   32,027    33,325    162,991    386,323    587,223     3,481,801
  Fleet financing facilities................   23,890    23,857    123,779    295,647    360,120     2,285,199
  Other notes payable.......................    3,795     3,632      2,785     22,586     93,989       298,387
  Total debt................................   27,880    28,533    127,187    319,017    454,689     2,584,034
  Redeemable preferred stock................    2,747     2,747         --         --         --            --
  Common stock warrant......................       --        --      2,000      2,000      2,000            --
  Stockholders' equity (deficit)............   (1,344)   (1,251)    26,748     39,592     92,001       404,648

---------------

(a) Includes revenue from vehicle rentals and related products (such as insurance and loss damage waivers).

                  SELECTED HISTORICAL FINANCIAL DATA OF BRACC

     The following table sets forth selected consolidated statements of operations data and selected consolidated balance sheet data of BRACC. The selected financial data for each of the five years ended December 31, 1996 are derived from the consolidated financial statements of BRACC. The data presented for each of the three months ended March 31, 1996 and 1997 are derived from unaudited financial statements, but in the opinion of BRACC reflect all adjustments (consisting of normal recurring adjustments) that BRACC considers necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of BRACC" and the Consolidated Financial Statements and notes thereto incorporated by reference in this Proxy Statement/Prospectus.

                                                                                                        THREE MONTHS
                                                                                                            ENDED
                                                       YEAR ENDED DECEMBER 31,                            MARCH 31,
                                    --------------------------------------------------------------   -------------------
                                       1992         1993         1994         1995         1996        1996       1997
                                    ----------   ----------   ----------   ----------   ----------   --------   --------
                                                                       (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Operating revenue:
  Vehicle rental revenue(a).......  $1,080,700   $  954,188   $1,011,203   $1,034,873   $  963,764   $221,778   $228,135
  Retail car sales revenue........      72,253       63,596       77,999       83,795       91,503     22,734     20,913
  Other revenue...................      61,435       61,903       66,564       74,802       77,554     17,259     17,363
                                    ----------   ----------   ----------   ----------   ----------   --------   --------
         Total operating
           revenue................  $1,214,388   $1,079,687   $1,155,766   $1,193,470   $1,132,821   $261,771   $266,411
Operating costs and expenses:
  Direct vehicle and operating....     221,239      176,252      134,126      153,081      121,288     25,871     31,713
  Depreciation -- vehicle.........     278,344      206,271      257,356      323,619      263,846     54,583     65,439
  Depreciation -- non-vehicle.....      25,297       20,431       21,410       19,520       26,645      6,502      6,413
  Cost of car sales...............      64,639       54,969       67,314       72,416       78,944     19,598     18,430
  Advertising, promotion and
    selling.......................     108,978       99,879       99,738      106,446       83,304     19,441     27,585
  Facilities......................     115,155      108,741      110,386      113,286      114,325     28,471     28,904
  Personnel.......................     274,081      248,947      269,370      280,901      248,655     61,939     63,985
  General and administrative......      85,625       82,731       69,117       88,612       54,194     17,638     14,430
  Intangible amortization.........      17,223       17,852       16,874       17,006       16,969      4,185      4,180
                                    ----------   ----------   ----------   ----------   ----------   --------   --------
         Total operating costs and
           expenses...............  $1,190,581   $1,016,073   $1,045,691   $1,174,887   $1,008,170   $238,228   $261,079
Operating income..................  $   23,807   $   63,614   $  110,075   $   18,583   $  124,651   $ 23,543   $  5,332
Other expense:
  Vehicle interest expense........     101,032       78,205       86,127      124,758       92,738     22,949     22,589
  Non-vehicle interest expense....      18,923       16,283       18,823       25,151       31,444      7,265      7,043
                                    ----------   ----------   ----------   ----------   ----------   --------   --------
Income (loss) before provision for
  income taxes....................  $  (96,148)  $  (30,874)  $    5,125   $ (131,326)  $      469   $ (6,671)  $(24,300)
Provision (benefit) for income
  taxes...........................      (4,900)          --        4,000        1,314        3,000        600     (4,860)
                                    ----------   ----------   ----------   ----------   ----------   --------   --------
Net income (loss).................  $  (91,248)  $  (30,874)  $    1,125   $ (132,640)  $   (2,531)  $ (7,271)  $(19,440)
                                    ==========   ==========   ==========   ==========   ==========   ========   ========

                                                          AS OF DECEMBER 31,                            AS OF
                                    --------------------------------------------------------------    MARCH 31,
                                       1992         1993         1994         1995         1996          1997
                                    ----------   ----------   ----------   ----------   ----------   ------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
  Revenue earning vehicles, net...  $1,362,548   $1,339,000   $1,543,661   $1,353,989   $1,303,975   $  1,494,755
  Vehicle inventory...............       5,753        7,396        9,674       11,756       14,299         14,828
  Total assets....................   2,590,002    2,405,204    2,602,374    2,488,115    2,328,115      2,484,152
  Fleet financing facilities......   1,628,190    1,462,783    1,614,247    1,465,472    1,361,619      1,513,259
  Other notes payable.............     216,326      245,714      268,039      452,475      468,767        474,055
  Total debt......................   1,844,516    1,708,497    1,882,286    1,917,947    1,830,386      1,987,314
  Mandatory redeemable preferred
    stock.........................     206,250      221,250      236,250      251,250        5,178          5,272
  Stockholders' equity............     111,934       59,558       49,909     (106,102)     143,965        121,288

---------------

(a) Includes revenue from vehicle rentals and related products (such as insurance and loss damage waivers).

              SELECTED HISTORICAL FINANCIAL DATA OF CRUISE AMERICA

     The following table sets forth selected consolidated statements of operations data and selected consolidated balance sheet data of Cruise America. The selected financial data for each of the five years ended April 30, 1997 are derived from the consolidated financial statements of Cruise America. The data presented for each of the six months ended October 31, 1996 and 1997 are derived from unaudited consolidated financial statements, but in the opinion of Cruise America reflect all adjustments (consisting of normal recurring adjustments) that Cruise America considers necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cruise America" and the Consolidated Financial Statements and notes thereto incorporated by reference in this Prospectus.

                                                                                             SIX MONTHS ENDED
                                                        YEAR ENDED APRIL 30,                    OCTOBER 31,
                                          ------------------------------------------------   -----------------
                                            1993      1994      1995      1996      1997      1996      1997
                                          --------   -------   -------   -------   -------   -------   -------
                                                                     (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Operating revenue:
  Rental revenue........................  $ 45,686   $40,537   $36,842   $44,319   $53,764   $46,271   $49,730
  Sales revenue.........................    61,077    55,540    48,476    43,569    41,856    18,318    26,517
         Total operating revenue........   106,763    96,077    85,318    87,888    95,620    64,589    76,247
Gross profit from operations............    26,273    21,108    27,037    29,535    33,968    31,208    33,864
Net earnings (loss).....................  $   (800)  $(3,101)  $   185   $ 1,006   $ 2,713   $ 9,917   $ 3,315(1)
                                          ========   =======   =======   =======   =======   =======   =======
Earnings (loss) per share...............  $   (.14)  $  (.55)  $   .03   $   .17   $   .46   $  1.67   $   .56
Shares used in calculation..............     5,543     5,630     5,694     5,859     5,869     5,924     6,000

                                                                  AS OF APRIL 30,                       AS OF
                                                 -------------------------------------------------   OCTOBER 31,
                                                   1993      1994      1995      1996       1997        1997
                                                 --------   -------   -------   -------   --------   -----------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
  Rental vehicles, net.........................  $ 70,755   $46,474   $51,315   $63,518   $ 73,965    $ 90,180
  Total assets.................................   105,372    89,762    89,378    95,695    107,224     128,297
  Total rental vehicle financing...............    50,950    25,356    30,622    40,284     49,480      60,572
  Long-term debt, excluding current
    installments...............................     8,937    28,432    23,892    19,412     13,771      12,198
  Stockholders' equity.........................    24,761    22,064    22,329    23,462     26,064      29,305

---------------

(1) In October 1997, Cruise America took a one-time charge of $10.0 million to establish a reserve for damages related to ongoing litigation. See "Risk Factors -- Judgment Against Cruise America."

                       UNAUDITED PRO FORMA FINANCIAL DATA

INTRODUCTION

     The Combined Company Balance Sheets as of September 30, 1997, December 31, 1996 and 1995, and the Combined Company Statements of Operations for the nine months ended September 30, 1997, and for the years ended December 31, 1996, 1995 and 1994 (together with the Combined Company Balance Sheets referred to as "Combined Company Financial Statements"), give effect to the Merger of Budget and Cruise America as if it had been effective throughout all periods presented.

     The Pro Forma Combined Company Statements of Operations for the nine months ended September 30, 1997, and for the year ended December 31, 1996, are based on the Combined Company Statements of Operations for the nine months ended September 30, 1997, and for the year ended December 31, 1996, and of BRACC for the period from January 1, 1997, through April 29, 1997, and the year ended December 31, 1996, adjusted to give effect to the transactions described below.

     The Pro Forma Combined Company Statement of Operations for the year ended December 31, 1996 gives effect to the following transactions as if they had occurred on January 1, 1996: (i) certain transactions effected by Budget during 1996 that are more fully described below (the "1996 Budget Transactions") and
(ii) the Budget Acquisition and certain related transactions that are more fully described below (the "Budget Acquisition Transactions" and, together with the 1996 Budget Transactions, the "Transactions"). The Pro Forma Combined Company Statement of Operations for September 30, 1997, gives effect to the Budget Acquisition Transactions as if they had occurred on January 1, 1997.

     The 1996 Budget Transactions consist of the following: (i) Budget's acquisition of Van Pool, which was effective on February 1, 1996, Budget's acquisition of the Phoenix Budget franchise (the "Phoenix Acquisition"), which was effective on March 1, 1996, and Budget's acquisition of ValCar Rental Car Sales, Inc. ("ValCar"), which was effective on August 1, 1996 (the "ValCar Acquisition"); (ii) the sale of 3,821,007 shares of Budget Common Stock by Budget in a public offering in July 1996 (the "July 1996 Public Offering");
(iii) the partial refinancing of Budget's vehicle rental fleet in December 1996 through the $176.0 million aggregate principal amount Third Fleet Financing Facility; (iv) the private placement of $80.0 million aggregate principal amount of Series A Convertible Notes in December 1996; and (v) the repayment of certain of Budget's outstanding indebtedness from the proceeds of (ii), (iii) and (iv) above. The Budget Acquisition Transactions consist of the following: (i) the Budget Acquisition, including the repayment, purchase and forgiveness of certain indebtedness and the necessary purchase accounting and elimination entries; (ii) the sale of 8,625,000 shares of Budget Common Stock by Budget in a public offering in April 1997 (the "April 1997 Public Offering") and the application of the net proceeds thereof; (iii) the private placement (the "Debt Placements") of $45.0 million aggregate principal amount of Convertible Notes and $165.0 million aggregate principal amount of 9.57% Guaranteed Senior Notes due 2007 (the "Guaranteed Senior Notes") and the application of the net proceeds thereof; and
(iv) the April 1997 credit facilities for fleet financings (the "April 1997 Fleet Financings") with an aggregate commitment of $1.4 billion and the application of the net proceeds thereof and the repayment of certain of BRACC's outstanding indebtedness to Ford from the net proceeds thereof. All 1996 acquisitions, as well as the Budget Acquisition, have been accounted for using the purchase method of accounting.

     The Combined Company Financial Statements have been prepared assuming the Merger is accounted for using the pooling of interests method of accounting, whereby Budget will issue 0.28073 of a share of Budget Common Stock for each one share of Cruise America Common Stock. Any valid options or warrants for Cruise America Common Stock will be converted into options or warrants to acquire, upon payment of the exercise price (which shall equal the exercise price per share for the options or warrants immediately prior to the Merger, divided by the Exchange Ratio multiplied by the number of shares to which the options or warrants relate), the number of shares of Budget Common Stock the option or warrant holder would have received pursuant to the Merger.

     The adjustments for the Transactions reflected in the Pro Forma Combined Company Statements of Operations have been prepared using the purchase method of accounting, whereby the total costs of the

Transactions have been allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the Transactions.

     The Combined Company Financial Statements and the Pro Forma Combined Company Statements of Operations give effect only to the adjustments set forth in the accompanying notes and do not reflect any other benefits anticipated by management as a result of the Merger or the Transactions and the implementation of its business strategy or the possible effects of the Supply Agreement and Advertising Agreement (as defined).

     The Combined Company Statements of Operations and the Pro Forma Combined Company Statements of Operations do not purport to represent what Budget's results of operations would have been had the Merger and the Transactions actually occurred on the dates indicated or to predict Budget's results of operations in the future. These statements are qualified in their entirety by, and should be read in conjunction with, the historical financial statements of Budget, Cruise America and BRACC and the notes thereto incorporated by reference in this Proxy Statement/Prospectus.

                         COMBINED COMPANY BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                             (AMOUNTS IN THOUSANDS)

                                                   HISTORICAL      HISTORICAL       PRO FORMA      COMBINED
                                                     BUDGET      CRUISE AMERICA    ADJUSTMENTS      COMPANY
                                                   ----------    --------------    -----------    -----------
                                                                  (UNAUDITED)      (UNAUDITED)    (UNAUDITED)
ASSETS
  Cash and cash equivalents......................   $ 50,490        $  3,519                       $ 54,009
  Restricted cash................................     66,336              --                         66,336
  Trade and vehicle receivables, net.............     31,302             890                         32,192
  Accounts receivable, related parties...........         58              --                             58
  Vehicle inventory..............................     16,413          12,077                         28,490
  Revenue earning vehicles, net..................    319,257          82,236                        401,493
  Prepaid expenses and other.....................         --           1,528                          1,528
  Property and equipment, net....................     18,502          10,336                         28,838
  Other assets...................................     10,022           2,593                         12,615
  Other intangible assets, net...................     74,843              --                         74,843
                                                    --------        --------        --------       --------
         Total assets............................   $587,223        $113,179                       $700,402
                                                    ========        ========        ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Notes payable..................................   $454,109        $ 75,787                       $529,896
  Capital lease obligations......................        580              --                            580
  Accounts payable...............................     14,601           3,108                         17,709
  Accrued and other liabilities..................     16,526             600                         17,126
  Deferred income taxes..........................      7,406           3,640                         11,046
                                                    --------        --------        --------       --------
         Total liabilities.......................    493,222          83,135                        576,357
                                                    --------        --------        --------       --------
Common stock warrant.............................      2,000              --                          2,000
                                                    --------        --------        --------       --------
Stockholders' equity
  Class A common stock...........................         93              --              16(a)         109
  Class B common stock...........................         19              --                             19
  Common stock...................................         --              58             (58)(a)         --
  Additional paid-in capital.....................     89,856          24,993              42(a)     114,891
  Retained earnings..............................      2,363           5,713                          8,076
  Foreign currency translation adjustment........         --            (720)                          (720)
  Treasury stock.................................       (330)             --                           (330)
                                                    --------        --------        --------       --------
         Total stockholders' equity..............     92,001          30,044                        122,045
                                                    --------        --------        --------       --------
             Total liabilities and stockholders'
               equity............................   $587,223        $113,179                       $700,402
                                                    ========        ========        ========       ========

---------------

(a) Reflects the conversion of Cruise America Common Stock into Budget Common Stock in accordance with the Merger Agreement.

                         COMBINED COMPANY BALANCE SHEET
                            AS OF DECEMBER 31, 1995
                             (AMOUNTS IN THOUSANDS)

                                                      HISTORICAL     HISTORICAL      PRO FORMA       COMBINED
                                                        BUDGET     CRUISE AMERICA   ADJUSTMENTS       COMPANY
                                                      ----------   --------------   -----------     -----------
                                                                    (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
ASSETS
  Cash and cash equivalents.........................   $    357       $  2,416                       $  2,773
  Restricted cash...................................     67,731             --                         67,731
  Trade and vehicle receivables, net................     20,928          3,812                         24,740
  Accounts receivable, related parties..............         61             --                             61
  Vehicle inventory.................................      8,938         14,287                         23,225
  Revenue earning vehicles, net.....................    219,927         63,517                        283,444
  Prepaid expenses and other........................         --          3,008                          3,008
  Property and equipment, net.......................     12,503         10,303                         22,806
  Other assets......................................      6,942          2,678                          9,620
  Other intangible assets, net......................     48,936             --                         48,936
                                                       --------       --------       --------        --------
         Total assets...............................   $386,323       $100,021                       $486,344
                                                       ========       ========       ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Notes payable.....................................   $318,233       $ 68,281                       $386,514
  Capital lease obligations.........................        784             --                            784
  Accounts payable..................................     14,698          2,340                         17,038
  Accrued and other liabilities.....................      9,315            792                         10,107
  Deferred income taxes.............................      1,701          1,872                          3,573
                                                       --------       --------       --------        --------
         Total liabilities..........................    344,731         73,285                        418,016
                                                       --------       --------       --------        --------
Common stock warrant................................      2,000             --                          2,000
                                                       --------       --------       --------        --------
Stockholders' equity
  Class A common stock..............................         53             --             16(a)           69
  Class B common stock..............................         19             --                             19
  Common stock......................................         --             57            (57)(a)          --
  Additional paid-in capital........................     41,984         24,905             41(a)       66,930
  Retained earnings (deficit).......................     (2,134)         2,459                            325
  Foreign currency translation adjustment...........         --           (685)                          (685)
  Treasury stock....................................       (330)            --                           (330)
                                                       --------       --------       --------        --------
         Total stockholders' equity.................     39,592         26,736                         66,328
                                                       --------       --------       --------        --------
             Total liabilities and stockholders'
               equity...............................   $386,323       $100,021                       $486,344
                                                       ========       ========       ========        ========

---------------

(a) Reflects the conversion of Cruise America Common Stock into Budget Common Stock in accordance with the Merger Agreement.

                    COMBINED COMPANY STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                             HISTORICAL     HISTORICAL      COMBINED
                                                               BUDGET     CRUISE AMERICA     COMPANY
                                                             ----------   --------------   -----------
                                                                           (UNAUDITED)     (UNAUDITED)
Operating revenue:
  Vehicle rental revenue...................................   $223,250       $ 53,044       $276,294
  Retail sales revenue.....................................    134,120         35,216        169,336
  Other....................................................         --          2,178          2,178
                                                              --------       --------       --------
          Total operating revenue..........................   $357,370       $ 90,438       $447,808
Operating costs and expenses:
  Direct vehicle and operating.............................     35,098         13,208         48,306
  Depreciation -- vehicle..................................     60,735         10,999         71,734
  Depreciation -- non-vehicle..............................      2,589            719          3,308
  Cost of retail sales.....................................    113,747         32,766        146,513
  Advertising, promotion and selling.......................     22,983          2,182         25,165
  Facilities...............................................     20,406            981         21,387
  Personnel................................................     53,097         10,779         63,876
  General and administrative...............................     11,605          6,202         17,807
  Amortization.............................................      1,843            268          2,111
                                                              --------       --------       --------
          Total operating costs and expenses...............   $322,103       $ 78,104       $400,207
                                                              --------       --------       --------
Operating income...........................................   $ 35,267       $ 12,334       $ 47,601
                                                              --------       --------       --------
Other (income) expense:
  Vehicle interest expense.................................     25,336          7,069         32,405
  Non-vehicle interest expense.............................      1,501            231          1,732
  Interest income -- restricted cash.......................       (781)            --           (781)
  Non-recurring bank fees..................................      1,275             --          1,275
  Related party interest...................................        118             --            118
                                                              --------       --------       --------
          Total other (income) expense.....................   $ 27,449       $  7,300       $ 34,749
Income before income taxes.................................      7,818          5,034         12,852
  Provision for income taxes...............................      3,321          1,780          5,101
                                                              --------       --------       --------
          Net income.......................................   $  4,497       $  3,254       $  7,751
                                                              ========       ========       ========
Weighted average common and common equivalent shares
  outstanding:
  Primary..................................................      9,488          5,917         11,149
                                                              ========       ========       ========
  Fully diluted............................................      9,488          5,917         11,149
                                                              ========       ========       ========
Earnings per common and common equivalent share:
  Primary..................................................   $   0.47       $   0.55       $   0.70
                                                              ========       ========       ========
  Fully diluted............................................   $   0.47       $   0.55       $   0.70
                                                              ========       ========       ========

                    COMBINED COMPANY STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                             HISTORICAL     HISTORICAL      COMBINED
                                                               BUDGET     CRUISE AMERICA     COMPANY
                                                             ----------   --------------   -----------
                                                                           (UNAUDITED)     (UNAUDITED)
Operating revenue:
  Vehicle rental revenue...................................   $107,067       $44,666        $151,733
  Retail sales revenue.....................................     42,662        43,516          86,178
  Other....................................................         --         1,571           1,571
                                                              --------       -------        --------
          Total operating revenue..........................   $149,729       $89,753        $239,482
Operating costs and expenses:
  Direct vehicle and operating.............................     13,704         9,315          23,019
  Depreciation -- vehicle..................................     27,476        10,601          38,077
  Depreciation -- non-vehicle..............................      1,341           594           1,935
  Cost of retail sales.....................................     38,021        38,827          76,848
  Advertising, promotion and selling.......................     11,826         1,897          13,723
  Facilities...............................................     11,121         1,288          12,409
  Personnel................................................     24,515        10,213          34,728
  General and administrative...............................      6,686         7,637          14,323
  Amortization.............................................        859           352           1,211
                                                              --------       -------        --------
          Total operating costs and expenses...............   $135,549       $80,724        $216,273
                                                              --------       -------        --------
Operating income...........................................   $ 14,180       $ 9,029        $ 23,209
                                                              --------       -------        --------
Other (income) expense:
  Vehicle interest expense.................................     13,874         6,617          20,491
  Non-vehicle interest expense.............................        473           255             728
  Interest income -- restricted cash.......................     (1,348)           --          (1,348)
  Related party interest...................................        159            --             159
                                                              --------       -------        --------
          Total other (income) expense.....................   $ 13,158       $ 6,872        $ 20,030
                                                              --------       -------        --------
Income before income taxes.................................      1,022         2,157           3,179
  Provision for income taxes...............................        685           782           1,467
                                                              --------       -------        --------
          Net income.......................................   $    337       $ 1,375        $  1,712
                                                              ========       =======        ========
Weighted average common and common equivalent shares
  outstanding (primary)....................................      6,369         5,834           8,007
                                                              ========       =======        ========
Earnings per common and common equivalent share
  (primary)................................................   $   0.05       $  0.24        $   0.21
                                                              ========       =======        ========

                    COMBINED COMPANY STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                              HISTORICAL     HISTORICAL      COMBINED
                                                                BUDGET     CRUISE AMERICA     COMPANY
                                                              ----------   --------------   -----------
                                                                            (UNAUDITED)     (UNAUDITED)
Operating revenue:
  Vehicle rental revenue....................................   $38,642        $35,118        $ 73,760
  Retail sales revenue......................................        --         50,083          50,083
  Other.....................................................        --          1,720           1,720
                                                               -------        -------        --------
          Total operating revenue...........................   $38,642        $86,921        $125,563
Operating costs and expenses:
  Direct vehicle and operating..............................     9,439         12,263          21,702
  Depreciation -- vehicle...................................     7,382          7,447          14,829
  Depreciation -- non-vehicle...............................       446            658           1,104
  Cost of retail sales......................................        --         44,998          44,998
  Advertising, promotion and selling........................     3,090          2,625           5,715
  Facilities................................................     4,398          1,299           5,697
  Personnel.................................................     7,947          9,425          17,372
  General and administrative................................     1,515          6,299           7,814
  Amortization..............................................       229            107             336
                                                               -------        -------        --------
          Total operating costs and expenses................   $34,446        $85,121        $119,567
                                                               -------        -------        --------
Operating income............................................   $ 4,196        $ 1,800        $  5,996
                                                               -------        -------        --------
Other (income) expense:
  Vehicle interest expense..................................     3,909          5,452           9,361
  Non-vehicle interest expense..............................       341            242             583
  Interest income -- restricted cash........................      (670)            --            (670)
  Related party interest....................................       190             --             190
                                                               -------        -------        --------
          Total other (income) expense......................   $ 3,770        $ 5,694        $  9,464
Income (loss) before income taxes...........................       426         (3,894)         (3,468)
  Provision (benefit) for income taxes......................       176           (672)           (496)
                                                               -------        -------        --------
          Net income (loss).................................   $   250        $(3,222)       $ (2,972)
                                                               =======        =======        ========
Weighted average common and common equivalent shares
  outstanding (primary).....................................     3,704          5,746           5,317
                                                               =======        =======        ========
Earnings (loss) per common and common equivalent share
  (primary).................................................   $  0.07        $ (0.56)       $  (0.56)
                                                               =======        =======        ========

                         COMBINED COMPANY BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                             (AMOUNTS IN THOUSANDS)

                                                   HISTORICAL     HISTORICAL      PRO FORMA       COMBINED
                                                     BUDGET     CRUISE AMERICA   ADJUSTMENTS       COMPANY
                                                   ----------   --------------   -----------     -----------
                                                                 (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
ASSETS
  Cash and cash equivalents......................  $  148,178      $  5,981                      $  154,159
  Restricted cash................................     378,485            --                         378,485
  Trade and vehicle receivables, net.............     275,972         6,258                         282,230
  Accounts receivable, related parties...........          58            --                              58
  Vehicle inventory..............................      34,168        10,145                          44,313
  Revenue earning vehicles, net..................   1,989,965       102,008                       2,091,973
  Prepaid expenses and other.....................      79,143         3,589                          82,732
  Property and equipment, net....................     131,340         8,182                         139,522
  Other assets...................................      49,259         2,883                          52,142
  Other intangible assets, net...................     395,233            --                         395,233
                                                   ----------      --------        -------       ----------
         Total assets............................  $3,481,801      $139,046                      $3,620,847
                                                   ==========      ========        =======       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Notes payable..................................  $2,583,585      $ 89,458                      $2,673,043
  Capital lease obligations......................         448            --                             448
  Accounts payable...............................     467,535         4,009                         471,544
  Accrued and other liabilities..................          --        11,035                          11,035
  Deferred income taxes..........................      25,585         4,776                          30,361
                                                   ----------      --------        -------       ----------
         Total liabilities.......................   3,077,153       109,278                       3,186,431
                                                   ----------      --------        -------       ----------
Common stock warrant.............................          --            --                              --
                                                   ----------      --------        -------       ----------
Stockholders' equity
  Convertible preferred stock....................     105,750            --                         105,750
  Class A common stock...........................         181            --             16(a)           197
  Class B common stock...........................          19            --                              19
  Common stock...................................          --            58            (58)(a)           --
  Additional paid-in capital.....................     264,469        25,072             42(a)       289,583
  Retained earnings..............................      34,817         5,414                          40,231
  Foreign currency translation adjustment........        (258)         (776)                         (1,034)
  Treasury stock.................................        (330)           --                            (330)
                                                   ----------      --------        -------       ----------
         Total stockholders' equity..............     404,648        29,768                         434,416
                                                   ----------      --------        -------       ----------
             Total liabilities and stockholders'
               equity............................  $3,481,801      $139,046                      $3,620,847
                                                   ==========      ========        =======       ==========

---------------

(a) Reflects the conversion of Cruise America Common Stock into Budget Common Stock in accordance with the Merger Agreement.

                   COMBINED COMPANY STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                             HISTORICAL     HISTORICAL      COMBINED
                                                               BUDGET     CRUISE AMERICA     COMPANY
                                                             ----------   --------------   -----------
                                                                           (UNAUDITED)     (UNAUDITED)
Operating revenue:
  Vehicle rental revenue...................................   $685,891       $51,176        $737,067
  Retail sales revenue.....................................    172,623        29,274         201,897
  Royalty fees.............................................     32,702            --          32,702
  Other....................................................         --         1,670           1,670
                                                              --------       -------        --------
          Total operating revenue..........................   $891,216       $82,120        $973,336
Operating costs and expenses:
  Direct vehicle and operating.............................     80,938         9,833          90,771
  Depreciation -- vehicle..................................    187,842        10,569         198,411
  Depreciation -- non-vehicle..............................     12,046           506          12,552
  Cost of retail sales.....................................    147,376        25,987         173,363
  Advertising, promotion and selling.......................     69,064         1,880          70,944
  Facilities...............................................     66,101           899          67,000
  Personnel................................................    158,340         9,590         167,930
  General and administrative...............................     36,654         6,216          42,870
  Contested litigation liability(1)........................         --        10,000          10,000
  Amortization.............................................      4,981           178           5,159
                                                              --------       -------        --------
          Total operating costs and expenses...............   $763,342       $75,658        $839,000
                                                              --------       -------        --------
Operating income...........................................   $127,874       $ 6,462        $134,336
                                                              --------       -------        --------
Other (income) expense:
  Vehicle interest expense.................................     63,268         5,522          68,790
  Non-vehicle interest expense.............................     12,629           122          12,751
  Interest income -- restricted cash.......................     (3,931)           --          (3,931)
                                                              --------       -------        --------
          Total other (income) expense.....................   $ 71,966       $ 5,644        $ 77,610
Income before income taxes.................................     55,908           818          56,726
  Provision for income taxes...............................     23,454         1,117          24,571
                                                              --------       -------        --------
          Net income (loss)................................   $ 32,454       $  (299)       $ 32,155
                                                              ========       =======        ========
Weighted average common and common equivalent shares
  outstanding:
  Primary..................................................     19,324         5,905          20,982
                                                              ========       =======        ========
  Fully diluted............................................     24,393         5,905          26,071
                                                              ========       =======        ========
Earnings (loss) per common and common equivalent share:
  Primary..................................................   $   1.68       $ (0.05)       $   1.53
                                                              ========       =======        ========
  Fully diluted............................................   $   1.48       $ (0.05)       $   1.37
                                                              ========       =======        ========

---------------

(1) Reflects the one-time charge of $10.0 million to establish a reserve for damages related to ongoing litigation. See "Risk Factors -- Judgment Against Cruise America."

               PRO FORMA COMBINED COMPANY STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              PRO FORMA                 ADJUSTMENTS
                                            ADJUSTMENTS FOR   HISTORICAL                 FOR BUDGET        PRO FORMA
                                COMBINED      1996 BUDGET      COMBINED    HISTORICAL   ACQUISITION         COMBINED
                                 COMPANY    TRANSACTIONS(A)    COMPANY       BRACC      TRANSACTIONS        COMPANY
                                ---------   ---------------   ----------   ----------   ------------       ----------
Operating revenue:
  Vehicle rental revenue......  $276,294        $10,874        $287,168    $  963,764     $     --         $1,250,932
  Retail sales revenue........   169,336         21,313         190,649        91,503           --            282,152
  Royalty fees................        --             --              --        60,352       (7,641)(k)         52,711
  Other.......................     2,178             --           2,178        17,202       (2,509)(k)         16,871
                                --------        -------        --------    ----------     --------         ----------
         Total operating
           revenue............  $447,808        $32,187        $479,995    $1,132,821     $(10,150)        $1,602,666
                                --------        -------        --------    ----------     --------         ----------
Operating costs and expenses:
  Direct vehicle and
    operating.................    48,306          2,372          50,678       121,288       (6,719)(k)        165,247
  Depreciation -- vehicle.....    71,734          2,855          74,589       263,846           --            338,435
  Depreciation -- non-vehicle.     3,308            343           3,651        26,645           --             30,296
  Cost of retail sales........   146,513         19,639         166,152        78,944           --            245,096
  Advertising, promotion and
    selling...................    25,165            915          26,080        83,304       (2,509)(k)        106,875
  Facilities..................    21,387            871          22,258       114,325           --            136,583
  Personnel...................    63,876          1,955(b)       65,831       248,655           --            314,486
  General and
    administrative............    17,807          3,968(c)       21,775        54,194           --             75,969
  Amortization................     2,111             90(d)        2,201        16,969       (6,385)(l)         12,785
                                --------        -------        --------    ----------     --------         ----------
         Total operating costs
           and expenses.......  $400,207        $33,008        $433,215    $1,008,170     $(15,613)        $1,425,772
                                --------        -------        --------    ----------     --------         ----------
Operating income (loss).......  $ 47,601        $  (821)       $ 46,780    $  124,651     $  5,463         $  176,894
                                --------        -------        --------    ----------     --------         ----------
Other (income) expense:
  Vehicle interest expense....    32,405         (4,419)(e)      27,986        92,738       (6,734)(m)(n)     113,990
  Non-vehicle interest
    expense...................     1,732          4,292(f)        6,024        31,444      (10,308)(o)(p)      27,160
  Interest
    income -- restricted
    cash......................      (781)          (929)(g)      (1,710)           --         (108)(q)         (1,818)
  Non-recurring bank fees.....     1,275         (1,275)(h)          --            --           --                 --
  Related party interest......       118           (118)(i)          --            --           --                 --
                                --------        -------        --------    ----------     --------         ----------
         Total other (income)
           expense............  $ 34,749        $(2,449)       $ 32,300    $  124,182     $(17,150)        $  139,332
Income before income taxes....    12,852          1,628          14,480           469       22,613             37,562
  Provision for income
    taxes.....................     5,101            651(j)        5,752         3,000        4,652(r)          13,404
                                --------        -------        --------    ----------     --------         ----------
         Net income (loss)....  $  7,751        $   977        $  8,728    $   (2,531)    $ 17,961         $   24,158
                                ========        =======        ========    ==========     ========         ==========
Weighted average common and
  common equivalent shares
  outstanding:
  Primary.....................    11,149                                                                       26,240
                                ========                                                                   ==========
  Fully diluted...............    11,213                                                                       30,279
                                ========                                                                   ==========
Earnings per common and common
  equivalent share:
  Primary.....................  $   0.70                                                                   $     0.92
                                ========                                                                   ==========
  Fully diluted...............  $   0.69                                                                   $     0.91
                                ========                                                                   ==========

          NOTES TO PRO FORMA COMBINED COMPANY STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

Adjustments for 1996 Budget Transactions:

(a) Reflects the inclusion of the operations of Van Pool, the Phoenix Budget franchise, and ValCar from January 1, 1996, to their respective dates of acquisition by Budget of February 1, March 1, and August 1, 1996, respectively, as reflected in the table below.

                                                             VAN POOL   PHOENIX   VALCAR     TOTAL
                                                             --------   -------   -------   -------
      Operating revenue:
        Vehicle rental revenue.............................   $2,660    $8,214         --   $10,874
        Retail car sales revenue...........................       --        --    $21,313    21,313
                                                              ------    ------    -------   -------
             Total operating revenues......................   $2,660    $8,214    $21,313   $32,187
                                                              ------    ------    -------   -------
      Operating costs and expenses:
        Direct vehicle and operating.......................      893     1,479         --     2,372
        Depreciation -- vehicle............................      676     2,179         --     2,855
        Depreciation -- non-vehicle........................        8       229        106       343
        Cost of car sales..................................       --        --     19,639    19,639
        Advertising, promotion and selling.................       --       915         --       915
        Facilities.........................................       33       838         --       871
        Personnel..........................................      379     1,913         --     2,292
        General and administrative.........................      148       436      3,421     4,005
        Amortization of franchise rights...................       --         8         --         8
                                                              ------    ------    -------   -------
             Total operating costs and expenses............   $2,137    $7,997    $23,166   $33,300
                                                              ------    ------    -------   -------
      Operating income (loss)..............................      523       217     (1,853)   (1,113)
      Other (income) expense:
        Vehicle interest expense...........................      232       991        318     1,541
        Non-vehicle interest expense (income), net.........      (21)        2         --       (19)
                                                              ------    ------    -------   -------
             Total other expense...........................   $  211    $  993    $   318   $ 1,522
      Income (loss) before taxes...........................      312      (776)    (2,171)   (2,635)
        Provision (benefit) for income taxes...............      125      (310)      (869)   (1,054)
                                                              ------    ------    -------   -------
      Net income (loss)....................................   $  187    $ (466)   $(1,302)  $(1,581)
                                                              ======    ======    =======   =======

(b)  Reflects the net increase in personnel expense of $1,955 attributable to:

    Operations of purchased businesses as reflected in note
     (a)....................................................  $2,292
    Reduction relating to salaries and bonuses previously
     paid to officers of the
      Phoenix Budget franchise..............................    (312)
    Reduction resulting from the elimination of a retirement
     plan...................................................     (25)
                                                              ------
         Net increase in personnel expense..................  $1,955
                                                              ======

(c) Reflects the net increase in general and administrative expense of $3,968 attributable to:

    Operations of purchased businesses as reflected in note
     (a)....................................................  $ 4,005
    Elimination of management fees paid to former
     shareholders of ValCar.................................     (108)
    Royalty payments made by ValCar to BRACC for the right
     to use the "Budget" trade name for its retail car sales
     facilities during the preacquisition period............       71
                                                              -------
         Net increase in general and administrative
          expense...........................................  $ 3,968
                                                              =======

(d)  Reflects the net increase in amortization expense of $90 attributable to:

    Operations of purchased businesses as reflected in note
     (a)....................................................  $     8
    Amortization of franchise rights resulting from the
     Phoenix Acquisition....................................       60
    Amortization of franchise rights resulting from the
     ValCar Acquisition.....................................       22
                                                              -------
         Net increase in amortization expense...............  $    90
                                                              =======

(e) Reflects the net decrease in vehicle interest expense of $4,419 attributable to:

    Operations of purchased businesses as reflected in note
     (a)....................................................  $ 1,541
    Amortization of costs incurred in connection with the
     Third Fleet Financing Facility.........................      260
    Interest savings due to the refinancing of debt at
     reduced interest rates under the Third Fleet Financing
     Facility...............................................   (6,220)
                                                              -------
         Net decrease in vehicle interest expense...........  $(4,419)
                                                              =======

(f) Reflects the net increase in non-vehicle interest expense of $4,292 attributable to:

    Operations of purchased businesses as reflected in note
     (a)....................................................  $   (19)
    Interest expense that would have been incurred on
     borrowings of $15.0 million to effect the Phoenix
     Acquisition............................................      217
    Interest expense incurred on the Series A Convertible
     Notes..................................................    3,901
    Amortization of costs incurred in connection with the
     issuance of Series A Convertible Notes.................      193
                                                              -------
         Net increase in non-vehicle interest expense.......  $ 4,292
                                                              =======

Because the Series A Convertible Notes are unsecured indebtedness, the entire interest expense is included in non-vehicle interest expense, even though a portion of the proceeds have been used to fund the fleet. Based on the average fleet debt outstanding during the period that could have been funded by the Series A Convertible Notes, approximately $3,000 of the interest cost incurred is attributable to funding the fleet.

(g) Reflects the $929 increase in interest income -- restricted cash earned on restricted cash balances remaining in Budget's restricted cash account after application of the proceeds received from the Third Fleet Financing Facility, the Series A Convertible Notes and the July 1996 Public Offering to Budget's outstanding indebtedness. Under the terms of the Third Fleet Financing Facility, specified amounts of cash are required to be maintained in a restricted cash account, with such amounts earning interest at a rate of 4.5% per annum.

(h) Reflects the elimination of $1,275 in non-recurring financing fees related to bridge loans that were repaid with the proceeds of the July 1996 Public Offering and that would not have been incurred on a pro forma basis.

(i) Reflects the elimination of $118 of related party interest due to repayment of the related party debt.

(j) Reflects the tax effect of the pro forma adjustments, based on an effective tax rate of approximately 40%.

Adjustments for Budget Acquisition Transactions:

(k)  Reflects the elimination of the following transactions between Budget and
     BRACC:

      Advertising fees paid by Budget which were recognized as
       other revenue by BRACC.................................  $2,509
      Royalty expenses paid by Budget which were recognized as
       royalty fees by BRACC..................................   6,241

     Also reflects the elimination of the current year effect of $1,400 royalty fees recognized by BRACC and $478 royalty expense recognized by Budget related to the warrant to purchase shares of Budget Common Stock held by BRACC (the "BRACC Warrant"). The BRACC Warrant was issued by Budget in August 1994 and, following the Budget Acquisition, is no longer outstanding.

(l) Reflects the elimination of $16,969 of amortization of BRACC's existing goodwill and records an increase of $10,584 amortization on the net goodwill and other intangible assets recorded through purchase accounting adjustments.

(m)  Reflects the increase in vehicle interest expense attributable to:

    Interest expense related to the April 1997 Fleet
     Financings.............................................  $54,641
    Amortization of costs incurred in connection with
     certain of the April 1997 Fleet Financings.............    1,169
                                                              -------
         Increase in vehicle interest expense...............  $55,810
                                                              =======

(n)  Reflects the decrease in vehicle interest expense attributable to:

    Interest savings on vehicle debt refinanced through the
     April 1997 Fleet Financings............................  $54,532
    Interest savings on vehicle debt to Ford paid down by
     BRACC in connection with
      the Budget Acquisition................................    8,012
                                                              -------
         Decrease in vehicle interest expense...............  $62,544
                                                              =======

(o)  Reflects the increase is non-vehicle interest expense attributable to:

    Interest expense related to the Debt Placements.........  $18,873
    Amortization of costs incurred in connection with
     certain of the April 1997 Fleet Financings and the Debt
     Placements.............................................    1,481
                                                              -------
         Increase in non-vehicle interest expense...........  $20,354
                                                              =======

(p)  Reflects the decrease in non-vehicle interest expense attributable to:

    Elimination of interest on BRACC indebtedness to Ford
     purchased by Budget through the issuance of Series A
     Convertible Preferred Stock............................  $ 7,634
    Elimination of interest on working capital debt of
     $134,136 forgiven by Ford..............................   10,330
    Elimination of interest on BRACC indebtedness to Ford
     paid down by BRACC using the proceeds from BRACC's sale
     of newly issued common stock to Budget.................   12,698
                                                              -------
         Decrease in non-vehicle interest expense...........  $30,662
                                                              =======

(q) Reflects $108 of interest income -- restricted cash on the $2,400 increase in restricted cash resulting from the receipt of Ford's funding of the special bonus program implemented in connection with the Budget Acquisition.

(r) Reflects a tax provision attributable to the combined group on a pro forma basis.

(s) Unaudited pro forma earnings per common and common equivalent share data for Budget are calculated using 24,578,786 shares of Budget Common Stock, which includes the 4,500,000 shares of Budget Common Stock issuable upon conversion of the Series A Convertible Preferred Stock.

               PRO FORMA COMBINED COMPANY STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                 ADJUSTMENTS
                                                           HISTORICAL BRACC       FOR BUDGET          PRO FORMA
                                             COMBINED           THROUGH          ACQUISITION           COMBINED
                                              COMPANY    BUDGET ACQUISITION(A)   TRANSACTIONS          COMPANY
                                             ---------   ---------------------   ------------         ----------
Operating revenue:
  Vehicle rental revenue...................  $737,067          $311,945             $    --           $1,049,012
  Retail sales revenue.....................   201,897            29,146                  --              231,043
  Royalty fees.............................    32,702            18,433              (2,439)(b)           48,696
  Other....................................     1,670             4,699              (1,217)(b)            5,152
                                             --------          --------             -------           ----------
         Total operating revenue...........  $973,336          $364,223             $(3,656)          $1,333,903
Operating costs and expenses:
  Direct vehicle and operating.............    90,771            43,112              (2,439)(b)          131,444
  Depreciation -- vehicle..................   198,411            89,019                  --              287,430
  Depreciation -- non-vehicle..............    12,552             8,592                  --               21,144
  Cost of retail sales.....................   173,363            25,691                  --              199,054
  Advertising, promotion and selling.......    70,944            37,844              (1,217)(b)          107,571
  Facilities...............................    67,000            38,937                  --              105,937
  Personnel................................   167,930            86,916                  --              254,846
  General and administrative...............    42,870            20,712                  --               63,582
  Contested litigation liability(1)........    10,000                --                  --               10,000
  Amortization.............................     5,159             5,824              (2,328)(c)            8,655
                                             --------          --------             -------           ----------
         Total operating costs and
           expenses........................  $839,000          $356,647             $(5,984)          $1,189,663
                                             --------          --------             -------           ----------
Operating income...........................  $134,336          $  7,576             $ 2,328           $  144,240
                                             --------          --------             -------           ----------
Other (income) expense:
  Vehicle interest expense.................    68,790            30,346              (1,245)(d)(e)        97,891
  Non-vehicle interest expense.............    12,751            10,576              (4,067)(f)(g)        19,260
  Interest income -- restricted cash.......    (3,931)               --                 (36)(h)           (3,967)
                                             --------          --------             -------           ----------
         Total other (income) expense......  $ 77,610          $ 40,922             $(5,348)          $  113,184
Income (loss) before income taxes..........    56,726           (33,346)              7,676               31,056
  Provision (benefit) for income taxes.....    24,571            (6,669)             (4,764)(i)           13,138
                                             --------          --------             -------           ----------
         Net income (loss).................  $ 32,155          $(26,677)            $12,440           $   17,918
                                             ========          ========             =======           ==========
Weighted average common and common
  equivalent shares outstanding:
  Primary..................................    20,982                                                     26,711
                                             ========                                                 ==========
  Fully diluted............................    26,071                                                     30,905
                                             ========                                                 ==========
Earnings per common and common equivalent
  share
  Primary..................................  $   1.53                                                 $     0.67
                                             ========                                                 ==========
  Fully diluted............................  $   1.37                                                 $     0.66
                                             ========                                                 ==========

---------------

(1) Reflects the one-time charge of $10.0 million to establish a reserve for damages related to ongoing litigation. See "Risk Factors -- Judgment Against Cruise America."

          NOTES TO PRO FORMA COMBINED COMPANY STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

(a) Reflects the inclusion of the operations of BRACC from January 1, 1997 to April 29, 1997, the date of the acquisition of BRACC by Budget.

(b)  Reflects the elimination of the following transactions between Budget and
     BRACC:

      Advertising fees paid by Budget which were recognized as
       other revenue by BRACC.................................  $1,217
      Royalty expenses paid by Budget which were recognized as
       royalty fees by BRACC..................................   1,700

     Also reflects the elimination of the current period effect of $739 royalty fees recognized by BRACC and $739 royalty expense recognized by Budget related to the BRACC Warrant.

(c) Reflects the elimination of $5,824 of amortization of BRACC's existing goodwill and records an increase of $3,496 amortization on the net goodwill and other intangible assets recorded through purchase accounting adjustments.

(d)  Reflects the increase in vehicle interest expense attributable to:

    Interest expense related to the April 1997 Fleet
     Financings.............................................  $17,899
    Amortization of costs incurred in connection with
     certain of the April 1997 Fleet Financings.............      384
                                                              -------
         Increase in vehicle interest expense...............  $18,283
                                                              =======

(e)  Reflects the decrease in vehicle interest expense attributable to:

    Interest savings on vehicle debt refinanced through the
     April 1997 Fleet Financings............................  $17,696
    Interest savings on vehicle debt to Ford paid down by
     BRACC in connection with the Budget Acquisition........    1,832
                                                              -------
         Decrease in vehicle interest expense...............  $19,528
                                                              =======

(f)  Reflects the increase in non-vehicle interest expense attributable to:

    Interest expense related to the Debt Placements.........  $ 6,205
    Amortization of costs incurred in connection with
     certain of the April 1997 Fleet Financings and the Debt
     Placements.............................................      487
                                                              -------
         Increase in non-vehicle interest expense...........  $ 6,692
                                                              =======

(g)  Reflects the decrease in non-vehicle interest expense attributable to:

    Elimination of interest on BRACC indebtedness to Ford
     purchased by Budget through the issuance of Series A
     Convertible Preferred Stock............................  $ 2,478
    Elimination of interest on working capital debt of
     $134,136 forgiven by Ford..............................    3,353
    Elimination of interest on BRACC indebtedness to Ford
     paid down by BRACC using the proceeds from BRACC's sale
     of newly issued common stock to Budget.................    4,928
                                                              -------
         Decrease in non-vehicle interest expense...........  $10,759
                                                              =======

(h) Reflects $36 of interest income -- restricted cash on the $2,400 increase in restricted cash resulting from the receipt of Ford's funding of the special bonus program implemented in connection with the Budget Acquisition.

(i) Reflects a tax provision attributable to the combined group on a pro forma basis.

(j) Unaudited pro forma earnings per common and common equivalent share data for Budget are calculated using 24,982,240 shares of Budget Common Stock, which include the 4,500,000 shares of Budget Common Stock issuable upon conversion of the Series A Convertible Preferred Stock.

                               BUSINESS OF BUDGET

GENERAL

     The Budget System operates the third largest worldwide general use car and truck rental system, with approximately 3,200 locations and a peak fleet size during 1996 of 266,000 cars and 18,000 trucks. The Budget System includes locations in both the airport and local (downtown and suburban) markets in all major metropolitan areas in the United States, in many other small and mid-size U.S. markets and in more than 110 countries worldwide. The Budget System includes approximately 455 company-owned locations in the United States at December 31, 1996, accounting for approximately 76% of 1996 U.S. system-wide revenues. In addition, Budget franchisees operated approximately 500 royalty-paying franchise locations in the United States at December 31, 1996. The Budget System is one of only three vehicle rental systems that offer rental vehicles throughout the world under a single brand name, with locations in Europe, Canada, Latin America, the Middle East, Asia/Pacific and Africa. The Budget System currently maintains more local market rental locations throughout the world than its major competitors. The Budget System is also unique among major car rental systems in that it rents trucks in most major markets worldwide. The Budget System's consumer truck rental fleet is the fourth largest in the United States. The Budget System had vehicle rental revenues of $2.5 billion for 1996.

     Budget is also one of the largest independent retailers of late model vehicles in the United States, with 26 retail car sales facilities and pro forma revenues of $246.9 million for 1996. Budget operates its retail car sales facilities under the name "Budget Car Sales."

     Budget management's long-term strategy is to create an automotive services company which leverages the asset base and expertise of Budget. Budget assets include a trade name that is recognized around the world; locations for the rental, sale and maintenance of vehicles; a workforce that is proficient in acquiring, financing, monitoring, maintaining and selling cars and trucks; and advanced information systems to support these operations. Increasing the utilization of these assets by acquiring automobile-related businesses would reduce Budget's unit costs and increase profitability. In the near term, management has developed a business strategy designed to increase the revenues and improve the profitability of Budget. Key elements of this strategy include: enhancing the Budget brand; improving the performance of car rental operations; continuing to expand retail car sales operations and expanding truck rental operations.

     Sanford Miller (Chairman of the Board and Chief Executive Officer), John P. Kennedy (Vice President) and Jeffrey D. Congdon (Vice Chairman of the Board and President of Budget Car Sales) (collectively, the "Principal Executive Officers") together have over 75 years of experience in the vehicle rental business and had acquired and operated 54 Budget franchises prior to the Budget Acquisition. In addition, Messrs. Miller and Congdon together have over 25 years of experience operating retail car sales facilities.

THE BUDGET ACQUISITION

     On April 29, 1997, Budget acquired all the capital stock of BRACC pursuant to a series of stock purchase agreements among TEAM, Ford Motor Company, BRACC and the common stockholder of BRACC (the "Stock Purchase Agreements"). The consideration paid by TEAM pursuant to the Stock Purchase Agreements consisted of approximately $275.0 million cash and the issuance to Ford of 4,500 shares of Series a Convertible Preferred Stock. Additionally, TEAM purchased approximately $95.2 million of the outstanding indebtedness of BRACC to Ford and Ford canceled an additional $134.1 million of outstanding BRACC indebtedness. TEAM also refinanced approximately $870.7 million of indebtedness outstanding primarily under BRACC's then-existing fleet financing facilities.

     Pursuant to the Stock Purchase Agreements, Ford contributed $2.4 million in cash to Budget in connection with the establishment of a Special Bonus Program which provides bonus payments to BRACC employees. Budget has made payments in options and cash pursuant to the Special Bonus Program totaling approximately $4.8 million.

     Concurrently with the consummation of the Budget Acquisition, BRACC entered into a supply agreement with Ford (the "Supply Agreement"). Under the terms of the Supply Agreement, Budget agreed to purchase or lease Ford vehicles in such quantity in the United States, Canada and other countries outside the European Union such that the percentage of Ford vehicles purchased or leased in each country will be at least 70% of the total number of vehicles leased or purchase in each model year by BRACC at its affiliates.

     Concurrently with the consummation of the Budget Acquisition, Budget entered into a ten-year advertising agreement with Ford (the "Advertising Agreement") under which Budget has undertaken to carry out promotional programs that feature and promote the rental of Ford vehicles. Under the terms of the Advertising Agreement, Ford will pay to Budget for such advertising and promotional activities a stated base amount for each model year with an annual consumer price index adjustment.

RECENT DEVELOPMENTS

     On July 31, 1997 Budget acquired the fleet and certain other assets of Premier Rental Car, Inc. ("Premier"). The purchase price consisted of $2.7 million in cash and the refinancing of approximately $84.5 million of outstanding Premier fleet indebtedness (the "Premier Acquisition"). Premier, based in Ohio, provides rental cars for the insurance replacement market and owns and operates 9,000 vehicles from 101 locations in 13 major U.S. markets. In 1996, Premier had revenues of approximately $61.0 million. Premier will continue to operate under its own trade name and Budget does not expect this acquisition to have a material effect on its earnings in 1997. In July 1997, Budget acquired the Budget franchise located in Chattanooga, Tennessee for $3.2 million.

     On August 19, 1997, Budget Truck Rental announced that it had entered into a four-year preferred alliance agreement with HFS Incorporated, making Budget the exclusive provider of truck rental services promoted to customers of Coldwell Banker, ERA and Century 21 real estate brands, as well as relocation customers of HFS Mobility Services, Inc.

     In November 1997, BRACC acquired its franchise operation in St. Louis, Missouri, in a Budget stock transaction. Budget of St. Louis operates an average fleet of more than 1,000 cars and trucks at six locations throughout St. Louis.

                           BUSINESS OF CRUISE AMERICA

GENERAL

     Cruise America believes it is one of the largest companies in North America specializing in the rental and sale of RVs. Cruise America began sales and rental operations in Miami, Florida in 1972, with an initial strategy to locate rental centers in metropolitan gateway cities which are destinations for large numbers of domestic and international travelers. Since that time, Cruise America has established 91 additional rental and/or sales locations across the United States and Canada. At April 30, 1997, Cruise America operated a total of 16 Hub offices, 76 Satellite offices, and a rental fleet of 2,810 recreational vehicles across North America.

     Besides rentals, Cruise America sells new and used RVs (including vehicles retired from the rental fleet) from its Hub offices. The sales effort is marketed under the name RV DEPOT and for the year ended April 30, 1997 represented approximately 44% of Cruise America's total revenue.

     Cruise America rents a wide variety of RVs at each of its 16 Hub and 76 Satellite offices across North America. Cruise America's peak rental fleet in the year ended April 30, 1997 consisted of 3,773 RVs, of which 2,631 were motorhomes, 861 were truck campers, 158 were motorcycles and 123 were sport utility vehicles, vans and buses. The majority of vehicles available for rent were current model, one or two year old vehicles.

     Over the years, Cruise America's use of rental vehicles that can easily be disposed of after the peak summer rental season has increased significantly. Cruise America also began in the Spring of 1993 to purchase motorhomes that are designed such that the coach portion can be easily removed from the old chassis and placed on a new chassis. These two changes in the rental fleet are designed to reduce maintenance and holding costs and increase the service life of the vehicles. Virtually the entire rental fleet is now made up of these specially designed RVs.

     Cruise America purchases its rental fleet from several manufacturers, including Chevrolet, Ford, Fleetwood, Damon, Four Winds, Winnebago, Honda, Triumph and individual Harley-Davidson dealers. Cruise America believes it enjoys excellent relationships with its suppliers, most of which have been suppliers to Cruise America for many years.

     At April 30, 1997, Cruise America operated Hub offices from 16 locations in the United States and Canada. Each office consists of full service rental operations, new, used and fleet RV sales, fleet maintenance, and vehicle storage. In addition, each Hub office provides management and marketing support and other services to the Satellite offices within its respective service area.

     At April 30, 1997, Cruise America operated 76 Satellite rental centers, called Dealers. Dealers are independently owned and operated businesses that contract to rent Cruise America's RVs. Typically, the Dealer also is engaged in a complementary business such as car, truck or equipment rentals, or RV sales. The Satellite office operator provides the facilities and all personnel for the rental operation and is paid a commission on the rental revenue generated. Cruise America provides each Dealer with vehicles, maintenance, service, forms, supplies, advertising and management support.

PENDING LITIGATION

     In October 1997, a California jury awarded damages of approximately $7.4 million against Cruise America. The judgment included a $2.6 million award of punitive damages. In addition, in November 1997, the court awarded plaintiff's counsel fees and expenses of $2.5 million. The management of Cruise America believes the jury verdict is unjust and that the damages awarded are inappropriate and excessive. Cruise America intends to vigorously pursue a reversal of the jury decision or the elimination of the damages awarded through the California Court of Appeal. No assurances may be given that such verdict will be reversed or such damages will be eliminated or reduced.

     The action arose out of a claim for an alleged wrongful termination by Cruise America of a sublease agreement. The lawsuit has been pending since May 1987 and has been tried twice previously. The first trial resulted in a judgment for the plaintiff of approximately $3.5 million that was reversed on appeal and remanded for retrial. The second trial resulted in a net judgment for Cruise America of $399,000, which was reduced on appeal and again remanded for a retrial. Pending appeal, Cruise America has taken a one-time charge of $10.0 million to establish a reserve for damages in its second fiscal quarter, which ended October 31, 1997. This one-time charge will adversely affect Cruise America's results of operations for the six month period ended October 31, 1997 and will adversely impact the results of operations of Budget, after giving effect to the consummation of the Merger.

     In December 1997, Budget and Cruise America entered into an agreement pursuant to which Budget will post, on behalf of Cruise America, the Bond to stay execution of the judgment against Cruise America pending resolution of the appeal. Cruise America will pay Budget a fee plus all costs for the posting of the Bond and has agreed to indemnify Budget for any losses, claims or damages arising as a result of or in connection with the posting of the Bond.

                     CRUISE AMERICA PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information known to Cruise America with respect to beneficial ownership of the Cruise America Common Stock as of December 15, 1997, by (i) each stockholder who is known by Cruise America to own beneficially more than 5% of the Cruise America Common Stock; (ii) the Chief Executive Officer and the four other most highly compensated executive officers of Cruise America (iii) each director; and (iv) all executive officers and directors of Cruise America as a group.

                                                                      BENEFICIAL OWNERSHIP
                                -------------------------------------------------------------------------------------------------
                                                                                          PERCENT OF TOTAL
                                                   PERCENT OF TOTAL    SHARES OF BUDGET    BUDGET COMMON       PERCENT OF TOTAL
                                NUMBER OF SHARES    CRUISE AMERICA     COMMON STOCK TO         STOCK             VOTING POWER
                                   OF CRUISE         COMMON STOCK      BE BENEFICIALLY      OUTSTANDING           OF BUDGET
                                 AMERICA COMMON    OUTSTANDING PRIOR   OWNED AFTER THE         AFTER             COMMON STOCK
      BENEFICIAL OWNERS              STOCK         TO THE MERGER(1)       MERGER(13)       THE MERGER(14)    AFTER THE MERGER(15)
      -----------------         ----------------   -----------------   ----------------   ----------------   --------------------
Robert A. Smalley(6)(7)(12)...       946,184             16.1%              265,622               1.0%               0.6%
Randall S.
  Smalley(2)(6)(7)(12)........       352,984              6.0                99,093               0.4                0.2
Robert A. Smalley,
  Jr.(3)(4)(6)(7)(12).........       343,256              5.9                96,362               0.4                0.2
Sally Smalley
  DiLucente(5)(6)(12).........       320,085              5.5                89,857               0.4                0.2
Eric R. Bensen(7).............        76,430              1.3                21,456               0.1                0.0
Interstate Properties(8)......       765,600             13.2               214,927               0.8                0.5
Gruber & McBaine Capital
  Management, Inc.(9).........       505,000              8.7               141,769               0.6                0.3
First Wilshire Securities
  Management, Inc.(10)........       363,330              6.3               101,998               0.4                0.2
Dimensional Fund Advisors,
  Inc.(11)....................       292,200              5.1                82,029               0.3                0.2
All directors and executive
  officers as a group (six
  persons, including four
  persons named above)........     1,780,285             28.9               499,779               1.9                1.1

---------------

 (1) Based on 5,783,059 shares of Cruise America common stock outstanding as of November 21, 1997.
 (2) Includes 10,400 shares held by Randall S. Smalley as custodian for Carrie
     E. Smalley, Rebecca Smalley, Courtney M. Smalley and Randall S. Smalley,
     Jr.
 (3) Includes 10,400 shares held by Robert A. Smalley, Jr. as custodian for Alana Shirley Smalley, Caroline Marie Smalley, Robert A. Smalley III and Suzanne M. Smalley.
 (4) Includes 8,300 shares held by Robert A. Smalley, Jr. as trustee for Courtney Marie Smalley, Carrie Elizabeth Smalley, Steven Smalley II and Rebecca Lynn Smalley.
 (5) Includes 7,800 shares held by Sally Smalley DiLucente as custodian for Brian L. DiLucente, Lisa M. DiLucente and Marie Irene DiLucente.
 (6) Includes 43,382, 12,477, 7,400 and 7,871 shares held by the spouses of Robert A. Smalley, Randall S. Smalley, Robert A. Smalley, Jr. and Sally Smalley DiLucente, respectively.
 (7) Includes immediately exercisable options to purchase 80,000 shares of common stock for each of Robert A. Smalley, Robert A. Smalley, Jr. and Randall S. Smalley and 76,100 shares for Eric R. Bensen.
 (8) Information taken from the Form 4 dated February 23, 1994 of Interstate Properties, a New Jersey partnership and Russell B. Wight, Jr. and the Form 4 of Steven Roth dated February 24, 1994. The Form 4 list shared voting and dispositive power of 501,500 shares and sole voting and dispositive power of 225,100 shares held by Mr. Wight. In addition, Steven Roth, a general partner of Interstate, owns 39,000, which are included in the table above. The address of Interstate Properties is Glenpoint Centre West, 500 Frank W. Burr Boulevard, Teaneck, New Jersey 07666.
 (9) Information taken from the Schedule 13D dated June 6, 1996 of Gruber & McBaine Capital Management, Inc., a California corporation, Jon D. Gruber,
     J. Patterson McBaine, Lagunitas Partners, L.P., a California limited partnership, GMJ Investments, L.P., a California limited partnership, Gruber & McBaine Capital Management International and Thomas O. Lloyd-Butler (collectively, the "Reporting Persons"). The Schedule 13D lists sole voting and dispositive power of 113,300 shares and shared voting and dispositive power of 391,700 shares. The address of Gruber & McBaine Capital Management, Inc. is 50 Osgood Place, San Francisco, California 94113.
(10) Information taken from the Schedule 13G dated July 8, 1997 of First Wilshire Securities Management, Inc. The Schedule 13G lists sole voting and dispositive power of 42,830 shares and shared dispositive power of 320,500 shares. The address of First Wilshire Securities Management, Inc. is 600 South Lake St., Suite 100, Pasadena, California 91106-3955.
(11) Information taken from the Schedule 13G dated February 5, 1997 of Dimensional Fund Advisors, Inc., a Delaware corporation. The Schedule 13G lists sole voting power of 210,400 shares and sole dispositive power of 292,200 shares. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Drive, 11th Floor, Santa Monica, California 90401.
(12) Robert A. Smalley is the father of Robert A. Smalley, Jr., Randall S. Smalley and Sally Smalley DiLucente. The beneficial ownership of shares of Common Stock of each of these persons and the trusts they control does not include the shares of Common Stock beneficially owned by the others.
(13) Calculated by multiplying the number of shares of Cruise America beneficially owned on such date by 0.28073.
(14) Based on 25,647,877 shares, consisting of 23,868,004 shares of Budget Common Stock outstanding December 9, 1997, plus 1,779,873 shares to be issued in the Merger.
(15) The percent of total voting power of Budget Common Stock differs from the total Budget Common Stock outstanding because the holders of Budget Class B Common Stock are entitled to ten votes per share and the holders of Budget Common Stock are entitled to one vote per share.

                                    EXPERTS

     The consolidated financial statements of Budget and its subsidiaries, as of and for the year ended December 31, 1996, incorporated by reference in Budget's current report on Form 8-K dated December 1, 1997, as amended, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements as of December 31, 1995 and for each of the two years in the period ended December 31, 1995 incorporated in this prospectus by reference from Budget's current report on Form 8-K dated December 1, 1997, as amended, and appearing in the Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of BRACC as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Cruise America and subsidiaries as of April 30, 1997 and 1996, and for each of the years in the three-year period ended April 30, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. It is expected that a representative of KPMG Peat Marwick LLP will be present at the Special Meeting to respond to appropriate questions of shareholders and to make a statement if such representative desires.

                                 LEGAL MATTERS

     The validity of the shares of Budget Common Stock being registered under the Registration Statement of which this Proxy Statement/Prospectus forms a part will be passed upon for Budget by King & Spalding, Atlanta, Georgia. Certain legal matters in connection with the Merger will be passed upon for Cruise America by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., Miami, Florida.

                      WHERE YOU CAN FIND MORE INFORMATION

     Budget and Cruise America are subject to the informational requirements of the Exchange Act, and file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that the companies file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Commission at http://www.sec.gov. Shares of Budget Common Stock are listed on the NYSE, and copies filed with the Commission can be inspected and copies at the NYSE offices at 20 Broad Street, New York, New York 10005. Shares of Cruise America Common Stock are listed on the AMEX and copies of documents filed with the Commission can be inspected and copied at the offices of the AMEX at 86 Trinity Place, New York, New York 10006-1881.

     Budget filed the Registration Statement to register with the Commission the Budget Common Stock to be issued to Cruise America Shareholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Budget, as well as being a proxy statement of Cruise America for the special meeting. As allowed by Commission rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Budget Registration Statement or the exhibits to that Registration Statement.

     The Commission allows us to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information contained directly in the Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about our companies and their financial condition.

BUDGET SEC FILINGS (FILE NO. 0-23962)

     (i) Budget's Annual Report on Form 10-K for the year ended December 31,
1996;

     (ii) Budget's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

     (iii) Budget's Current Reports on Form 8-K dated April 29, 1997 and December 1, 1997, as amended; and

     (iv) The description of the Budget Common Stock included in Budget's Registration Statement on Form 8-A, dated April 15, 1997.

CRUISE AMERICA SEC FILINGS (FILE NO. 1-9471)

     (i) Cruise America's Annual Report on Form 10-K for the year ended April 30, 1997;

     (ii) Cruise America's Quarterly Reports on Form 10-Q for the quarters ended July 31, 1997 and October 31, 1997; and

     (iii) Cruise America's Current Reports on Form 8-K dated October 3, 1997 and December 5, 1997.

     We incorporate by reference additional documents Cruise America and Budget may file with the Commission from the date of this Proxy Statement/Prospectus to the date of the Special Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements filed with the Commission from the date of this Proxy Statement/Prospectus to the date of the consummation of the Merger.

     Budget has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Budget, and Cruise America has supplied all such information relating to Cruise America.

     If you are a stockholder of either Budget or Cruise America, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the Commission or the Commission's Internet web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

         BUDGET GROUP, INC.
         Attention: Secretary
         4225 Naperville Road
         Lisle, IL 60532-3662
         (630) 955-1900

         CRUISE AMERICA, INC.
         Attention: Secretary
         11 West Hampton Avenue
         Mesa, Arizona 85210-5258
         (602) 464-7300

     If you would like to request documents from us, please do so by five business days prior to the date of the Special Meeting to receive them before the Special Meeting. If you request any incorporated documents from us we will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

                                                                         ANNEX A

                          PLAN AND AGREEMENT OF MERGER

                                     AMONG

                              BUDGET GROUP, INC.,

                           CA ACQUISITION CORPORATION

                                      AND

                              CRUISE AMERICA, INC.

                               NOVEMBER 25, 1997

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
ARTICLE 1  PLAN OF MERGER..............................................   A-1
  1.1      The Merger..................................................   A-1
  1.2      Conversion of Shares........................................   A-2
  1.3      Exchange of Certificates....................................   A-2
  1.4      Dividends...................................................   A-3
  1.5      Escheat Laws................................................   A-4
  1.6      Closing of Company Transfer Books...........................   A-4
ARTICLE 2  CLOSING.....................................................   A-4
  2.1      Time and Place of Closing...................................   A-4
ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF COMPANY...................   A-4
  3.1      Disclosure Letter; Material Adverse Effect on Company.......   A-4
  3.2      Organization, Good Standing and Power.......................   A-4
  3.3      Capitalization..............................................   A-5
  3.4      Company Subsidiaries; Voting Trusts.........................   A-5
  3.5      Authority; Enforceability...................................   A-5
  3.6      Non-Contravention; Consents.................................   A-6
  3.7      SEC Reports; Company Financial Statements...................   A-6
  3.8      Absence of Certain Changes..................................   A-7
  3.9      Tax Matters.................................................   A-7
  3.10     Litigation..................................................   A-8
  3.11     Material Contracts..........................................   A-9
  3.12     Registration Statement, Etc. ...............................  A-10
  3.13     Employee Benefit Plans......................................  A-10
  3.14     Property....................................................  A-11
  3.15     Trademarks, Etc. ...........................................  A-12
  3.16     Labor Relations.............................................  A-12
  3.17     No Violation of Law.........................................  A-13
  3.18     Environmental Matters.......................................  A-13
  3.19     Insurance Policies..........................................  A-15
  3.20     Major Suppliers; Tour Organizers and Travel Arrangers.......  A-15
  3.21     Notes and Accounts Receivable...............................  A-16
  3.22     Transactions with Affiliates................................  A-16
  3.23     Fairness Opinion............................................  A-16
  3.24     Antitakeover Statutes.......................................  A-16
  3.25     Board Recommendations.......................................  A-16
  3.26     Amendment to Rights Plan....................................  A-16
  3.27     Brokers and Finders.........................................  A-17
  3.28     Merger......................................................  A-17
  3.29     Pooling.....................................................  A-17
  3.30     Voting Requirements; Dissenters' Rights.....................  A-17
  3.31     No Existing Discussions.....................................  A-17
  3.32     Disclosure..................................................  A-17
  3.33     No Aggregate Material Adverse Effect........................  A-17
ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PARENT....................  A-18
  4.1      Organization, Good Standing and Power.......................  A-18
  4.2      Capitalization..............................................  A-18
  4.3      Authority; Enforceability...................................  A-18
  4.4      Non-Contravention; Consents.................................  A-18
  4.5      SEC Reports; Parent Financial Statements....................  A-19

  4.6            Absence of Certain Changes or Events.....................................................       A-19
  4.7            Registration Statement, Etc..............................................................       A-19
  4.8            Litigation...............................................................................       A-20
  4.9            No Violation of Law......................................................................       A-20
  4.10           Brokers and Finders......................................................................       A-20
  4.11           Merger...................................................................................       A-20
  4.12           Pooling..................................................................................       A-20
ARTICLE 5        CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME; CERTAIN COVENANTS......................       A-20
  5.1            Access and Information...................................................................       A-20
  5.2            Conduct of Business Pending Merger.......................................................       A-21
  5.3            Fiduciary Duties.........................................................................       A-23
  5.4            Certain Fees.............................................................................       A-24
  5.5            Takeover Statutes........................................................................       A-24
  5.6            Consents.................................................................................       A-24
  5.7            Reasonable Efforts; Further Assurances; Cooperation......................................       A-25
  5.8            NYSE Listing.............................................................................       A-25
  5.9            Notice...................................................................................       A-26
  5.10           Registration Statement; Shareholder Approvals............................................       A-26
  5.11           Expenses.................................................................................       A-26
  5.12           Press Releases; Filings..................................................................       A-26
  5.13           Indemnification of Officers and Directors................................................       A-26
  5.14           Tax Treatment............................................................................       A-27
  5.15           Stock Options............................................................................       A-27
  5.16           Company Affiliates.......................................................................       A-28
  5.17           Employment Agreements....................................................................       A-28
  5.18           Company Expenses.........................................................................       A-28
  5.19           Pooling of Interests Accounting..........................................................       A-28
  5.20           Treatment of Warrants....................................................................       A-28
ARTICLE 6        CONDITIONS PRECEDENT TO MERGER...........................................................       A-28
  6.1            Conditions to Each Party's Obligations...................................................       A-28
  6.2            Conditions to Obligations of Company.....................................................       A-29
  6.3            Conditions to Obligations of Parent......................................................       A-30
ARTICLE 7        TERMINATION AND ABANDONMENT OF THE MERGER................................................       A-31
  7.1            Termination..............................................................................       A-31
  7.2            Specific Performance and Other Remedies..................................................       A-32
  7.3            Effect of Termination and Abandonment....................................................       A-32
ARTICLE 8        MISCELLANEOUS............................................................................       A-32
  8.1            Waiver and Amendment.....................................................................       A-32
  8.2            Non-Survival of Representations, Warranties and Agreements...............................       A-32
  8.3            Notices..................................................................................       A-33
  8.4            Descriptive Headings; Interpretation.....................................................       A-33
  8.5            Counterparts.............................................................................       A-33
  8.6            Entire Agreement.........................................................................       A-33
  8.7            Governing Law............................................................................       A-33
  8.8            Severability.............................................................................       A-34
  8.9            Knowledge................................................................................       A-34
  8.10           Assignment...............................................................................       A-34

                          PLAN AND AGREEMENT OF MERGER

     PLAN AND AGREEMENT OF MERGER (this "Agreement"), dated as of November 25, 1997, among BUDGET GROUP, INC., a Delaware corporation ("Parent"), CA ACQUISITION CORPORATION, a Florida corporation and direct or indirect wholly owned subsidiary of Parent ("Sub"), and CRUISE AMERICA, INC., a Florida corporation ("Company").

     WHEREAS, Parent has formed Sub as a direct or indirect wholly owned subsidiary corporation under the Florida Business Corporation Act (the "FBCA") for the purpose of Sub merging with and into Company pursuant to the applicable provisions of the FBCA (the "Merger") so that Company will continue as the surviving corporation of the Merger and will become a direct or indirect wholly owned subsidiary of Parent;

     WHEREAS, the respective Boards of Directors of Company, Parent and Sub have approved and declared advisable the Merger, the terms and provisions of this Agreement and the transactions contemplated hereby and the Board of Directors of Company has recommended that the stockholders of Company approve the Merger upon the terms of this Agreement;

     WHEREAS, the respective Boards of Directors of Parent and Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders;

     WHEREAS, concurrently with the execution and delivery of this Agreement, each of Robert A. Smalley, Randall S. Smalley, Robert A. Smalley, Jr. and Sally Smalley DiLucente (collectively, the "Identified Shareholders") has duly executed and delivered to Parent an irrevocable proxy agreement in the form attached hereto as Exhibit 1.1 (the "Proxy Agreements");

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization; and

     WHEREAS, the Merger described herein is subject to the approval of the shareholders of Company and satisfaction of certain other conditions described in this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE 1

                                 PLAN OF MERGER

     1.1 The Merger. (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the provisions of this Agreement and the FBCA, Sub shall be merged with and into Company, which shall be the surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation") in the Merger, and the separate corporate existence of Sub shall cease. Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") shall be duly prepared, executed and acknowledged by Company, on behalf of the Surviving Corporation, and thereafter delivered to the Secretary of State of the State of Florida for filing as provided in the FBCA on the Closing Date (as defined in Section 2.1). The Merger shall become effective immediately upon the filing of the Articles of Merger with the Secretary of State of the State of Florida or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").

     (b) From and after the Effective Time, the Merger shall have all the effects set forth in the FBCA. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and in accordance with the FBCA, all of the properties, rights, privileges, powers and franchises of Company and Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     (c) The Articles of Incorporation of Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the FBCA.

     (d) The Bylaws of Company in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until altered, amended or repealed as provided therein, in the Articles of Incorporation of the Surviving Corporation and the FBCA.

     (e) The officers and directors of Sub immediately prior to the Effective Time shall be the initial officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

     1.2 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

          (a) Each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

          (b) All shares of common stock, par value $.01 per share, of Company ("Company Common Stock") or other capital stock of Company that are owned by Company as treasury stock or by any wholly owned Company Subsidiary (as defined in Section 3.4) shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

          (c) Subject to Section 1.3(c), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.2(b)) shall be converted into a right to receive 0.28073 (the "Exchange Ratio") shares of Class A Common Stock, par value $.01 per share, of Parent ("Parent Class A Common Stock"). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares (a "Certificate") shall thereafter represent the right to receive that number of shares of Parent Class A Common Stock into which such shares of Company Common Stock have been converted. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Class A Common Stock, and cash in lieu of any fractional share, issued in consideration therefor upon the surrender of such certificates in accordance with Section 1.3, without interest.

          (d) If after the date hereof and prior to the Effective Time, Parent shall have declared a stock split (including a reverse split) of Parent Class A Common Stock or a dividend payable in Parent Class A Common Stock or effected any recapitalization or reclassification of its common stock or any other similar transaction, then the Exchange Ratio shall be appropriately adjusted to reflect such stock split, dividend, recapitalization, reclassification or similar transaction.

     1.3 Exchange of Certificates. (a) As of the Effective Time, Parent shall deposit with Chase Mellon Shareholder Services, or such other bank or trust company reasonably designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 1 through the Exchange Agent, certificates representing the shares of Parent Class A Common Stock (such shares of Parent Class A Common Stock, together with any dividends or distributions with respect thereto or cash deposited by Parent in accordance with this Section 1.3, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.2 in exchange for outstanding shares of Company Common Stock, together with cash to be paid in lieu of fractional shares. The aggregate number of shares of Parent Class A Common Stock which shall be issuable shall be a number of such shares equal to the Exchange Ratio multiplied by the total number of outstanding shares of Company Common Stock as of the Effective Time, subject to adjustments for non-issuance of fractional shares as provided herein.

     (b) As soon as practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal

(which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent accompanied by a properly executed letter of transmittal and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Class A Common Stock. Upon the surrender to the Exchange Agent of one or more Certificates for cancellation, together with such letter of transmittal, duly executed, the holder will be entitled to receive certificates representing that number of whole shares of Parent Class A Common Stock to be issued in respect of the aggregate number of such shares of Company Common Stock previously represented by the stock certificates surrendered based upon the Exchange Ratio and cash in lieu of fractional shares as provided in Section 1.3(c).

     (c) No certificate or scrip representing fractional shares of Parent Class A Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Parent. All fractional shares of Parent Class A Common Stock that a holder of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the Fair Market Value at the Effective Time (as defined below) of one share of Parent Class A Common Stock, by (ii) the fraction of a share of Parent Class A Common Stock to which such holder would otherwise have been entitled. Parent shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. No such cash in lieu of fractional shares of Parent Class A Common Stock shall be paid to any holder of Company Common Stock until Certificates are surrendered and exchanged in accordance with Section 1.3(a). The term "Fair Market Value at the Effective Time" of one share of Parent Class A Common Stock shall be the average of the high and low prices per share of Parent Class A Common Stock on the New York Stock Exchange ("NYSE") during the 20 trading days immediately preceding the last business day before the date of the Effective Time.

     (d) If a certificate for Parent Class A Common Stock is to be sent to a person other than the person in whose name the Certificates for shares of Company Common Stock surrendered for exchange are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such Certificate to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (e) The cash paid and shares of Parent Class A Common Stock issued upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

     1.4 Dividends. No dividends or other distributions that are declared or made after the Effective Time with respect to Parent Class A Common Stock payable to holders of record thereof after the Effective Time shall be paid to a Company shareholder entitled to receive certificates representing Parent Class A Common Stock until such shareholder has properly surrendered such shareholder's Certificates. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such Parent Class A Common Stock shall be issued any dividends which shall have become payable with respect to such Parent Class A Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender, there shall also be paid to the shareholder in whose name the certificates representing such Parent Class A Common Stock shall be issued any dividend on such Parent Class A Common Stock that shall have a record date subsequent to the Effective Time and prior to such surrender and a payment date after such surrender; provided that such dividend payments shall be made on such payment dates. In no event shall the shareholders entitled to receive such dividends be entitled to receive interest on such dividends. Any portion of the Exchange Fund which remains undistributed to the shareholders of Company for one year after the Effective Time pursuant to this
Section 1.4 shall be returned by the Exchange Agent to Parent which shall thereafter act as Exchange Agent, subject to the rights of holders of unsurrendered Certificates under this Article 1.

     1.5 Escheat Laws. Notwithstanding any other provision of this Article 1, none of Parent, Sub, Company, the Surviving Corporation, the Exchange Agent or any other party hereto shall be liable to any holder of Company Common Stock for any Parent Class A Common Stock, or dividends or distributions thereon or cash in lieu of fractional shares, delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

     1.6 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall, when accompanied by proper documentation, be exchanged for Parent Class A Common Stock in the manner provided in this Article 1.

                                   ARTICLE 2

                                    CLOSING

     2.1 Time and Place of Closing. Unless otherwise mutually agreed upon in writing by Parent and Company, the closing of the Merger (the "Closing") will be held at 10:00 a.m., Eastern time, on the second business day following the date that all of the conditions precedent specified in this Agreement have been (or can be at the Closing) satisfied or waived by the party or parties permitted to do so (such date being referred to hereinafter as the "Closing Date"). The place of Closing shall be at the offices of King & Spalding, 191 Peachtree Street, N.E., Atlanta, Georgia 30303, or at such other place as may be agreed between Parent and Company.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company hereby represents and warrants to Parent and Sub as follows:

     3.1 Disclosure Letter; Material Adverse Effect on Company. (a) Prior to the execution and delivery of this Agreement, Company and Parent have delivered to each other a letter (the "Disclosure Letter") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in this Agreement or as an exception to one or more of such party's representations, warranties or covenants contained in this Agreement.

     (b) As used in this Agreement, the phrase "Material Adverse Effect on Company" means:

          (i) as to matters which can reasonably be quantified in economic terms, any effect or effects which have resulted in or would reasonably be expected to result in, with respect to Company and the Company Subsidiaries taken as a whole, a decrease in the value of assets (net of any corresponding decrease in liabilities), an increase in liabilities or obligations (net of any corresponding increase in assets), a decrease in profits or cash flow, an increase in losses or expenses, an adverse change in the business or financial condition, or any combination thereof, involving, individually or in the aggregate, more than $1,250,000;

          (ii) as to matters which cannot reasonably be quantified in economic terms, a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Company and the Company Subsidiaries taken as a whole; or

          (iii) a material adverse effect on the ability of Company to consummate the transactions contemplated by this Agreement.

     3.2 Organization, Good Standing and Power. (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Company has delivered to Parent complete and correct copies of its Articles of Incorporation and all amendments thereto to the date hereof and its Bylaws as amended to the date hereof.

     (b) Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

     3.3 Capitalization. The authorized capital stock of Company consists of 15,000,000 shares of Common Stock, par value $.01 per share, of which as of November 21, 1997, 5,783,059 shares were issued and outstanding, and 1,000,000 shares of Preferred Stock, par value $1.00 per share, of which as of the date hereof no shares are issued and outstanding. All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time pursuant to any outstanding Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth above, as of November 21, 1997, there were no shares of capital stock or other equity securities of Company outstanding, and, except as set forth in Section 3.3 of the Disclosure Letter, there are no outstanding options, warrants or rights to purchase or acquire from Company any capital stock of Company, there are no existing registration covenants with Company with respect to outstanding shares of Company Common Stock, and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which Company is bound to issue any additional shares of its capital stock or other securities.

     3.4 Company Subsidiaries; Voting Trusts. Section 3.4 of the Disclosure Letter sets forth a correct and complete list of each corporation, association, subsidiary, partnership, limited liability company or other entity of which Company owns or controls, directly or indirectly, 50% or more of the outstanding equity interests (such entities are hereinafter referred to as "Company Subsidiaries"). Except as set forth in Section 3.4 of the Disclosure Letter, there is no corporation, association, subsidiary, partnership, limited liability company or other entity of which Company owns or controls, directly or indirectly, more than 20% of the outstanding equity interests. Except as disclosed in Section 3.4 of the Disclosure Letter, Company owns, directly or indirectly, all of the equity interests of each Company Subsidiary, free and clear of all liens, charges, pledges, security interests or other encumbrances. All of the capital stock of each Company Subsidiary has been duly authorized and is validly issued, fully paid and nonassessable, and not subject to any preemptive rights. There are no outstanding options or rights to subscribe to, or any contracts or commitments to issue or sell any shares of the capital stock or other equity interests or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire, any shares of the capital stock or other equity interests of any Company Subsidiary to which Company or any Company Subsidiary is a party. There are no voting trusts or other agreements or understandings with respect to the voting of capital stock or other equity interests of Company or any Company Subsidiary to which Company or any Company Subsidiary is a party. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

     3.5 Authority; Enforceability. Company has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the shareholders of Company. Subject to such approval, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, and this Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and subject to general principles of equity.

     3.6 Non-Contravention; Consents. (a) Except as set forth in Section 3.6(a) of the Disclosure Letter, neither the execution, delivery and performance by Company of this Agreement, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the provisions hereof, will:

          (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or any Company Subsidiary, under any of the terms, conditions or provisions of, (x) its Articles of Incorporation or Bylaws or the governing documents of any Company Subsidiary, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or any of the Company Subsidiaries is a party, or by which Company or any of the Company Subsidiaries may be bound, or to which Company or any of the Company Subsidiaries or the properties or assets of any of them may be subject and that has or would reasonably be expected to have, in any such event specified in this clause (y), individually or in the aggregate, a Material Adverse Effect on Company; or

          (ii) subject to compliance with the statutes and regulations referred to in Section 3.6(b), violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Company or any of the Company Subsidiaries or any of their respective properties or assets where such violation has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

     (b) Except as set forth in Section 3.6(b) of the Disclosure Letter and other than notices, filings, authorizations, exemptions, consents or approvals, the failure of which to give or obtain does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, no notice to, filing with, authorization of, exemption by, or consent or approval of, any governmental authority or other regulatory body is necessary for the consummation by Company of the transactions contemplated by this Agreement.

     3.7 SEC Reports; Company Financial Statements. (a) Since May 1, 1995, Company has timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") (collectively, the "Company Reports"). Company has heretofore made available to Parent true copies of all the Company Reports, together with all exhibits thereto. Included in such Company Reports are (i) audited consolidated balance sheets of Company and its subsidiaries at April 30, 1995, 1996 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, and the notes thereto and (ii) the unaudited consolidated balance sheet of Company and its subsidiaries at July 31, 1997 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the periods then ended and the notes thereto.

     (b) All of the financial statements included in the Company Reports (which are collectively referred to herein as the "Company Consolidated Financial Statements") fairly presented the consolidated financial position of Company and its subsidiaries as of the dates mentioned and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of unaudited statements, to normal, recurring audit adjustments). The Company Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and taken as a whole did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in the

Company Reports, neither Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Company and its consolidated subsidiaries or in the notes thereto, other than liabilities or obligations which, individually or in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

     3.8 Absence of Certain Changes. (a) Since May 1, 1997, except as set forth in Section 3.8(a) of the Disclosure Letter, there has not been (i) any adverse change in the assets (net of any corresponding decrease in liabilities), liabilities (net of any corresponding increase in assets), results of operations, financial condition or business of Company or any Company Subsidiary which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company (other than operating losses between October 1, 1997 and the Closing Date which are attributable to seasonal changes in the business of Company and the Company Subsidiaries and which in the aggregate do not exceed the amounts set forth in Section 3.8(a) of the Disclosure Letter), (ii) any damage, destruction, loss or casualty to property or assets of Company or any Company Subsidiary involving amounts in excess of $400,000 in the aggregate not adequately covered by insurance, which property or assets are material to the operations or business of Company or any Company Subsidiary, (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the capital stock or other equity interests of Company or any Company Subsidiary, any redemption or other acquisition by Company or any Company Subsidiary of any of the capital stock or other equity interests of Company or any Company Subsidiary or any split, combination or reclassification of shares of capital stock or other equity interests declared or made by Company or any Company Subsidiary or
(iv) any agreement to do any of the foregoing.

     (b) Since May 1, 1997, except as set forth in Section 3.8(b) of the Disclosure Letter, there have not been in respect of Company or any Company Subsidiary (i) any extraordinary losses suffered involving amounts in excess of $200,000 in the aggregate, (ii) any assets with a value in excess of $200,000 in the aggregate which have been mortgaged, pledged or made subject to any lien, charge or other encumbrance, except for the incurrence in the ordinary course of business consistent with past practice of liens on vehicles owned by Company or any Company Subsidiary, (iii) any material liability or obligation (absolute, accrued or contingent) incurred or any material bad debt, contingency or other reserve increase suffered, except, in each such case, in the ordinary course of business and consistent with past practice, (iv) any claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of claims, liabilities and obligations reflected or reserved against in the Company Consolidated Financial Statements or incurred in the ordinary course of business and consistent with past practice, (v) any material guaranteed checks, notes or accounts receivable written off as uncollectible, except write-offs in the ordinary course of business and consistent with past practice, (vi) any write down (under Statement of Financial Accounting Standards No. 121 or otherwise) of the value of any asset or investment on Company's books or records involving amounts in excess of $200,000 in the aggregate, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice, (vii) any cancellation of any material debts or waiver of any material claims or rights of substantial value, or sale, transfer or other disposition (except for the disposition of vehicles in the ordinary course of business consistent with past practice) of, any material properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business and consistent with past practice and which in any event, do not exceed $200,000 individually, (viii) capital expenditures and commitments in the ordinary course of business in excess of $200,000 individually for additions to property or equipment, excluding vehicle purchases in the ordinary course of business consistent with past practice, (ix) any material transactions entered into other than in the ordinary course of business, or (x) any agreements to do any of the foregoing.

     3.9 Tax Matters. (a) For purposes of this Agreement, "Taxes" shall mean all taxes (including any tax attributable to Company or any Company Subsidiary ceasing to be a member of an affiliated group as defined in Section 1504(a) of the Code), assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith) including federal, state, city, county, foreign or other income, franchise, capital stock, real property, personal property, tangible, withholding, FICA, unemployment compensation, disability, transfer, sales, use, excise, gross receipts and all other taxes of any kind for which Company or any Company Subsidiary may have any liability imposed by the United States or any state, county, city, country or foreign government or subdivision or agency thereof, whether disputed or not.

     (b) Except as otherwise disclosed in Section 3.9(b) of the Disclosure
Letter: (i) all returns, including estimated returns and reports of every kind with respect to Taxes, which are due to have been filed in accordance with any applicable law, have been duly filed, except where the failure to file does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company; (ii) all Taxes, deposits or other payments for which Company or any Company Subsidiary may have any liability through the date hereof have been paid in full or are accrued as liabilities for Taxes on the books and records of Company or the Company Subsidiaries, as applicable, except for such Taxes as are not required by generally accepted accounting principles to be accrued or are immaterial in amount; (iii) there are not now any extensions of time in effect with respect to the dates on which any returns or reports with respect to any federal Taxes (or with respect to any other Taxes involving amounts in excess of $5,000) were or are due to be filed; (iv) all deficiencies involving amounts in excess of $5,000 asserted as a result of any examination of any return or report of Taxes have been paid in full, or are being contested in good faith with appropriate accruals on the books of each of Company and the Company Subsidiaries, or are finally settled; (v) no claims have been asserted and no proposals or deficiencies for any Taxes involving amounts in excess of $5,000 are being asserted, proposed or, to the knowledge of Company, threatened, and no audit or investigation of any return or report of Taxes is currently underway, pending or, to the knowledge of Company, threatened; (vi) there are no outstanding waivers or agreements by Company or any Company Subsidiary for the extension of time for the assessment of any federal Taxes or deficiency thereof (or for any other Taxes or deficiencies thereof involving amounts in excess of $5,000), nor are there any requests for rulings, outstanding subpoenas or requests for information or any other matter pending between Company or any Company Subsidiary and any taxing authority; and (vii) there are no liens for Taxes upon any property or assets of Company or any Company Subsidiary involving amounts in excess of $5,000 except liens for current Taxes not yet due, nor are there any liens involving amounts in excess of $5,000 which, to the knowledge of Company, are pending or threatened.

     (c) Company has delivered to Parent true and complete copies of all federal and state income tax returns (together with any Revenue Agent's Reports) relating to the operations of Company and the Company Subsidiaries for the taxable years ended since 1991.

     (d) None of Company or the Company Subsidiaries has filed a consent pursuant to Section 341(f) of the Code. None of Company, the Company Subsidiaries or any predecessor in interest of such party, has filed, or may be deemed to have filed, any election under Section 338 of the Code.

     (e) Except as set forth in Section 3.9(f) of the Disclosure Letter, neither Company nor any Company Subsidiary has made any payment which constitutes an "excess parachute payment" within the meaning of Section 280G of the Code, and no payment by Company or any Company Subsidiary required to be made under any contract will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

     (f) None of Company and the Company Subsidiaries is a party to any tax allocation or tax sharing agreement.

     (g) None of Company and the Company Subsidiaries has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income tax return (other than a group the common parent of which was Company).

     3.10 Litigation. (a) Section 3.10(a) of the Disclosure Letter (i) sets forth all litigation, claims, suits, actions, investigations, indictments or informations, or administrative, arbitration or other proceedings pending, or, to the knowledge of Company, threatened (including grand jury investigations, actions or proceedings and product liability and workers' compensation suits, actions or proceedings) against Company or any Company Subsidiary involving amounts in excess of $10,000 and (ii) indicates which of such matters are being defended by an insurance carrier, and which of the matters being so defended are being defended under a reservation of rights.

     (b) Except as set forth in Section 3.10(b) of the Disclosure Letter, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) currently in effect against or relating to Company or any Company Subsidiary. To the knowledge of Company, there are no events, facts or circumstances giving rise to any claim for indemnification from Company or any Company Subsidiary by any present or former officer or director of Company or any Company Subsidiary related to any act or omission prior to the Closing by such present or former officer or director.

     3.11 Material Contracts. Section 3.11 of the Disclosure Letter contains a correct and complete list of the following (the "Material Contracts"):

          (a) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures or guarantees involving amounts in excess of $25,000 to which Company or any Company Subsidiary is a party or by which any of its properties or assets (real, personal or mixed, tangible or intangible) is bound;

          (b) all leases to which Company or any Company Subsidiary is a party or by which any of its properties or assets (real, personal or mixed, tangible or intangible) is bound involving an annual rental payment in excess of $25,000 individually;

          (c) all contracts or agreements which limit or restrict Company, any Company Subsidiary or, to the knowledge of Company, any of the officers or key employees of Company from engaging in any business in any jurisdiction;

          (d) all contracts or agreements requiring Company or any Company Subsidiary to register its capital stock or securities under federal or state securities law;

          (e) all repurchase agreements with vehicle manufacturers to which Company or any Company Subsidiary is a party;

          (f) all agreements with travel arrangers and tour organizers to which Company or any Company Subsidiary is a party;

          (g) all franchising agreements to which Company or any Company Subsidiary is a party; and

          (h) all existing contracts and commitments (other than those described in subparagraphs (a), (b), (c), (d), (e), (f) and (g) of this Section 3.11, the Company Benefit Plans and other than agreements and purchase orders relating to the purchase of vehicles in the ordinary course of business) to which Company or any Company Subsidiary is a party or by which its properties or assets are bound involving an annual commitment or annual payment by Company or any Company Subsidiary of more than $50,000 individually.

          True and complete copies of all Material Contracts, including all amendments, have been made available to Parent. The Material Contracts are valid and enforceable in accordance with their respective terms with respect to Company and valid and, to the knowledge of Company, enforceable in accordance with their respective terms with respect to any other party to a Material Contract, in each case to the extent material to the business and operations of Company and subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Except for events or occurrences, the consequences of which, individually or in the aggregate, do not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Company, there is not under any of the Material Contracts any existing breach, default or event of default by Company or any Company Subsidiary or event that with notice or lapse of time or both would constitute a breach, default or event of default by Company or any Company Subsidiary, nor has Company received notice of, or made a claim with respect to, any breach or default by any other party to a Material Contract.

     3.12 Registration Statement, Etc. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (a) the Registration Statement to be filed by Parent with the SEC in connection with the Parent Class A Common Stock to be issued in the Merger (the "Registration Statement"), and (b) the Proxy Statement (the "Proxy Statement") to be mailed to Company's shareholders in connection with the meeting (the "Shareholders' Meeting") to be called to consider the Merger, will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective or at the time any amendment or supplement thereto becomes effective, cause such document to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading; or, in the case of the Proxy Statement, when first mailed to the shareholders of Company, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Company is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and any applicable rules or regulations thereunder, except that no representation is made by Company with respect to statements made therein based on information supplied by Parent or with respect to information concerning Parent or Sub which is incorporated by reference in the Registration Statement or the Proxy Statement.

     3.13 Employee Benefit Plans. (a) For purposes of this Section 3.13, the term "Company Benefit Plan" means any plan, program, arrangement, fund, policy, practice or contract which, through which, under which or with respect to which Company or any Company ERISA Affiliate (as defined in Section 3.13(b)) provides or has an obligation to provide benefits or compensation to or on behalf of employees or former employees of Company or any Company ERISA Affiliate, whether formal or informal, whether or not written. Each and every Company Benefit Plan is identified in Section 3.13 of the Disclosure Letter.

     (b) For purposes of this Section 3.13, the term "Company ERISA Affiliate" means each trade or business (whether or not incorporated) which together with Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

     (c) Company, each Company ERISA Affiliate and each Company Benefit Plan is in compliance with the requirements prescribed by all statutes, orders and governmental rules and regulations with respect to and applicable to Company Benefit Plans, and each Company Benefit Plan has been administered according to its terms and applicable law.

     (d) Neither Company nor any Company ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make, or made, contributions to or under any defined benefit plan (as defined in Section 3(35) of ERISA) or any multi-employer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA).

     (e) Company does not maintain, nor has at any time established or maintained, nor has at any time been obligated to make, or made, contributions to or under any plan which provides post-retirement medical or health benefits with respect to former employees of Company.

     (f) Company has made available to Parent a true and complete copy of the following documents, if applicable, with respect to each Company Benefit Plan identified in Section 3.13 of the Disclosure Letter: (1) all documents, including any insurance contracts and trust agreements, setting forth the terms of each Company Benefit Plan, or if there are no such documents evidencing a Company Benefit Plan, a full description of such Company Benefit Plan, (2) the ERISA summary plan description and any other summary of plan provisions provided to participants or beneficiaries for each such Company Benefit Plan, (3) the annual reports filed for the most recent three plan years and most recent financial statements or periodic accounting or related plan assets with respect to each Company Benefit Plan, (4) each favorable determina-tion letter, opinion or ruling from the Internal Revenue Service (the "IRS") for each Company Benefit Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income tax, including any outstanding request for a determination letter and (5) each opinion or ruling from the Department of Labor with respect to any such Company Benefit Plan.

     (g) There are no audits or claims which are pending or, to the knowledge of Company, threatened against any Company Benefit Plan, any fiduciary of any of the Company Benefit Plans with respect to the Company Benefit Plans or against the assets of any of the Company Benefit Plans, except claims for benefits made in the ordinary course of the operation of such plans.

     (h) The assets of all the Company Benefit Plans which are required under applicable laws to be held in trust are in fact held in trust, and the assets of each such Company Benefit Plan equal or exceed the liabilities of each such plan. The liabilities of each other Company Benefit Plan are properly and accurately reported on the financial statements and records of Company to the extent required by generally accepted accounting principles. The assets of each trust which is a part of a Company Benefit Plan are reported at their fair market value on the books and records of such trust or plan.

     (i) No payment required to be made to any employee associated with Company or any Company Subsidiary as a result of the transactions contemplated hereby under any contract or otherwise will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

     3.14 Property. (a) Company and the Company Subsidiaries have good and valid title to or valid leasehold interests in its properties reflected in the Interim Balance Sheet or acquired after July 31, 1997 (other than properties sold or otherwise disposed of in the ordinary course of business), and all of such properties are held free and clear of all liens, encumbrances and restrictions, except, with respect to all such properties, (a) mortgages and liens securing debt reflected as liabilities on the Interim Balance Sheet and
(b) (i) liens for current taxes and assessments not in default, (ii) mechanics', carriers', workmen's, repairmen's, statutory or common law liens either not delinquent or being contested in good faith, and (iii) liens, mortgages, encumbrances, covenants, rights of way, building or use restrictions, easements, exceptions, variances, reservations and other matters or limitations of any kind, if any, which either individually or in the aggregate do not have a material adverse effect on Company's or any of the Company Subsidiaries' use of the property affected, taken as a whole.

     (b) Section 3.14 of the Disclosure Letter sets forth a true and complete list of all leases and agreements of Company or the Company Subsidiaries granting possession of or rights to real or personal property and involving an annual commitment or annual payment of more than $25,000 individually in the case of any real property and $25,000 individually in the case of any personal property (the "Disclosed Leases"). All such Disclosed Leases are in full force and effect and constitute the legal, valid, binding and enforceable obligations of Company or the Company Subsidiaries and, to the knowledge of Company, are legal, valid, binding and enforceable in accordance with their respective terms with respect to each other party to a Disclosed Lease, in each case to the extent material to the business and operations of Company and subject in each case to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Company or one of the Company Subsidiaries has physical possession of all real property, equipment and other assets which are covered by Disclosed Leases. Except for events and occurrences, the consequences of which, individually or in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, there are no existing defaults of Company or the Company Subsidiaries with respect to such Disclosed Leases or, to the knowledge of Company, any of the other parties to such Disclosed Leases (or events or conditions which, with notice or lapse of time, or both, would constitute a default).

     (c) To the knowledge of Company, the structures and equipment owned or leased by each of Company and the Company Subsidiaries are structurally sound, are in good and safe operating condition and repair and are adequate for the uses to which they are being put, except for maintenance performed in the ordinary course of business and any such circumstances which, individually or in the aggregate, do not have or would not reasonably be expected to have, individually or in the aggregate, Material Adverse Effect on Company.

     (d) Except as otherwise does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, the rights, properties and other assets presently owned, leased or licensed by each of Company and the Company Subsidiaries and reflected on the Interim Balance Sheet include all rights, properties and other assets necessary to permit Company and the Company Subsidiaries to conduct their businesses in the same manner as such businesses are presently conducted, without any need for replacement, refurbishment or extraordinary repair except in the ordinary course of business consistent with past practice.

     3.15 Trademarks, Etc. (a) Company has previously delivered to Parent a complete and accurate list and description of (i) all United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor owned by Company or any Company Subsidiary (hereinafter the "Patent and Trademark Rights") and (ii) all United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor licensed to Company or any Company Subsidiary (hereinafter the "Licensed Rights"). Company represents and warrants that (i) the Patent and Trademark Rights are free of any liens, claims or encumbrances; are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any person or the obligation to grant rights to any person in exchange, (ii) the Licensed Rights are free and clear of any liens, claims, encumbrances, royalties or other obligations, and (iii) the Patent and Trademark Rights and the Licensed Rights are all those material rights necessary to the conduct of the business of each of Company and the Company Subsidiaries as currently being conducted. The validity of the Patent and Trademark Rights and title thereto, and the validity of the Licensed Rights, (i) have not been questioned in any prior litigation; (ii) are not being questioned in any pending litigation; and (iii) to the knowledge of Company, are not the subject(s) of any threatened or proposed litigation. The business of each of Company and the Company Subsidiaries as now conducted, to the knowledge of Company, does not conflict with and has not been alleged to conflict with any patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Patent and Trademark Rights or any of the Licensed Rights. Company does not know of any use by others of any of the Patent and Trademark Rights or the Licensed Rights material to the business of Company and the Company Subsidiaries as presently conducted.

     (b) Each of Company and the Company Subsidiaries owns, or possesses valid license rights to, all computer software programs that are material to the conduct of the business of Company and the Company Subsidiaries. There are no infringement suits, actions or proceedings pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary with respect to any software owned or licensed by Company or any Company Subsidiary.

     3.16 Labor Relations. Except to the extent set forth in Section 3.16 of the Disclosure Letter:

          (a) Neither Company nor any Company Subsidiary is a party to or bound by any and, to the knowledge of Company there are no, agreements or arrangements on behalf of any officer, director or employee providing for payment or other benefits to such person contingent upon the execution of this Agreement or the Closing. There are no collective bargaining agreements to which Company or any Company Subsidiary is a party.

          (b) During the five years immediately preceding the date hereof, none of Company or the Company Subsidiaries has experienced any organized slow down, work interruption, strike or work stoppage. There are no existing or, to Company's knowledge, threatened labor disputes. None of Company or the Company Subsidiaries has failed to pay when due any wages, bonuses, commissions, taxes, penalties or assessments, owed to, or arising out of the employment of, any officer, director or employee, except where the failure to so pay when due does not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (c) Each of Company and the Company Subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor or unfair employment practices.

          (d) There is no unfair labor practice charge or complaint or any other matter against (or to the knowledge of Company, involving) Company or any Company Subsidiary pending or, to the knowledge of Company, threatened before the National Labor Relations Board or any other governmental authority.

          (e) No certification or decertification question relating to collective bargaining units at the premises of Company or any of the Company Subsidiaries exists or has existed within the past five years.

          (f) To the knowledge of Company, there are no investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving Company or any Company Subsidiary.

          (g) To the knowledge of Company, there are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending or threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against or involving Company or any Company Subsidiary (excluding traffic citations).

          (h) Section 3.16(h) of the Disclosure Letter sets forth a true and correct list of all full-time employees employed by each of Company and the Company Subsidiaries as of November 8, 1997 (in the case of employees in the United States) and as of November 1, 1997 (in the case of employees in Canada), together with their respective job titles, dates of hire and compensation. None of Company and the Company Subsidiaries pays or provides any benefits (other than wages) to part-time employees in the ordinary course of business.

          (i) No agreement, arbitration or court decision or governmental order to which Company or any Company Subsidiary is a party or by which any of them or their respective assets are bound in any way limits or restricts any of Company, any Company Subsidiary or Parent from relocating or closing any of the operations of Company or any of the Company Subsidiaries.

     3.17 No Violation of Law. The business and operations of Company and the Company Subsidiaries have been conducted in compliance with all applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies (including, without limitation, laws, ordinances, regulations and orders relating to zoning, environmental matters and the safety and health of employees), except where the failure to do so does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Except as set forth in Section 3.17 of the Disclosure Letter, (i) neither Company nor any Company Subsidiary has been charged with or, to the knowledge of Company, is now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a governmental entity or other regulatory body that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (ii) neither Company nor any Company Subsidiary is a party to or bound by any order, judgment, decree or award of a governmental entity or other regulatory body; and (iii) Company and the Company Subsidiaries have filed all reports required to be filed with any governmental entity or other regulatory body on or before the date hereof, except where the failure to do so does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Company and the Company Subsidiaries have all permits, certificates, licenses, approvals and other governmental authorizations required in connection with the operation of the business of Company and the Company Subsidiaries, except for permits, certificates, licenses, approvals and other governmental authorizations the failure of which to have does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

     3.18 Environmental Matters. Except as set forth in Section 3.18 of the Disclosure Letter:

          (a) Each of Company and the Company Subsidiaries possesses, and is in compliance with, all permits, licenses and government authorizations and has filed all notices that are required under local, state and federal laws and regulations relating to protection of the environment, pollution control, product registration and Hazardous Materials (as defined below in this Section 3.18) ("Environmental Laws"), except where the failure to do so does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company; and is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder, except where the failure to do so does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company;

          (b) Neither Company nor any Company Subsidiary has received notice of any actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") or any similar state or local statute or ordinance from any governmental agency or any third party and, to the knowledge of Company, there are no facts or circumstances which could form the basis for the assertion of any claim against Company or any Company Subsidiary under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign law with respect to any on-site or off-site location which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company;

          (c) Neither Company nor any Company Subsidiary has entered into or agreed to nor do any of them contemplate entering into or agreeing to any consent decree or order, and neither Company nor any Company Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any Environmental Laws;

          (d) Neither Company nor any Company Subsidiary has received any notice of violation or been subject to any administrative or judicial proceeding alleging violation of applicable Environmental Laws which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company;

          (e) Neither Company nor any Company Subsidiary is subject to any claim, obligation, liability, loss, damage or expense of any kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of Company or any Company Subsidiary, or any of their employees, agents or representatives or arising out of the ownership, use, control or operation by Company or any Company Subsidiary of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by Company or any Company Subsidiary) from which any Hazardous Materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air) which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company;

          (f) Company has provided Parent with true, correct and complete copies of all material documents of Company and the Company Subsidiaries relating to environmental matters. Neither Company nor any Company Subsidiary has paid any fines, penalties or assessments for violations of Environmental Laws;

          (g) To the knowledge of Company, none of the real property owned, leased or occupied by Company or any Company Subsidiary or any other assets, improvements or equipment of Company or any Company Subsidiary contains any asbestos-containing material which is or may be friable (other than floor tile, roofing material and drywall material), PCBs or underground storage tanks;

          (h) Company has provided Parent with copies of all work place or worker exposure measurements made by or on behalf of Company or any Company Subsidiary, including, without limitation, all work place or worker exposure measurements for particulates, OSHA hazardous chemicals and Hazardous Materials. Company has established and is in full compliance with its OSHA Hazard Communication Program; and

          (i) There is not now on, in or at any real property owned, leased or occupied by Company or any Company Subsidiary, or any portion thereof any:
     (1)Article surface impoundment, lagoon or other containment facility, past or present, for the temporary or permanent storage, treatment or disposal of Hazardous Materials, or (2) landfill or solid waste disposal area.

          As used in this Section 3.18, the term "Hazardous Materials" means any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by Company or any Company Subsidiary is in any way governed by or subject to any applicable law, rule or regulation of any governmental or regulatory authority.

     3.19 Insurance Policies. Company has delivered to Parent prior to the date hereof a complete and accurate list of all insurance policies in force naming Company, any Company Subsidiary or employees thereof as an insured or beneficiary or as a loss payable payee or for which Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums. Neither Company nor any of the Company Subsidiaries has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of Company and the Company Subsidiaries is in compliance in all material respects with all conditions contained therein. There are no pending claims against such insurance by Company or any Company Subsidiary as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance that has not been properly filed by Company or any Company Subsidiary. To the knowledge of Company, except for the self-insurance retentions or deductibles set forth in the policies contained in the afore-mentioned list, the policies are adequate in scope and amount to cover all prudent and reasonably foreseeable risks which may arise in the conduct of the business of Company and the Company Subsidiaries.

     3.20 Major Suppliers, Tour Organizers and Travel Arrangers. (a) Section 3.20(a) of the Disclosure Letter sets forth a list of each supplier of goods or services to Company and the Company Subsidiaries to whom Company and the Company Subsidiaries paid in the aggregate more than $100,000 during the 10-month period ended October 31, 1997, together with in each case the amount paid during such period. Neither Company nor any Company Subsidiary is engaged in any material dispute with any of such suppliers and, to the knowledge of Company, no such supplier intends to terminate, limit or reduce its business relations with Company or any Company Subsidiary. Company does not believe that the consummation of the transactions contemplated hereunder will have any material adverse effect on the business relationship of Company or any Company Subsidiary with any such supplier. None of the officers or directors of Company or any Company Subsidiary, or any "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of any officer or director of Company or any Company Subsidiary, or any company or other organization in which any officer or director of Company or any Company Subsidiary or any "affiliate" or "associate" of any officer or director of Company or any Company Subsidiary has a direct or indirect financial interest, has any financial interest in any supplier of Company or any Company Subsidiary (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons).

     (b) Section 3.20(b) of the Disclosure Letter sets forth a list of each travel arranger and tour organizer which accounted for net revenues to Company and the Company Subsidiaries in the aggregate of more than $100,000 during the 10-month period ended October 31, 1997, together with in each case the amount of net revenue produced during such period. Neither Company nor any Company Subsidiary is engaged in any material dispute with any of such travel arrangers or tour organizers and, to the knowledge of Company, no such travel arranger or tour organizer intends to terminate, limit or reduce its business relations with Company or any Company Subsidiary. Company does not believe that the consummation of the transactions contemplated hereunder will have any material adverse effect on the business relationship of Company or any Company Subsidiary with any such travel arranger or tour organizer. None of the officers or directors of Company or any Company Subsidiary, or any "affiliate" or "associate" of any officer or director of Company or any Company Subsidiary, or any company or other organization in which any officer or director of Company or any Company Subsidiary or any "affiliate" or "associate" of any officer or director of the Company or any Company Subsidiary has a direct or indirect financial interest, has any financial interest in any travel arranger or tour organizer of Company or any Company Subsidiary (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons).

     3.21 Notes and Accounts Receivable. (a) All notes receivable of Company or any Company Subsidiary owing by any director, officer, stockholder or employee of Company or any Company Subsidiary or any affiliate or associate of any such person (including those notes receivable reflected on the Interim Balance Sheet and those incurred since the date of the Interim Balance Sheet) have been paid in full prior to the date hereof or shall have been paid in full prior to the Closing Date.

     (b) All accounts receivable of Company and the Company Subsidiaries which are reflected on the Interim Balance Sheet (i) are valid, existing and collectible in a manner consistent with Company's past practice without resort to legal proceedings or collection agencies, except where the failure to be so valid, existing and collectible does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and (iii) are not subject to any refunds or adjustments or any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances of a material nature. Except as shown in Section 3.21 of the Disclosure Letter, all such accounts receivable are current, and there are no material disputes regarding the collectibility of any such accounts receivable. Neither Company nor any Company Subsidiary has factored any of its accounts receivable since May 1, 1994.

     3.22 Transactions with Affiliates. Except as set forth in Section 3.22 of the Disclosure Letter, no director, officer or other "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of Company or any Company Subsidiary or any entity in which any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons) has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of Company or any Company Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Company or any Company Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of Company or any Company Subsidiary.

     3.23 Fairness Opinion. The Board of Directors of Company has received an opinion dated the date hereof from Peacock, Hislop, Staley & Given, Inc. to the effect that as of such date the consideration to be received by the shareholders of Company pursuant to the Merger is fair to such shareholders from a financial point of view.

     3.24 Antitakeover Statutes. Each of Company and the Board of Directors of Company has taken all action required to be taken by it in order to exempt this Agreement and the Proxy Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the Proxy Agreements and the transactions contemplated hereby are exempt from the requirements of, any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state, including, without limitation, the provisions of Sections 607.0901 and 607.0902 of the FBCA.

     3.25 Board Recommendations. The Board of Directors of Company, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the stockholders of Company, and (ii) resolved to recommend that the holders of the shares of capital stock of Company entitled to vote thereon approve this Agreement and the transactions contemplated hereby (including the Merger).

     3.26 Amendment to Rights Plan. The Board of Directors of Company has amended the Rights Agreement dated as of March 8, 1989 between Company and Mellon Securities Trust Company (the "Rights Plan") so that (i) Parent will not become an "Acquiring Person" as a result of the execution and delivery of this Agreement or the Proxy Agreements or the consummation of the transactions contemplated by this Agreement or the Proxy Agreements, (ii) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Plan) will occur as a result of the execution and delivery of this Agreement or the

Proxy Agreements or the consummation of the transactions contemplated by this Agreement or the Proxy Agreements, and (iii) all outstanding Company Common Stock Purchase Rights (the "Company Rights") issued and outstanding under the Rights Plan will expire immediately prior to the Effective Time.

     3.27 Brokers and Finders. Neither Company nor any of the Company Subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Company or any of the Company Subsidiaries, in connection with this Agreement, the Proxy Agreements or any of the transactions contemplated hereby or thereby, except that Company has retained Peacock, Hislop, Staley & Given, Inc. as its financial advisor, whose fees and expenses will be paid by Company.

     3.28 Merger. Neither Company nor any Company Subsidiary has taken any action or failed to take any action which action or failure to take action would jeopardize the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     3.29 Pooling. KPMG Peat Marwick LLP has advised Company as of the date hereof that based upon inquiries and its examination of the financial statements of Company, it is not aware of any conditions relating to Company that would preclude the use of "pooling of interests" accounting in connection with the Merger.

     3.30 Voting Requirements; Dissenters' Rights. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock with respect to this Agreement and the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement, the Merger and the transactions contemplated by this Agreement and the Merger. No holder of any of Company's capital stock is entitled under the FBCA to exercise dissenter's rights or appraisal rights in connection with the Merger.

     3.31 No Existing Discussions. As of the date hereof, Company is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal (as defined in Section 5.2).

     3.32 Disclosure. None of the representations and warranties by Company in this Agreement and no statement on the part of Company contained in the Disclosure Letter contains or will contain as to the applicable representation and warranty any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make any of the statements herein or therein, in light of the circumstances under which it was made, not misleading.

     3.33 No Aggregate Material Adverse Effect. Assuming that the provisions that contain exceptions for "Material Adverse Effect on Company" in the representations and warranties set forth in Sections 3.2 through 3.32 did not contain such exceptions, except for facts, circumstances and events which have arisen or may hereafter arise in the ordinary course of business and which are consistent with the historical experience of Company and the Company Subsidiaries during the five years preceding the date of this Agreement as reflected in the Company's financial statements to the extent required by generally accepted accounting principles, the failure of one or more of such representations and warranties (without giving effect to any such "Material Adverse Effect on Company" exception but taking into account the items set forth in the Disclosure Letter and any other exception or limitation contained therein) to be true and correct would not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Company. For purposes of this Section 3.33, the Altman Litigation (as defined in
Section 5.2(c)) shall be deemed not to be in the ordinary course of business.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to Company as follows:

     4.1 Organization, Good Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (as defined below). Parent has delivered to Company complete and correct copies of its certificate of incorporation and bylaws and all amendments thereto to the date hereof. As used in this Agreement, the phrase "Material Adverse Effect on Parent" means a material adverse effect on (a) the financial condition, business, assets, liabilities or results of operations of Parent and its subsidiaries on a consolidated basis or (b) the ability of Parent or Sub to consummate the transactions contemplated by this Agreement.

     4.2 Capitalization. The authorized capital stock of Parent consists of 35,000,000 shares of Class A Common Stock, par value $.01 per share, of which as of November 21, 1997, 23,866,404 shares were issued and outstanding; 2,500,000 shares of Class B Common Stock, par value $.01 per share, of which as of November 21, 1997, 1,936,600 shares were issued and outstanding; and 250,000 shares of Preferred Stock, par value $.01 per share, of which as of the date hereof no shares are issued and outstanding. All of the shares of Parent Class A Common Stock to be issued in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section
4.2 of the Disclosure Letter, free of preemptive rights. Except as set forth above, as of November 21, 1997, there were no shares of capital stock or other equity securities of Parent outstanding, and, except as set forth in Section 4.2 of the Disclosure Letter, there are no outstanding options, warrants or rights to purchase or acquire from Parent any capital stock of Parent, and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which Parent is bound to issue any additional shares of its capital stock or other equity securities.

     4.3 Authority; Enforceability. Each of Parent and Sub has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Sub, and this Agreement has been duly executed and delivered by Parent and Sub and constitutes the valid and binding obligation of each such party, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and subject to general principles of equity.

     4.4 Non-Contravention; Consents. (a) Except as set forth in Section 4.4(a) of the Disclosure Letter, neither the execution, delivery and performance by Parent or Sub of this Agreement, nor the consummation by Parent or Sub of the transactions contemplated hereby, nor compliance by Parent or Sub with any of the provisions hereof, will:

          (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or Sub, under any of the terms, conditions or provisions of, (x) its respective organizational documents, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party, or by which Parent or any of its subsidiaries may be bound, or to which Parent or any of its subsidiaries or the properties or assets of any of them may be subject, and that has or would reasonably be expected to have, in any such event specified in this clause (y), individually or in the aggregate, a Material Adverse Effect on Parent; or

          (ii) subject to compliance with the statutes and regulations referred to in Section 4.4(b), violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets where such violation has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     (b) Except as set forth in Section 4.4(b) of the Disclosure Letter and other than notices, filings, authorizations, exemptions, consents or approvals, the failure of which to give or obtain does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, no notice to, filing with, authorization of, exemption by, or consent or approval of, any governmental authority or other regulatory body is necessary for the consummation by Parent or Sub of the transactions contemplated by this Agreement.

     4.5 SEC Reports; Parent Financial Statements. (a) Since January 1, 1995, Parent has timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC under the Securities Act or the Exchange Act (collectively, the "Parent Reports"). Parent has heretofore made available to Company true copies of all the Parent Reports, together with all exhibits thereto, that Company has requested. Included in such Parent Reports are (i) audited consolidated balance sheets of Parent and its subsidiaries at December 31, 1994, 1995 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, and the notes thereto and (ii) the unaudited consolidated balance sheets of Parent and its subsidiaries at March 31, 1997 and June 30, 1997 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the periods then ended and the notes thereto.

     (b) All of the financial statements included in the Parent Reports fairly presented the consolidated financial position of Parent and its subsidiaries as of the dates mentioned and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in conformity with generally accepted accounting principles (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of unaudited statements, to normal, recurring audit adjustments). As of their respective dates, the Parent Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in the Parent Reports, neither Parent nor any subsidiary of Parent has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto, other than liabilities or obligations which, individually or in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

     4.6 Absence of Certain Changes or Events.  Except as disclosed in Section
4.6 of the Disclosure Letter and the Parent Reports and except for the transactions contemplated by this Agreement, since December 31, 1996, there has not been (i) any change in the business, financial condition or results of operations of Parent and its subsidiaries which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, or (ii) any split, combination or reclassification of any of Parent's outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent's outstanding capital stock.

     4.7 Registration Statement, Etc. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement and (b) the Proxy Statement will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective or at the time any amendment or supplement thereto becomes effective, cause such document to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement, when first mailed to the shareholders of Company, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Parent is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and any applicable rules or regulations thereunder, except that no representation is made by Parent with respect to statements made therein based on information supplied by Company or with respect to information concerning Company which is incorporated by reference in the Registration Statement or the Proxy Statement.

     4.8 Litigation. Except as set forth in the Parent Reports, there are no litigation, claims, suits, actions, investigations, indictments or informations, or administrative, arbitration or other proceedings pending, or, to the knowledge of Parent, threatened, against Parent or any subsidiary of Parent which has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as set forth in the Parent Reports or in Section 4.8 of the Disclosure Letter, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) currently in effect against or relating to Parent which have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     4.9 No Violation of Law. Except as set forth in the Parent Reports, the business and operations of Parent and its subsidiaries have been conducted in compliance with all applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies (including, without limitation, laws, ordinances, regulations and orders relating to zoning, environmental matters and the safety and health of employees), except where the failure to be in compliance does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as set forth in the Parent Reports or in Section 4.9 of the Disclosure Letter, (i) neither Parent nor any Subsidiary of Parent has been charged with or, to the knowledge of Parent, is now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a governmental entity or other regulatory body that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and (ii) Parent has filed all reports required to be filed with any governmental entity or other regulatory body on or before the date hereof, except where the failure to do so does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     4.10 Brokers and Finders. Neither Parent nor any of its subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Parent or any of its subsidiaries, in connection with this Agreement or any of the transactions contemplated hereby.

     4.11 Merger. Neither Parent nor any of its subsidiaries has taken any action or failed to take any action which action or failure to take action would jeopardize the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     4.12 Pooling. Arthur Andersen LLP has advised Parent as of the date hereof that based upon inquiries and its examination of the financial statements of Parent, it is not aware of any conditions relating to Parent that would preclude the use of "pooling of interests" accounting in connection with the Merger.

                                   ARTICLE 5

      CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME; CERTAIN COVENANTS

     5.1 Access and Information. Upon reasonable notice, each of Company and Parent shall (and shall cause each of their respective subsidiaries to) give to the other and to the respective accountants, counsel and other representatives of such other party reasonable access during normal business hours throughout the period prior to the Effective Time to all of its and its subsidiaries' properties, books, contracts, commitments and records (including tax returns and insurance policies) and shall permit them to consult with its and its subsidiaries' respective officers, employees, auditors, attorneys and agents; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the other party or its subsidiaries. All confidential information provided pursuant to this Section 5.1 will be subject to the Confidentiality Agreements dated as of October 28, 1997 (the "Confidentiality Agreements"), each between Company and Parent.

     5.2 Conduct of Business Pending Merger. (a) Company agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, Company and the Company Subsidiaries will operate their businesses only in the ordinary course in the same manner as previously conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except in the ordinary course of business or as expressly permitted by this Section 5.2; and, consistent with such operation, will use all commercially reasonable efforts consistent with past practices to preserve their business organizations intact, to keep available to them the goodwill of their customers, suppliers, tour organizers, travel arrangers and others with whom business relationships exist to the end that their goodwill and ongoing business shall not be materially impaired at the Effective Time, and will further exercise all commercially reasonable efforts to maintain their existing relationships with their employees in general.

     (b) Company agrees that from the date hereof to the Effective Time, except as otherwise consented to by Parent in writing, neither it nor any Company Subsidiary will (i) change any provision of its Articles of Incorporation or Bylaws or similar governing documents; (ii) make, declare or pay any dividend or other distribution; or (iii) make any distribution or directly or indirectly sell, issue, redeem, purchase or otherwise acquire, any shares of its outstanding capital stock, change the number of shares of its authorized or issued capital stock or issue, grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock or otherwise make any change in its capital structure, except for the issuance of capital stock upon exercise of presently outstanding stock options in accordance with the existing terms of such options.

     (c) Company agrees that from the date hereof to the Effective Time it will not take, or permit any Company Subsidiary to take, any of the following actions, except to the extent consented to by Parent in writing.

          (i) (A) create, incur or assume any long-term debt (including obligations in respect of capital leases which individually involve annual payments in excess of $25,000) other than vehicle financing in the ordinary course of business consistent with past practice, (B) except in the ordinary course of business under existing lines of credit, create, incur or assume any short-term debt for borrowed money, (C) create, incur or assume any debt having a maturity of in excess of four years relating to vehicle financing, (D) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice, (E) make any loans or advances to any other person, except in the ordinary course of business and consistent with past practice, (F) make any capital contributions to, or investments in, any person involving amounts in excess of $200,000 in the aggregate, or (G) excluding vehicle purchases in the ordinary course of business, make capital expenditures involving in excess of $500,000 in the aggregate;

          (ii) mortgage or pledge any of its properties or assets involving amounts in excess of $200,000 in the aggregate, except for the incurrence in the ordinary course of business consistent with past practice of liens on vehicles owned by Company or any Company Subsidiary pursuant to fleet financing agreements in existence on the date hereof or amendments to or renewals thereof on substantially similar terms;

          (iii) take any action to (i) amend or terminate any Company Benefit Plan, (ii) increase the compensation of any of its executive officers,
     (iii) materially increase the level of compensation of its employees, or (iv) adopt any other plan, program, arrangement or practice providing new or increased benefits or compensation to its employees;

          (iv) amend or cancel or agree to the amendment or cancellation of any Material Contract or enter into any new Material Contract;

          (v) enter into any negotiation with respect to any collective bargaining agreement;

          (vi) make any change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in generally accepted accounting principles;

          (vii) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursements of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors (as such terms are defined in Rule 405 promulgated under the Securities Act);

          (viii) acquire, form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof;

          (ix) make any tax election (other than in the ordinary course of business consistent with past practice) or settle or compromise any tax liability involving amounts in excess of $25,000 in the aggregate;

          (x) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $200,000 in the aggregate, other than the payment, discharge or satisfaction of liabilities (i) reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of Company included in the Company Reports or (ii) in the ordinary course of business consistent with past practice;

          (xi) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) arising out of, or relating to, that certain litigation styled as Altman's America, et al. v. American Land Cruisers of California Incorporated, et al. in the Superior Court of the State of California for the County of Los Angeles (the "Altman Litigation") other than the payment of court costs and attorney's fees and expenses to counsel for Company;

          (xii) fail to perform in all material respects all of its obligations under all Material Contracts (except those being contested in good faith);

          (xiii) fail to use all commercially reasonable efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by Company and the Company Subsidiaries;

          (xiv) fail to manage its fleet in the ordinary course of business consistent with past practice;

          (xv) fail to use all commercially reasonable efforts to continue to collect its accounts payable in the ordinary course of business and consistent with past practice;

          (xvi) fail to prepare and file all material federal, state, local and foreign returns for Taxes and other material Tax reports, filings and amendments thereto required to be filed by it, or fail to allow Parent, at its request, to review all such returns, reports, filings and amendments at Company offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns; or

          (xvii) enter into any agreement to take any of the actions described in Section 5.2(b) or elsewhere in this Section 5.2(c).

     (d) In connection with the continued operation of the business of Company and the Company Subsidiaries between the date of this Agreement and the Effective Time, Company shall communicate in good faith on a regular and frequent basis with one or more representatives of Parent designated in writing with respect to the ongoing operations of Company. Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such communications. Without limiting the generality of the foregoing, Company shall
(i) keep Parent fully informed regarding the status of the Altman Litigation, promptly apprise Parent of any developments relating to the Altman Litigation, and provide Parent promptly with all motions, briefs, orders, judgments, decisions, papers and other documents relating to the Altman Litigation, (ii) consult and confer with Parent on a regular and frequent basis regarding the Altman Litigation, and (iii) not file any motions, briefs or other papers or documents or take any other material action relating to the Altman Litigation without the review and consent of Parent.

     (e) Parent agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement or to the extent that Company shall otherwise consent in writing, it will not take, and will cause each of its subsidiaries not to take, any action which would materially and adversely affect the ability of Parent to perform its covenants and agreements under this Agreement.

     (f) Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative or agent of, Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) enter into or encourage any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to encourage or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 5.2(f) shall prohibit the Board of Directors of Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal if, and only to the extent that (A) the Board of Directors of Company after consultation with outside counsel determines in good faith that in order for the Board of Directors of Company to comply with its fiduciary duties to stockholders under applicable law it is required to take such action, (B) prior to taking such action, Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity, and (C) the Board of Directors of Company concludes in good faith that the Acquisition Proposal contains an offer of consideration that is superior to the consideration set forth herein. Notwithstanding anything in this Agreement to the contrary, Company shall (i) promptly advise Parent orally and in writing of (A) the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal,
(B) the material terms and conditions of such Acquisition Proposal or inquiry, and (C) the identity of the person making any such Acquisition Proposal or inquiry and (ii) keep Parent reasonably informed of the status and details of any such Acquisition Proposal or inquiry. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 5.2(f) by any officer or director of Company or any Company Subsidiary or any investment banker, attorney or other advisor, representative or agent of Company or any Company Subsidiary, acting on behalf of or at the request of the Board of Directors of the Company, shall be deemed to be a breach of this Section 5.2(f) by Company. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, joint venture, business combination or similar transaction involving Company or any Company Subsidiary, or any purchase of all or any significant portion of the assets of Company or any Company Subsidiary.

     5.3 Fiduciary Duties. The Board of Directors of Company shall not (i) withdraw or modify in a manner materially adverse to Parent, the approval or recommendation by such Board of Directors of this Agreement or the Merger, or
(ii) approve, recommend or cause Company to enter into any agreement with respect to any Acquisition Proposal (an "Alternative Transaction") unless Company receives an unsolicited Acquisition Proposal and the Board of Directors of Company determines in good faith after consultation with outside counsel that it is required to do so in order to comply with its fiduciary duties to stockholders under applicable law, in which event the Board of Directors may (w) withdraw or modify its approval or recommendation of this Agreement and the Merger, (x) approve or recommend such Acquisition Proposal, (y) cause Company to enter into an agreement with respect to such Acquisition Proposal and/or (z) terminate this Agreement pursuant to Section 7.1(b)(v). If (i) the Board of Directors of Company takes any action described in clause (y) or (z) of the preceding sentence, (ii) Parent exercises its right to terminate this Agreement under

Section 7.1(c) based on the Board of Directors of Company having taken any action described in clause (w) or (x) of the preceding sentence or (iii) the Agreement is terminated as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger at the Shareholders' Meeting and at the time of such meeting a bona fide Acquisition Proposal involving Company shall have been announced, Company shall, concurrently with the taking of such action or such termination (a "Fee Payment Event"), as applicable, pay to Parent the Section 5.4 Fee (as hereinafter defined).

     5.4 Certain Fees. Company shall pay to Parent upon demand $1.8 million upon the occurrence of a Fee Payment Event (the "Section 5.4 Fee"), payable in same-day funds, as liquidated damages and not as a penalty, if the Section 5.4 Fee is payable pursuant to Section 5.3 to reimburse and compensate Parent for its time, expenses and lost opportunity costs of pursuing the Merger. In addition, if Company enters into an agreement with respect to, or consummates, an Alternative Transaction within one year of the payment by Company of the
Section 5.4 Fee, Company shall pay to Parent an additional fee (the "Topping Fee"), payable in same-day funds, as liquidated damages and not as a penalty, concurrently with the consummation of such Alternative Transaction. The Topping Fee shall be equal to the product obtained by multiplying (a) 25% by (b) the Incremental Value (as hereinafter defined), but in no case shall the Topping Fee be less than $1.2 million. The "Incremental Value" shall be equal to the amount by which the "Alternative Transaction Value" shall exceed the "Merger Transaction Value" (each as hereinafter defined). The "Alternative Transaction Value" shall mean the aggregate value of the Alternative Transaction to the stockholders of Company, valued as of the date of the agreement relating to such Alternative Transaction and calculated in accordance with generally recognized and accepted valuation methodologies employed by nationally recognized investment banking firms for valuing comparable transactions. The "Merger Transaction Value" shall mean the aggregate value of the Merger to the stockholders of Company, valued as of the date of the termination of this Agreement and calculated in accordance with generally recognized and accepted valuation methodologies employed by nationally recognized investment banking firms for valuing comparable transactions. If the parties do not agree as to the Alternative Transaction Value or the Merger Transaction Value, Company and Parent shall negotiate with one another in good faith for a period of ten days to resolve such dispute. If, after the expiration of such ten-day period, the parties do not agree as to the Alternative Transaction Value or the Merger Transaction Value, Company and Parent shall each engage a nationally recognized investment banking firm to calculate the Alternative Transaction Value or the Merger Transaction Value, or both, as the case may be. If such investment banking firms do not agree as to such disputed valuation(s) after 30 days, such firms shall together appoint a third nationally recognized investment banking firm to resolve such dispute by calculating the disputed valuation(s). The calculation of such third investment banking firm shall be conclusive as to the disputed valuation(s). Each party shall bear the costs and expenses of the investment banking firm engaged by it pursuant to this Section 5.4, and the costs and expenses of a third investment banking firm, if necessary, shall be borne equally by Company and Parent. If Company fails promptly to pay to Parent any amounts due under this Section 5.4, Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee was required to be paid.

     5.5 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition," "business combination," "stockholder protection" or similar antitakeover statute or regulation enacted under state or Federal law shall become applicable to the Merger, the Proxy Agreements or any of the other transactions contemplated hereby, Company and the Board of Directors of Company shall grant such approvals and take all such actions as are within its authority so that the Proxy Agreements shall be in full force and effect and so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use all commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Merger, the Proxy Agreements and the other transactions contemplated hereby.

     5.6 Consents. Company and Parent will use all commercially reasonable efforts to obtain the written consent or approval of each and every governmental authority and other regulatory body, the consent or approval of which shall be required in order to permit Parent, Sub and Company to consummate the transactions contemplated by this Agreement. Company will use all commercially reasonable efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to Parent, of each person whose consent or approval shall be required in order to permit Parent, Sub and Company to consummate the transactions contemplated by this Agreement, except for any contracts of Company as to which the failure to obtain any required written consent or approval thereunder would not individually or in the aggregate result in, or be reasonably likely to result in, a Material Adverse Effect on Company. Parent will use all commercially reasonable efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to Company, of each person whose consent or approval shall be required in order to permit Parent, Sub and Company to consummate the transactions contemplated by this Agreement, except for any contracts of Parent as to which the failure to obtain any required written consent or approval thereunder would not individually or in the aggregate result in, or be reasonably likely to result in, a Material Adverse Effect on Parent.

     5.7 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall each use all commercially reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals, including notices and approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated by this Agreement to be effected as soon as reasonably practicable in accordance with the terms of this Agreement and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

          (a) Company and Parent shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any other federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

          (b) If any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Merger, the Proxy Agreements or any of the other transactions contemplated by this Agreement or the Proxy Agreements or seeks damages in connection with this Agreement or the Proxy Agreements, the parties agree to cooperate and use all commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement or the Proxy Agreements.

          (c) Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of such party's representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

          (d) Without the prior written consent of Parent, Company will not terminate any employee if such termination would result in the payment of any amounts pursuant to "change in control" provisions of any employment agreement or arrangement.

     5.8 NYSE Listing. Parent will use all commercially reasonable efforts to cause to be approved for listing on the NYSE, subject to official notice of issuance, a sufficient number of shares of Parent Common Stock to be issued in the Merger and pursuant to Company Stock Options (as defined in Section 5.15).

     5.9 Notice. Each of Company and Parent shall promptly notify the other of any material change in the normal course of its business or in the operation of its properties and of the receipt by it or any of its subsidiaries of notice of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the receipt by it or any of its subsidiaries of a notice of the institution or the threat of litigation involving it or any of its subsidiaries which in any such case, individually or in the aggregate, has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or a Material Adverse Effect on Parent, as the case may be, and will keep the other party fully informed with respect to such events.

     5.10 Registration Statement; Shareholder Approvals. (a) As soon as is reasonably practicable after the execution of this Agreement, Parent shall prepare and file with the SEC the Registration Statement (in which the Proxy Statement will be included as a prospectus) and Company shall prepare and file with the SEC the Proxy Statement. Parent shall use all commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as promptly as practicable after such filing and shall take all commercially reasonable actions required to be taken under any applicable state blue sky or securities laws in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement. Each party hereto shall furnish all information concerning it and the holders of its capital stock as the other party hereto may reasonably request in connection with such actions.

     (b) Company shall call a Shareholders' Meeting to be held as soon as practicable after the date hereof for the purpose of voting upon the Merger and this Agreement. In connection with the Shareholders' Meeting, Company and Parent shall prepare and file the Proxy Statement with the SEC. Company shall mail the Proxy Statement to its stockholders, the Board of Directors of Company, subject to Section 5.3, shall recommend to its stockholders the approval of the Merger and this Agreement, and Company shall use commercially reasonable efforts to obtain such stockholder approval. Without limiting the generality of the foregoing, Company agrees that, subject to its right to terminate this Agreement pursuant to Section 7.1(b)(v), its obligations pursuant to this Section 5.10(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal.

     5.11 Expenses. Subject to Sections 5.3 and 5.4, if this Agreement is terminated for any reason without breach by any party, each party hereto shall pay its own expenses incident to preparing for, entering into, and carrying out this Agreement and to consummating the Merger (including all attorneys' fees incurred by such party in connection therewith), except that Company and Parent shall divide equally the following expenses: (a) the costs incurred in connection with the printing and mailing of the Registration Statement, the Proxy Statement and related documents; and (b) all filing or registration fees paid by Company or Parent, including state securities laws filing or registration fees, if any (but excluding attorneys' fees).

     5.12 Press Releases; Filings. Without the consent of the other parties, none of the parties shall issue any press release or make any public announcement with regard to this Agreement or the Merger or any of the transactions contemplated hereby or thereby; provided, however, that (i) nothing in this Section 5.12 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law or the rules of any national securities exchange or automated quotation system so long as such party uses all commercially reasonable efforts to consult with the other parties prior to such disclosure, and (ii) if this Agreement is terminated, then each party may make such disclosure as it deems reasonably appropriate so long as such party uses all commercially reasonable efforts to consult with the other parties prior to such disclosure. Each of Company and Parent shall promptly notify the other of each report, schedule and other document filed by it or any of its respective subsidiaries with the SEC and of any other document pertaining to the transactions contemplated hereby filed with any other governmental authorities.

     5.13 Indemnification of Officers and Directors. (a) For a period of six years after the Effective Time, the Surviving Corporation shall provide with respect to each present or former director and officer of Company and its subsidiaries (both present and past) (the "Indemnified Parties"), the indemnification rights (including any rights to advancement of expenses) which such Indemnified Parties had, whether from Company or such

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

subsidiary, immediately prior to the Merger, whether under the FBCA or the bylaws of Company or such subsidiary or otherwise.

     (b) Immediately following the Effective Time, Parent shall cause to remain in effect the current policies of directors' and officers' liability insurance maintained by Company or any Company Subsidiary (provided Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred at or before the Effective Time, and Parent shall maintain such coverage for a period of six years after the Effective Time; provided, however, that in no event shall Parent be required to expend pursuant to this Section 5.13(b) on an annual basis more than an amount equal to 150% of the current annual premiums paid by Company and the Company Subsidiaries for such insurance and, in the event the cost of such coverage shall exceed that amount, Parent shall purchase as much coverage as possible for such amount.

     (c) This Section 5.13 shall survive the Closing and is intended to benefit Company, the Surviving Corporation and each of the Indemnified Parties and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 5.13 against Parent or the Surviving Corporation to the extent specified herein) and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     5.14 Tax Treatment. Parent and Company agree to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code. During the period from the date of this Agreement through the Effective Time, unless the parties shall otherwise agree in writing, none of Parent, Company or any of their respective subsidiaries shall knowingly take or fail to take any action which action or failure to act would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     5.15 Stock Options. (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") issued pursuant to any incentive or stock option program of Company (the "Company Plan"), whether vested or unvested, shall be assumed by Parent. From and after the Effective Time, each Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Parent Class A Common Stock equal to (x) the number of shares of Company Common Stock covered by such Company Stock Option, multiplied by (y) the Exchange Ratio, at a price per share equal to (A) the exercise price of such Company Stock Option multiplied by (B)
(1) one divided by (2) the Exchange Ratio; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

     (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Plan and the agreements evidencing the grants of such Company Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.15 after giving effect to the Merger and the assumption by Parent as set forth above). If necessary, Parent shall comply with the terms of the Company Plan and ensure, to the extent required by, and subject to the provisions of, such Plan, that Company Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Parent after the Effective Time.

     (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Class A Common Stock for delivery upon exercise of Company Stock Options assumed by it in accordance with this Section 5.15. As soon as practicable after the Effective Time and in no event later than 30 days after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Parent Class A Common Stock subject to such options and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     5.16 Company Affiliates. Company shall deliver to Parent a letter identifying all persons who are, at the time the Merger is submitted to a vote of the stockholders of Company, possible "affiliates" of Company for purposes of Rule 145 under the Securities Act. Company shall cause each person who is identified as a possible "affiliate" in such letter to deliver to Parent on or prior to the Effective Time a written statement in the form of Exhibit 5.16 (the "Affiliates Letter"). Parent shall be entitled to place legends on any certificates of Parent Class A Common Stock issued to such possible affiliates to restrict transfer of such shares as set forth above.

     5.17 Employment Agreements. Concurrently with the execution and delivery of this Agreement, Company shall enter into an employment agreement substantially in the form of the agreement contained in Exhibit 5.17(a) (the "Employment Agreements") with each of the persons listed on Exhibit 5.17(b). Prior to the earlier to occur of the Effective Time or the termination of this Agreement, Company shall not amend or terminate any of the Employment Agreements. Prior to the Effective Time, Company will use its best efforts to cause each of the persons listed on Exhibit 5.17(c) to enter into employment agreements substantially in the form of the agreements contained in Exhibits 5.17(d)-1 and 5.17(d)-2.

     5.18 Company Expenses. Company agrees that the Anticipated Company Transactional Expenses (as defined below) will be reasonable and customary for transactions of this type and in any event shall not exceed $1,000,000. At least thirty (30) days prior to the Effective Time, the Chief Financial Officer of Company shall provide Parent with a written certificate setting forth and certifying to the best of such Chief Financial Officer's knowledge and belief the aggregate amount of fees, costs and expenses anticipated to be incurred by Company in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the anticipated fees, costs and expenses of financial advisors, accountants and counsel (the "Anticipated Company Transactional Expenses"). Parent shall have full and complete access to the books, records and other documents of Company and to the employees of Company for purposes of confirming and auditing the size and nature of the Anticipated Company Transactional Expenses.

     5.19 Pooling of Interests Accounting. Except for other actions specifically permitted to be taken hereunder, from and after the date of this Agreement and until the Effective Time, unless Parent otherwise determines that the acquisition will not be accounted for as a "pooling of interests", neither Company nor Parent nor any of their respective subsidiaries or other affiliates shall take, or fail to take, any action that would jeopardize the treatment of Parent's acquisition of Company as a "pooling of interests" for accounting purposes.

     5.20 Treatment of Warrants. Prior to the Effective Time, Parent shall enter into an agreement with the holder of the warrants (the "Warrantholder") issued pursuant to the Warrant Agreement dated as of April 26, 1994 by and among Company and Teachers Insurance and Annuity Association of America (the "Warrant Agreement") to assume the warrants issued pursuant to the Warrant Agreement and the obligations of Company under the warrants and the Warrant Agreement upon substantially the same terms as set forth in the Warrant Agreement, together with such changes as shall be agreed to by the Warrantholder and Parent.

                                   ARTICLE 6

                         CONDITIONS PRECEDENT TO MERGER

     6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

          (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Company Common Stock.

          (b) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental authority or other regulatory body required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have a Material Adverse Effect on Company or a Material Adverse Effect on Parent, shall have been obtained without the imposition of any condition having a Material Adverse Effect on Company or a Material Adverse Effect on Parent.

          (c) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of Company or Parent (or their respective subsidiaries) is a party, or by which either is bound, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a Material Adverse Effect on Company or, individually or in the aggregate, a Material Adverse Effect on Parent, shall have been obtained.

          (d) Early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act.

          (e) No governmental authority or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger or the transactions contemplated by this Agreement.

          (f) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the SEC pursuant to the Exchange Act and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC. At the effective date of the Registration Statement, the Registration Statement shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, and, at the mailing date of the Proxy Statement and the date of the Shareholders' Meeting, the Proxy Statement shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

          (g) Parent and Company each shall have obtained a written opinion of King & Spalding, counsel to Parent, reasonably acceptable to Parent and Company (the "Tax Opinion"), to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that the exchange in the Merger of Parent Common Stock for Company Common Stock will not give rise to gain or loss to the stockholders of Company with respect to such exchange (except to the extent of any cash paid in lieu of fractional shares). The Tax Opinion will be addressed to each of Parent and Company.

          (h) The shares of Parent Common Stock to be issued pursuant to this Agreement and pursuant to the Company Stock Options shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     6.2 Conditions to Obligations of Company. The obligations of Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Company:

          (a) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties (i) speak as of a specified date (which representations and warranties shall be true and correct as of such date) and except to the extent contemplated by this Agreement; or (ii) are already qualified by materiality, in which event such representations and warranties shall be true and correct in all respects.

          (b) Parent and Sub each shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) Parent shall furnish Company with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.2(a) and (b).

          (d) Company shall have received from KPMG Peat Marwick LLP and Arthur Andersen LLP letters dated (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding Parent included in the Registration Statement, in each case in form and substance reasonably satisfactory to Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

          (e) Company shall have received an opinion, dated the Closing Date, of King & Spalding, in form and substance reasonably satisfactory to Company, with respect to the matters set forth in Exhibit 6.2(e).

          (f) No suit, investigation, action or other proceeding shall be overtly threatened or pending against Parent before any court or governmental agency which (i) would result in the restraint or prohibition of Parent, or the obtaining of damages or other relief from Parent, in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby which would in any such case, individually or in the aggregate, have a Material Adverse Effect on Parent or (ii) any orders restricting Parent from conducting its business as now being conducted which, individually or in the aggregate, would have a Material Adverse Effect on Parent.

     6.3 Conditions to Obligations of Parent. The obligations of Parent to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Parent:

          (a) (i) the representations and warranties of Company set forth in Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.23, 3.24, 3.25, 3.26, 3.27, 3.28, 3.29,
     3.30 and 3.31 of this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties speak as of a specified date (which representations and warranties shall be true and correct as of such date); (ii) the representations and warranties of Company set forth in Sections 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.16, 3.17,
     3.18, 3.19, 3.20, 3.21, 3.22 and 3.32 of this Agreement shall be true and correct in all material respects at and as of the date of this Agreement; and (iii) the representation and warranty set forth in Section 3.33 of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date.

          (b) Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Company shall furnish Parent with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.3(a) and (b).

          (d) Parent shall have received from KPMG Peat Marwick LLP letters dated (i) the date of the Proxy Statement and (ii) the Closing Date, with respect to certain financial information regarding Company included in the Proxy Statement, in each case in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement.

          (e) Parent shall have received an Affiliates Letter from each possible "affiliate" described in Section 5.16.

          (f) Parent shall have received an opinion, dated the Closing Date, of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., counsel to Company, in form and substance reasonably satisfactory to Parent, with respect to the matters set forth in Exhibit 6.3(f).

          (g) No suit, investigation, action or other proceeding shall be overtly threatened or pending against Parent, Company or any of the Company Subsidiaries before any court or governmental agency which (i) would result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby which would in any such case, individually or in the aggregate, have a Material Adverse Effect on Parent or a Material Adverse Effect on Company, or (ii) any orders restricting Company or any Company Subsidiary or Parent from conducting its business as now being conducted which, individually or in the aggregate, would have a Material Adverse Effect on Company or a Material Adverse Effect on Parent.

          (h) Each of the directors of Company requested by Parent to do so shall have tendered to Parent resignation letters in form and substance reasonably acceptable to Parent on or prior to the Closing Date, such resignations to be effective at the Effective Time.

          (i) Each of the persons identified in Exhibit 5.17(c) shall have executed and delivered their respective employment agreement in substantially the form of the agreements contained as Exhibits 5.17(d)-1 and 5.17(d)-2 hereto.

                                   ARTICLE 7

                   TERMINATION AND ABANDONMENT OF THE MERGER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by the stockholders of
Company:

          (a) by the mutual written consent of Parent and Company;

          (b) by Company if:

             (i) the Merger is not consummated on or before May 31, 1998, unless the failure of such occurrence shall be due to the failure of Company to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time;

             (ii) events occur which render impossible the satisfaction of one or more of the conditions set forth in Sections 6.1 and 6.2 and such conditions are not waived by Company, unless the failure of such occurrence shall be due to the failure of Company to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time;

             (iii) Company is enjoined or restrained by any governmental authority or other regulatory body (including any court), such injunction or restraining order prevents the performance by Company of its obligations hereunder and such injunction shall not have been withdrawn by the earlier to occur of the date 60 days after the date on which such injunction was first issued or May 31, 1998;

             (iv) the shareholders of Company do not approve this Agreement and the Merger at the Shareholders' Meeting;

             (v) the Board of Directors of Company, subject to and in compliance with Section 5.3, shall have withdrawn or materially modified in a manner adverse to Parent its recommendation of this Agreement and the Merger or the Board of Directors shall have approved or recommended another Acquisition Proposal, provided that prior to and as a condition to such termination Company has paid the Section 5.4 Fee and, if then payable, the Topping Fee to Parent;

          (c) by Parent if:

             (i) the Merger is not consummated on or before May 31, 1998, unless the failure of such occurrence shall be due to the failure of Parent or Sub to perform or observe the covenants, agreements and conditions hereof to be performed or observed by them at or before the Effective Time;

             (ii) events occur which render impossible the satisfaction of one or more of the conditions set forth in Sections 6.1 and 6.3 and such conditions are not waived by Parent, unless the failure of such occurrence shall be due to the failure of Parent or Sub to perform or observe the covenants, agreements and conditions hereof to be performed or observed by them at or before the Effective Time;

             (iii) Parent is enjoined or restrained by any governmental authority or other regulatory body (including any court), such injunction or restraining order prevents the performance by Parent of its obligations hereunder and such injunction shall not have been withdrawn by the earlier to occur of the date 60 days after the date on which such injunction was first issued or May 31, 1998;

             (iv) the shareholders of Company do not approve this Agreement and the Merger at the Shareholders' Meeting;

             (v) the Board of Directors of Company shall have withdrawn or materially modified in a manner adverse to Parent its recommendation of this Agreement and the Merger or the Board of Directors shall have approved or recommended another Acquisition Proposal; or

             (vi) the Anticipated Company Transactional Expenses exceed $1,000,000.

     7.2 Specific Performance and Other Remedies. The parties each acknowledge that the rights of each party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character, and that, if any party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that if either party violates or fails or refuses to perform any covenant or agreement made by such party in this Agreement, the non-breaching party or parties may, subject to the terms of this Agreement seek remedies at law, including an action for damages arising from such violation or failure, and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

     7.3 Effect of Termination and Abandonment. If the termination and abandonment of this Agreement under Section 7.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders except (i) as provided in the second sentence of Section 5.1, and in Sections 5.3, 5.4, 5.11 and 5.12 and (ii) to the extent that such termination results from the breach by any party hereto of any material representation, warranty or covenant hereunder.

                                   ARTICLE 8

                                 MISCELLANEOUS

     8.1 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by action of the respective Boards of Directors (or its authorized representative) of Parent or Company without action of the shareholders, whether before or after the Shareholders' Meeting; provided, however, that after approval of the shareholders of Company no such amendment shall reduce the amount or change the form of the consideration to be delivered to Company's shareholders as contemplated by this Agreement or otherwise materially adversely affect the interests of such shareholders unless such amendment is approved by Company's shareholders. No amendment to this Agreement shall be effective unless it has been executed by Company, Parent and Sub.

     8.2 Non-Survival of Representations, Warranties and Agreements. Except for the agreements contained in Sections 1.2, 1.3, 1.4, 1.5, 1.6, 5.12, 5.13 and
5.15 and Article 8, none of the representations, warranties and agreements of Company, Parent or Sub in this Agreement, or in any instrument or certificate delivered pursuant to this Agreement, shall survive the Merger nor shall their respective stockholders, directors or officers have any liability to the other parties hereto after the Effective Time on account of any breach of warranty or failure or the incorrectness of any of the representations or warranties contained herein or in any certificate or other instrument delivered pursuant to this Agreement. The sole right and remedy arising from a misrepresentation or breach of warranty, from the failure of any of the conditions of the Merger to be met, or from the failure to perform any promise or discharge any obligation in this Agreement shall be termination of this Agreement by the aggrieved party and the remedies provided in Sections 5.4, 7.2 and 7.3.

     8.3 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (if confirmed) or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to Company:

              Cruise America, Inc.
              11 West Hampton Avenue
              Mesa, Arizona 85210-5258
              Attention: Mr. Randall S. Smalley, President
              Telecopy No.: (602) 464-7302

         With a copy to:

              Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. 1221 Brickell Avenue
              Miami, Florida 33131
              Attention: Mr. Kenneth C. Hoffman
              Telecopy No.: (305) 579-0717

         If to Parent or Sub:

              Budget Group, Inc.
              4225 Naperville Road
              Lisle, Illinois 60532
              Attention: Mr. Robert L. Aprati,
              Executive Vice President, General Counsel and Secretary Telecopy No.: (630) 955-7810

         With a copy to:

              King & Spalding
              191 Peachtree Street
              Atlanta, Georgia 30303
              Attention: Mr. C. William Baxley
              Telecopy No.: (404) 572-5100

     8.4 Descriptive Headings; Interpretation. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     8.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

     8.6 Entire Agreement. This Agreement and the Confidentiality Agreements contain the entire agreement between Parent, Sub and Company with respect to the Merger, and supersede all prior arrangements or understandings with respect to the subject matter hereof, including the Letter of Intent dated October 20, 1997. Except as otherwise contemplated in the covenants listed in Sections 5.13,
5.15 and 5.21 (which covenants shall be enforceable by the person or persons affected thereby following the Effective Time), this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida (without regard to any applicable conflicts of Law provisions thereof).

     8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

     8.9 Knowledge. As used in this Agreement, (i) the phrases "to the knowledge of Company," "known to Company" and similar phrases shall mean the knowledge of any of the executive officers of Company, and (ii) the phrases "to the knowledge of Parent," "known to Parent" and similar phrases shall mean the knowledge of any of the executive officers of Parent.

     8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.

                                          BUDGET GROUP, INC.

                                          By:      /s/ SCOTT R. WHITE
                                            ------------------------------------
                                            Name: Scott R. White
                                            Title: Executive Vice President

                                          CA ACQUISITION CORPORATION

                                          By:      /s/ SCOTT R. WHITE
                                            ------------------------------------
                                            Name: Scott R. White
                                            Title: President

                                          CRUISE AMERICA, INC.

                                          By:      /s/ RANDALL SMALLEY
                                            ------------------------------------
                                            Name: Randall Smalley
                                            Title: President

                                                                         ANNEX B

                               [PHS&G LETTERHEAD]

November 25, 1997

The Board of Directors
CRUISE AMERICA, INC.
11 W. Hampton Avenue
Mesa, AZ 85210-5258

Gentlemen:

     Cruise America, Inc. ("Cruise America" or the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with Budget Group, Inc. ("Budget") and CA Acquisition Corporation ("Sub"). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), Sub will be merged with and into the Company (the "Merger") and each outstanding share of Cruise America Common Stock, par value $0.01 per share ("Cruise America Common Stock"), of the Company will be converted solely into the right to receive 0.28073 shares (the "Exchange Ratio") of Budget Class A Common Stock $0.01 par value per share ("Budget Common Stock") and cash in lieu of fractional shares, as determined in accordance with the terms of the Agreement (the "Merger Consideration"). The Exchange Ratio was based on Budget average Common Stock per share of $33.84 based on the 30 days prior to the Merger announcement on October 20, 1997 and implies a value for the Cruise America Common Stock as of that date of $9.50 per share. To the extent Budget Common Stock is higher or lower than $33.84 a share when the Merger becomes effective, every $1 increase or decrease in Budget Common Stock will translate into a $0.28073 increase or decrease in the value of the Merger consideration. The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended, and to be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board. The terms and conditions of the Merger are more fully set forth in the Agreement. We note that the Merger has not yet been consummated and that our opinion is as of the date hereof.

     You have requested our opinion as to the fairness of the Merger Consideration, from a financial point of view, to the shareholders of Cruise America.

     Peacock, Hislop, Staley & Given, Inc. ("PHS&G"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distribution of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have among other things: (i) reviewed certain internal information, primarily financial in nature, including projections concerning the business of operations of the Company and Budget furnished to us for purposes of our analysis, as well as publicly available information, including, but not

The Board of Directors
CRUISE AMERICA, INC.
11 W. Hampton Avenue
Mesa, AZ 85210-5258
Page 2

limited to, the Company's and Budget's recent filings with the Securities and Exchange Commission and equity analysis research reports prepared by various investment banking firms; (ii) reviewed the draft Agreement in the form presented to the Company's Board of Directors; (iii) compared the historical market prices and trading activity of Cruise America Common Stock and the Budget Common Stock with those of certain other publicly traded companies we deemed relevant; (iv) compared the financial position and operating results of the Company and Budget with those of other publicly traded companies we deemed relevant; (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combination transactions that we deemed relevant; and (vi) reviewed the potential pro forma effects of the Merger on Budget. We have held discussions with members of the Company's and Budget's respective senior management concerning the Company's and Budget's historical and current financial condition and operating results, as well as the future prospects of the Company and Budget, respectively. We have also considered other information such as financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Company and Budget, and have not been engaged to independently verify any such information. We have assumed, with your consent, (i) that all material assets and liabilities (contingent or otherwise, known or unknown) of the company and Budget are as set forth in the Company's and Budget's respective financial statements, (ii) the Merger will be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board and (iii) the Merger will be consummated in accordance with the terms of the Agreement without any amendment thereto or waiver by the Company or Budget of any condition to their respective obligations. We have also assumed that the financial forecasts examined by us were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company's and Budget's respective senior management as to the future performance of the Company and Budget, respectively.

     In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of the Company or Budget, nor have we made a physical inspection of the properties or facilities of the Company or Budget. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information, which may become available, after the date hereof. Furthermore, we express no opinion as to the price or trading range at which the Company's or Budget's securities will trade following the date hereof.

     Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of PHS&G; provided, however, that this letter may be reproduced in full in the Proxy Statement-Prospectus to be provided to the shareholders of Cruise America Common Stock in connection with the Merger.

     This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by the Company's Board of Directors, and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote with respect to the Merger. We have not been requested to, and did not: (i) participate in the structuring or negotiating of the Merger and the Merger Agreement; or (ii) solicit third party indications of interest in acquiring all or any part of Cruise America. PHS&G will receive a fee for rendering this opinion. In the past, we never provided investment banking services to the Company nor Budget, and will earn no other fees, contingent or otherwise, in connection with this Merger.

The Board of Directors
CRUISE AMERICA, INC.
11 W. Hampton Avenue
Mesa, AZ 85210-5258
Page 3

     In the ordinary course of our business we may, from time to time, trade the securities of the Company or Budget for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of Cruise America.

                                      Very truly yours,
                                      /S/ PEACOCK, HISLOP, STALEY & GIVEN, INC.
                                      PEACOCK, HISLOP, STALEY & GIVEN, INC.

                                                                        APPENDIX

                              CRUISE AMERICA, INC.
                                     PROXY
               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
              SPECIAL MEETING OF SHAREHOLDERS ON JANUARY 28, 1998

     The undersigned hereby appoints Randall S. Smalley and Eric R. Bensen, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Cruise America, Inc. ("Cruise America"), which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held on Wednesday, January 28, 1998, at 9:00 a.m., local time, at Cruise America's corporate headquarters located at 11 West Hampton Avenue, Mesa, Arizona, and at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Special Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said proxies are directed to vote on the matters described in the Notice of Special Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

    1. To approve the Plan and Agreement of Merger, dated as of November 25, 1997, among Cruise America, Budget Group, Inc. and CA Acquisition Corporation.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

    2. In the discretion of the proxies, on any other matter that may properly come before the meeting or any adjournment thereof.

    THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE PROPOSAL SET FORTH ABOVE.

                                                Date:                     , 1998
                                                      --------------------

                                                --------------------------------

                                                --------------------------------

                                                    Please sign exactly as your
                                                name or names appear hereon.
                                                Where more than one owner is
                                                shown above, each should sign.
                                                When signing in a fiduciary or
                                                representative capacity, please
                                                give full title. If this proxy
                                                is submitted by a corporation,
                                                it should be executed in the
                                                full corporate name by a duly
                                                authorized officer. If a
                                                partnership, please sign in
                                                partnership name by authorized
                                                person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.